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Exhibit 99.1

****FORM OF PROPOSED AMENDED AND RESTATED AGREEMENT****

         AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INOVIO BIOMEDICAL CORPORATION,

INOVIO ACQUISITION, LLC

AND

VGX PHARMACEUTICALS, INC.

Dated as of                              , 2008

i

INDEX OF EXHIBITS

Exhibit A	VGX Support Stockholders
Exhibit B	Form of Support Stockholder Voting Agreement
Exhibit C	Form of Voting Trust Agreement
Exhibit D	Form of Affiliates Letter
Exhibit E	Form of Inovio Vice President Employment Agreement
Exhibit F	Form of Inovio Executive Director Employment Agreement
Exhibit G	Form of Inovio Key Employee Employment Agreement
Exhibit H	Form of Employment Agreement for Peter Kies
Exhibit I	Form of Consulting Agreement for Dr. Avtar Dhillon
Exhibit J	Form of Legal Opinion of K&L Gates LLP
Exhibit K	Form of Legal Opinion of Duane Morris LLP

SCHEDULES

VGX Disclosure Letter
Inovio Disclosure Letter
Schedule 1.6(d)	Officers of Inovio Post-Closing
Schedule 1.7(d)	Certain VGX Convertible Debt Convertible at Execution Inovio Share Value
Schedule 1.7(h)	Certain Restricted Parties for Lock-Up Arrangement
Schedule 4.3	Asset Purchase Agreement Between VGXI, Inc. and VGX Pharmaceuticals, Inc. dated June 10, 2008
Schedule 5.9(d)	Necessary Consents
Schedule 5.22	Closing Employment Agreements

v

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of November     , 2008, by and among Inovio Biomedical Corporation, a Delaware corporation ("Inovio"), Inovio Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Inovio ("Submerger"), and VGX Pharmaceuticals, Inc. ("VGX"). Certain capitalized terms that are used herein shall have the respective meanings ascribed thereto in Article IX hereof.

RECITALS

        A.    Inovio, VGX and Submerger's predecessor, Inovio Acquisition Corporation, previously entered into a certain Agreement and Plan of Merger dated as of July 7, 2008 (the "Prior Agreement"). The parties hereto wish by this Agreement to amend and restate the Prior Agreement.

        B.    Inovio Acquisition Corporation, a Delaware corporation, converted into Submerger on November     , 2008, and Submerger is a successor to Inovio Acquisition Corporation.

        C.    Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Inovio, Submerger and VGX will enter into a business combination pursuant to which VGX will be merged with and into Submerger (the "Merger") and upon consummation of the Merger, VGX will cease to exist and Submerger will continue as the surviving entity and as a wholly owned subsidiary of Inovio and change its name to VGX Therapeutics, LLC. Concurrently, Inovio shall further amend its Certificate of Incorporation to change its name to "VGX Pharmaceuticals, Inc."

        D.    The VGX Board (i) has determined that the Merger and the transactions contemplated hereby are fair to, advisable and in the best interests of, VGX and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined, subject to the terms of this Agreement, to recommend the approval of this Agreement and the Merger by the VGX Stockholders.

        E.    The Inovio Board (i) has determined that the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of, Inovio and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined, subject to the terms of this Agreement, to recommend the approval of this Agreement and the Merger by the Inovio Stockholders.

        F.     As a result of the Merger, among other things, (i) all of the issued and outstanding VGX Common Stock as of the Effective Time shall be canceled and converted into the right to receive the consideration as set forth herein, (ii) all outstanding VGX Options as of the Effective Time shall be assumed by Inovio and converted into options to purchase Inovio Common Stock on the terms set forth herein, (iii) all outstanding VGX Warrants as of the Effective Time shall be assumed by Inovio and converted into warrants to purchase Inovio Common Stock on the terms set forth herein and (iv) all outstanding VGX Convertible Debt as of the Effective Time shall be assumed and converted into debt convertible into Inovio Common Stock on the terms set forth herein.

        G.    Promptly after the execution and delivery of this Agreement, each of the persons and entities identified in Exhibit A (the "VGX Support Stockholders") shall enter into a voting agreement substantially in the form attached hereto as Exhibit B (the "Support Stockholder Voting Agreement"), which Support Stockholder Voting Agreement shall when executed (i) become effective without any action on the part of Inovio, Submerger, VGX or the VGX Support Stockholders immediately upon the VGX Solicitation Date and (ii) bind the VGX Support Stockholders to vote their shares of VGX Common Stock for approval of the VGX Voting Proposal.

        H.    The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE PLAN OF MERGER

        1.1    The Merger and Certificate Amendments.

          (a)    The Merger.    At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, VGX shall be merged with and into Submerger, the separate existence of VGX shall thereupon cease and Submerger shall continue as the surviving entity and as a wholly owned subsidiary of Inovio and shall change its name to VGX Therapeutics, LLC. VGX Therapeutics, LLC, as the surviving entity after the Merger is sometimes referred to herein as the "Surviving Entity".

          (b)    The Name Change.    Immediately subsequent to the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Inovio shall further amend its Certificate of Incorporation to change its name to "VGX Pharmaceuticals, Inc." (the "Name Change").

        1.2    The Closing.    Upon the terms and subject to the conditions set forth in Article VI of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place as promptly as practicable (but in no event later than the second business day) after the satisfaction or waiver of the conditions set forth in Article VI of this Agreement (other than those that by their terms are to be satisfied or waived at the Closing, which shall be satisfied or waived at the Closing), or such other date upon which the parties hereto shall mutually agree (the "Closing Date"), at the offices of K&L Gates LLP at 10100 Santa Monica Boulevard, 7th Floor, Los Angeles, California 90067, or such other date, time and/or location upon which the parties hereto shall mutually agree. The Closing may occur by the exchange of documents by facsimile or other electronic means.

        1.3    Effective Time.

          (a)    Merger.    Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and making all other filings or recordings required under the DGCL to effect the Merger. The Certificate of Merger, when duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, shall state an effective date for the Merger of the same date as the Closing Date and the effective time of the Merger shall be the same time as the time when the Closing is completed, unless the parties hereto shall mutually agree to a different date and time for filing and effectiveness. The effective time of the Merger is sometimes referred to herein as the "Effective Time."

          (b)    Name Change.    Subject to the provisions of this Agreement, immediately subsequent to the Effective Time, the parties hereto shall cause the Name Change to be consummated by filing a certificate of amendment (the "Certificate of Amendment") with the Secretary of State of the State of Delaware in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and making all other filings or recordings required under the DGCL to effect the Name Change. The Certificate of Amendment when duly filed with the

  Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL shall solely change the name of Inovio Biomedical Corporation to VGX Pharmaceuticals, Inc. All references to Inovio throughout this Agreement shall be read to indicate the rights and obligations of Inovio Biomedical Corporation prior to the Name Change and of the continuing entity to be known as VGX Pharmaceuticals, Inc. subsequent to the filing and acceptance of the Name Change.

        1.4    General Effects of the Merger.    From and after the Effective Time, the Merger shall have all of the effects provided in this Agreement, the Certificate of Merger and applicable law, including the provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Submerger and VGX, respectively, shall vest in the Surviving Entity, and all debts, liabilities and duties of Submerger and VGX, respectively, shall become the debts, liabilities and duties of the Surviving Entity, with the VGX Options, VGX Warrants and VGX Convertible Debt treated in accordance with Section 1.7 hereof.

        1.5    Surviving Entity Certificate of Formation and Operating Agreement.

          (a)    Certificate of Formation of Surviving Entity.    Subject to the obligations of Section 5.14, as of the Effective Time, by virtue of the Merger and without any action on the part of VGX or Submerger, the Certificate of Formation of Submerger, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Entity, but shall be amended to provide that the name of the Surviving Entity is "VGX Therapeutics, LLC".

          (b)    Operating Agreement of Surviving Entity.    Subject to the obligations of Section 5.14, as of the Effective Time, by virtue of the Merger and without any action on the part of VGX or Submerger, the Operating Agreement of Submerger, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Entity, until thereafter amended in accordance with the DGCL and as provided in such By-Laws.

        1.6    Manager, Directors and Officers.

          (a)    Manager of Surviving Entity.    As of the Effective Time, by virtue of the Merger and without any action on the part of VGX or Submerger, Inovio shall continue as the Manager of the Surviving Entity.

          (b)    Officers of Surviving Entity.    As of the Effective Time, by virtue of the Merger and without any action on the part of VGX or Submerger, the officers of the Surviving Entity shall be the same as the individuals designated as officers of Inovio pursuant to Section 1.6(d) hereof.

          (c)    Directors of Inovio.    As of the Effective Time, by virtue of the Merger and without any further action on the part of Inovio, the Inovio Stockholders, VGX or the VGX Stockholders, the directors of Inovio shall be the individuals designated by Inovio and VGX pursuant to Section 5.21 hereof, until their respective successors are duly elected or appointed and qualified or such individuals earlier resign or are removed.

          (d)    Officers of Inovio.    As of the Effective Time, by virtue of the Merger and without any further action on the part of Inovio, the Inovio Stockholders, VGX or the VGX Stockholders, the officers of Inovio shall be the individuals designated by Inovio and VGX on Schedule 1.6(d) hereto, provided, however, that if a designated individual on such Schedule is no longer an employee of either Inovio or VGX immediately prior to the Effective Time, the designated position shall remain vacant until filled by action of the Inovio Board subsequent to the Closing.

        1.7    Effect of Merger on VGX Securities.    Subject to the terms and conditions of this Agreement, as a result of the Merger, and without any action on the part of Inovio, Submerger, VGX or the holder of any shares of VGX Common Stock, VGX Options, VGX Warrants or VGX Convertible Debt, the following shall occur:

          (a)    VGX Common Stock.    Each share of VGX Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7(e) and any Dissenting Shares) will be canceled and extinguished and automatically converted into the right to receive the Common Per Share Stock Consideration. Any fraction of a share of Inovio Common Stock that would otherwise be received by a holder of VGX Common Stock as Common Per Share Stock Consideration shall be aggregated and shall be rounded up to the nearest whole share.

          (b)    VGX Options.    All VGX Options outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall be assumed by Inovio. As of the Effective Time, each such VGX Option shall cease to represent an option to acquire shares of VGX Common Stock and shall be converted automatically into an option to purchase shares of Inovio Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Each such VGX Option so assumed by Inovio shall be subject to, and shall become exercisable and vested upon, the same terms and conditions as are currently applicable to such VGX Option, except that (i) each assumed VGX Option shall be exercisable for, and represent the right to acquire, that number of shares of Inovio Common Stock (rounded up to the nearest whole share) equal to: (A) the number of shares of VGX Common Stock subject to such VGX Option immediately prior to the Effective Time multiplied by (B) the Merger Exchange Ratio and (ii) the exercise price per share of Inovio Common Stock subject to each assumed VGX Option shall be an amount equal to: (A) the exercise price per share of VGX Common Stock subject to such VGX Option in effect immediately prior to the Effective Time, divided by (B) the Merger Exchange Ratio (rounded up to the nearest whole cent). The conversion of VGX Options provided for in this Section 1.7(b) (whether or not intended to be "incentive stock options" as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

          (c)    VGX Warrants.    All VGX Warrants outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be assumed by Inovio. As of the Effective Time, each such VGX Warrant shall cease to represent a warrant to acquire shares of VGX Common Stock and shall be converted automatically into a warrant to purchase shares of Inovio Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Each such VGX Warrant so assumed by Inovio shall be subject to, and shall become exercisable upon, the same terms and conditions as are currently applicable to such VGX Warrant, except that (i) each assumed VGX Warrant shall be exercisable for, and represent the right to acquire, that number of shares of Inovio Common Stock (rounded up to the nearest whole share) equal to: (A) the number of shares of VGX Common Stock subject to such VGX Warrant immediately prior to the Effective Time multiplied by (B) the Merger Exchange Ratio and (ii) the exercise price per share of Inovio Common Stock subject to each assumed VGX Warrant shall be an amount equal to: (A) the exercise price per share of VGX Common Stock subject to such VGX Warrant in effect immediately prior to the Effective Time divided by (B) the Merger Exchange Ratio (rounded up to the nearest whole cent).

          (d)    VGX Convertible Debt.    All VGX Convertible Debt outstanding immediately prior to the Effective Time shall be treated as follows.

              (i)  As of the Effective Time, each note evidencing VGX Convertible Debt listed on Schedule 1.7(d) shall continue to represent a right to receive repayment of principal and interest thereon, however shall cease to represent a right to acquire shares of VGX Common Stock in satisfaction thereof and shall be converted automatically, in accordance with its existing terms and conditions, into a right to acquire that number of shares of Inovio Common Stock (rounded up to the nearest whole share) equal to (i) the principal amount of the assumed note, plus the accrued and unpaid interest thereon if provided for by the terms of such note, as of the Effective Time divided by (ii) the Execution Inovio Share Value (rounded up to the nearest whole cent).

             (ii)  As of the Effective Time, each note evidencing VGX Convertible Debt not listed on Schedule 1.7(d) shall continue to represent a right to receive repayment of principal and interest thereon, however shall cease to represent a right to acquire shares of VGX Common Stock in satisfaction thereof and shall be converted automatically into a right to acquire shares of Inovio Common Stock in satisfaction thereof in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Each note evidencing VGX Convertible Debt not listed on Schedule 1.7(d) so assumed shall be convertible into that number of shares of Inovio Common Stock (rounded up to the nearest whole share) equal to (i) the aggregate of the principal amount of the assumed note and accrued and unpaid interest thereon as of the Effective Time divided by (ii) a conversion price equal to (i) the conversion price set forth in such note evidencing the relevant VGX Convertible Debt as in effect immediately prior to the Effective Time divided by (B) the Merger Exchange Ratio (rounded up to the nearest whole cent).

          (e)    Cancellation of Inovio and VGX-Owned VGX Securities.    Each share of VGX Common Stock, or any VGX Option, VGX Warrant or VGX Convertible Debt, held by VGX or owned by Inovio or Submerger or any direct or indirect wholly owned or majority owned Subsidiary of VGX or of Inovio immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (f)    Membership Interests of Submerger.    The issued and outstanding membership interest held by Inovio in Submerger immediately prior to the Effective Time shall be remain issued and outstanding, unaltered, as membership interest in the Surviving Entity.

          (g)    Fractional Shares.    No fraction of a share of Inovio Common Stock will be issued or paid by virtue of the Merger. Adjustments for fractional shares issuable upon exchange of Inovio Common Stock for VGX Common Stock or issuable pursuant to assumed and converted VGX Options, VGX Warrants and VGX Convertible Debt will be made pursuant to the terms and conditions for such assumption and conversion set forth in Section 1.7 hereof.

          (h)    Lock Up Arrangement; Legend and Stop Order.

              (i)  Shares of Inovio Common Stock held at the Effective Time, received pursuant to the Merger, or received upon exercise of VGX Options or VGX Warrants or conversion of VGX Convertible Debt assumed in the Merger (the "Restricted Securities") held by any of the following Persons shall be subject to the Lock-Up Restrictions set forth in Section 1.7(h)(ii): (a) those holders of Restricted Securities listed on Schedule 1.7(h) hereto, (b)  directors, executive officers and employees of VGX immediately prior to the Effective Time, (c) holders of VGX Convertible Debt immediately prior to the Effective Time, and (d) directors, executive officers, and employees of Inovio at the Effective Time (each a "Restricted Party" and together, the "Restricted Parties").

             (ii)  Except transfer to the Voting Trust pursuant to Section 1.7(i), if applicable, for the duration of the applicable Lock-Up Period(s) as set forth in this Section 1.7(h), each Restricted Party shall not (a) sell, assign, exchange, transfer, pledge, hypothecate, distribute or otherwise dispose of (other than by operation of law where the transferee remains subject to and bound by the provisions of this Agreement applicable during the Lock-Up Period) (i) any Restricted Securities, or (ii) any interest (including, without limitation, an option to buy or sell) in any Restricted Securities, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose, or (b) engage in any transaction in respect to Restricted Securities or any interest therein, the intent or effect of which is the effective economic disposition of such shares (including, but not limited to, engaging in put, call, short-sale, straddle or similar market transactions) (the foregoing restrictions are referred to herein as the "Lock-Up Restrictions").

            (iii)  The Lock-Up Restrictions shall apply to Restricted Securities held by the Restricted Parties, except with respect to shares of Inovio Common Stock issued upon assumption and conversion of the VGX Convertible Debt, from the Closing Date until the date that is twenty-four (24) months after the Closing Date, provided, however, that the Lock-Up Restrictions shall lapse as to twenty-five percent (25%) of the shares of Inovio Common Stock (held directly or underlying other Restricted Securities) initially subject to such Lock-Up Restrictions (as of the Closing Date) upon each six-month anniversary of the Closing Date, and further provided, that, if the Restricted Party is an employee and/or director of Inovio, VGX or any of their subsidiaries at the Effective Time, the Lock-Up Restrictions shall no longer apply upon the termination of the Restricted Party's employment or directorship with the Surviving Entity or Inovio or any of their subsidiaries (the "Primary Lock-up Period").

            (iv)  The Lock-Up Restrictions shall apply to the shares of Inovio Common Stock issued upon assumption and conversion of the VGX Convertible Debt from the Closing Date until the date that is six (6) months after the Closing Date, provided, however, that the Lock-Up Restrictions shall lapse as to fifty percent (50%) of the shares of Inovio Common Stock issued upon assumption and conversion of the VGX Convertible Debt upon the three-month anniversary of the Closing Date (the "Debt Lock-up Period, and with the Primary Lock-Up Period, as applicable when referenced, the "Lock-Up Period(s)").

             (v)  To effect the Lock-up Restrictions as set forth in this Section 1.7(h), upon Closing, Inovio will issue a stop order to its transfer agent with respect to the shares of Inovio Common Stock held by or issuable to the Restricted Parties, and the shares of Inovio Common Stock issued to the Restricted Parties in the Merger and thereafter during the Lock-Up Period shall bear the legend set forth below:

              PURSUANT TO SECTION 1.7(h) OF THAT CERTAIN AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER BY AND AMONG INOVIO BIOMEDICAL CORPORATION, INOVIO ACQUISITION, LLC, AND VGX PHARMACEUTICALS, INC. DATED AS OF NOVEMBER    , 2008 (THE "MERGER AGREEMENT"), THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED OR OTHERWISE DISPOSED OF (OTHER THAN BY OPERATION OF LAW WHERE THE TRANSFEREE REMAINS SUBJECT TO AND BOUND BY THE PROVISIONS OF THE MERGER AGREEMENT APPLICABLE DURING THE LOCK-UP PERIOD) (THE "LOCK-UP RESTRICTIONS") PRIOR TO THE EXPIRATION OF THE APPLICABLE LOCK-UP PERIOD AS DEFINED IN THE MERGER AGREEMENT. UPON THE EXPIRATION OF THE LOCK-UP PERIOD THIS LEGEND SHALL BE VOID AND OF NO FURTHER EFFECT. THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH ITS TRANSFER AGENT) UPON THE EXPIRATION OF THE LOCK-UP PERIOD. A COPY OF THE MERGER AGREEMENT IS AVAILABLE FOR REVIEW AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER.

            Prior to the Closing Date, Inovio shall also obtain from the Chief Executive Officer of Inovio and shall, unless otherwise consented to by VGX, which consent shall not be unreasonably withheld, use its best efforts to obtain from all other Restricted Parties designated in Section 1.7(h)(i)(d) lock-up agreements in customary form detailing the Lock-Up Restrictions consistent with this Section 1.7(h). Prior to the Closing Date, VGX shall also obtain from the Chief Executive Officer of VGX and shall, unless otherwise consented to by Inovio, which consent shall not be unreasonably withheld, use its best efforts to obtain from all other Restricted Parties designated in Section 1.7(h)(i)(a)-(c), except those who will hold Restricted Securities consisting of solely of shares of Inovio Common Stock issued at the Effective Time pursuant to the Merger, lock-up agreements in customary form detailing the Lock-Up Restrictions consistent with this Section 1.7(h).

            (vi)  Inovio shall instruct its transfer agent to remove the stop order with respect to the shares of Inovio Common Stock issued upon assumption and conversion of the VGX Convertible Debt upon the expiration of the Debt Lock-Up Period, and shall instruct its transfer agent to remove the stop order with respect to all Restricted Securities held by the Restricted Parties upon the expiration of the Primary Lock-Up Period. Inovio shall also notify its transfer agent regarding the lapsed Lock-Up Restrictions as to Restricted Securities held by the Restricted Parties within five (5) business days of each of the anniversaries of the Closing Date referenced in Sections 1.7(h)(iii) and (iv).

           (vii)  In no event shall any of the lock-up restrictions contained in this Section 1.7(h) restrict the transfer of the Restricted Securities pursuant to a tender offer, exchange offer or merger transaction relating to any shares of Inovio Common Stock subsequent to the Merger.

          (i)    Voting Trust Agreement.    At the Effective Time, a total of 12,500,000 shares of Inovio Common Stock issued pursuant to Sections 1.7(a) shall be deposited into a voting trust to be established concurrent with the Effective Time and maintained for a period of ten (10) years pursuant to a voting trust agreement in the form provided as Exhibit C hereto.

        1.8    Dissenting Shares.

          (a)   If any VGX Stockholder entitled to appraisal rights under DGCL with respect to the Merger has properly exercised and perfected such appraisal rights pursuant to and in accordance with Section 262 of the DGCL, such holder shall, to the extent allowed under applicable Legal Requirements, be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such VGX Stockholder's VGX Common Stock as provided in Section 262 of the DGCL, provided that such VGX Stockholder acts in accordance with and meets all the requirements of Section 262 of the DGCL. Prior to the Closing, Inovio, Submerger and VGX shall comply, and after the Closing, Inovio and the Surviving Entity shall comply, with the information delivery and other requirements pursuant to Section 262 of the DGCL and applicable Delaware law.

          (b)   Notwithstanding any other provision of this Agreement to the contrary, shares of VGX Common Stock that have not consented to or been voted for approval of, as applicable, the Merger and with respect to which such stockholders become entitled to, and do properly exercise dissenters' rights in accordance with Section 262 of DGCL ("Dissenting Shares"), will not be converted into or represent a right to receive consideration in connection with the Merger pursuant to Section 1.7, but will instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL.

          (c)   If a holder of Dissenting Shares (a "Dissenting Stockholder") withdraws such holder's demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, that portion of the Merger Consideration, without interest thereon, into which such Dissenting Shares would have been converted pursuant to Section 1.7.

          (d)   VGX will give Inovio and Submerger prompt notice of any written demands or withdrawals of dissenters' rights with regard to VGX Common Stock received prior to the Effective Time, and shall keep Inovio and Submerger reasonably apprised of the status of all negotiations and proceedings with respect to any such demands. VGX agrees that, except with the prior written consent of Inovio and Submerger (which consent shall not be unreasonably withheld or delayed), or as required under the DGCL, it will not make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to Section 262 of the DGCL, becomes entitled to payment of the fair value of the Dissenting Shares, will receive payment therefor from the Surviving Entity (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions).

        1.9    Exchange Procedures; Surrender of Certificates.

          (a)    Exchange Agent.    Inovio's transfer agent, Computershare Trust Company, shall act as the exchange agent for the Merger (the "Exchange Agent").

          (b)    Inovio to Provide Merger Consideration.

              (i)  On or prior to the Effective Time, Inovio shall authorize the Exchange Agent to issue the Merger Shares in exchange for the outstanding shares of VGX Common Stock in accordance with this Article I upon the Effective Time, such shares to be held by the Exchange Agent in a fund (the "Exchange Fund") to be distributed in accordance with this Section 1.9.

          (c)    Exchange Procedures.    Within three (3) business days following the Effective Time, Inovio shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of VGX Common Stock and which shares were converted into the right to receive the per share applicable consideration, pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent, VGX and Inovio may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates (including a means of hand-delivery) in exchange for the applicable consideration as set forth in Section 1.7. In addition, at the Closing, Inovio shall make available to VGX Stockholders the documents set forth in clauses (i) and (ii) of the preceding sentence. Promptly after surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be reasonably specified in the letter of transmittal, the holder of record of such Certificates shall receive in exchange therefor the applicable consideration as set forth in Section 1.7 in respect of each share of VGX Common Stock represented thereby, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the applicable consideration as set forth in Section 1.7, into which such shares of VGX Common Stock shall have been so converted.

          (d)    Required Withholding.    Each of the Exchange Agent and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of VGX Common Stock such amounts as may be required to be deducted or withheld there from under the Code or under any provision of state, local or foreign Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

          (e)    No Liability.    Notwithstanding anything to the contrary in this Section 1.9, neither the Exchange Agent, the Surviving Entity nor any party hereto shall be liable to a holder of shares of VGX Common Stock for any shares properly distributed to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f)    Distributions With Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the date of this Agreement with respect to Inovio Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Inovio Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable Legal Requirements, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, in exchange therefor, without interest, certificates representing whole shares of Inovio Common Stock issued, and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Inovio Common Stock.

          (g)    Transfers of Ownership.    If certificates representing Merger Shares are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance and payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Inovio or any agent designated by it any transfer or other Taxes required by reason of the issuance of certificates representing Merger Shares in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Inovio or any agent designated by it that such Tax has been paid or is not payable.

          (h)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Certificates eighteen (18) months after the Closing, at the request of Inovio, shall be delivered to Inovio, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.9 shall after such delivery to Inovio look only to Inovio for the shares of Inovio Common Stock issuable pursuant to Section 1.7 hereof, cash in lieu of any fractional shares and any dividends or other distributions pursuant to Section 1.9(f) with respect to the shares of VGX Common Stock formerly represented thereby, and Inovio shall be responsible for such payment. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of VGX Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent required by applicable Legal Requirements, so escheat to or become property of such Governmental Entity.

        1.10    No Further Ownership Rights in VGX Common Stock or Interest in Surviving Entity.    The Merger Consideration paid pursuant to the Merger upon the surrender for exchange of shares of VGX Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of VGX Common Stock, and there shall be no further registration of transfers on the records of the Surviving Entity of shares of VGX Common Stock that were outstanding immediately prior to the Effective Time nor any allocation of membership interests in the Surviving Entity with respect to such shares of VGX Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.11    Lost, Stolen or Destroyed Certificates.    In the event any Certificates evidencing shares of VGX Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon receiving notice from the holder thereof and upon the making of an affidavit of that fact by such holder, such amount as may be required pursuant to Section 1.7 hereof; provided, however, that Inovio may, in its discretion and, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnity against any claim that may be made against Inovio, the Exchange Agent or the Surviving Entity with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.12    Further Action.    At and after the Effective Time, the officers and directors of Inovio and the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of VGX and the Submerger, as the case may be, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of VGX and the Submerger, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

        1.13    Effect of Merger on Inovio Securities.    The Closing shall not have any effect on the Inovio Securities outstanding prior to the Effective Time, except that the Closing shall constitute a "Change of Control" or "Change in Control" as such terms are used in the Inovio Incentive Plans and related agreement, in the Inovio Charter Documents and in the Inovio Warrants, resulting in:

          (a)   Subsequent to the 2000 Plan Amendment as contemplated by Section 5.2(a)(i) hereof, the acceleration of vesting for the Inovio Options;

          (b)   As disclosed in Section 3.2(a) of the Inovio Disclosure Letter, the potential conversion of some or all of the shares of outstanding Inovio Series C Cumulative Convertible Preferred Stock pursuant to the terms and conditions set forth in the Certificate of Designations, Rights and Preferences of the Inovio Series C Cumulative Convertible Preferred Stock, at the discretion of each holder of shares of the Inovio Series C Cumulative Convertible Preferred Stock; and

          (c)   As disclosed in Section 3.2(c) of the Inovio Disclosure Letter, the potential redemption of certain of the Inovio Warrants.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF VGX

        VGX represents and warrants to Inovio and Submerger, subject to such exceptions and disclosures as set forth in the disclosure letter supplied by VGX to Inovio and Submerger dated as of the date of the Prior Agreement and an updated disclosure letter as of the date hereof (together, the "VGX Disclosure Letter"), as follows:

        2.1    Organization; Standing and Power; Charter Documents; Subsidiaries.

          (a)    Organization; Standing and Power.    VGX and each of its Subsidiaries (as defined below) (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business and is in good standing (where applicable) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect on VGX. For purposes of this Agreement, "Subsidiary," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated or domestic or foreign to the United States, of which either (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or (ii) would qualify as a "significant subsidiary" pursuant to Rule 405 promulgated under the Securities Act.

          (b)    Charter Documents.    VGX has delivered or made available to Inovio: (i) a true and correct copy of the Certificate of Incorporation and By-Laws of VGX, each as amended to date (collectively, the "VGX Charter Documents") and (ii) true and correct copies of the Certificate of Incorporation and By-Laws, or like organizational documents (collectively, "VGX Subsidiary Charter Documents"), of each of its Subsidiaries each as amended to date, and each such instrument is in full force and effect. VGX is not in violation of any of the provisions of the VGX Charter Documents and each Subsidiary is not in violation of its respective VGX Subsidiary Charter Documents.

          (c)    Subsidiaries.    Section 2.1(c) of the VGX Disclosure Letter sets forth each Subsidiary of VGX as of the date hereof, and lists the directors and officers of each such Subsidiary as of the date hereof. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable, and are owned by VGX, a wholly-owned Subsidiary of VGX, or VGX and another wholly-owned Subsidiary of VGX, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), other than liens for taxes not yet due and payable, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of VGX, neither VGX nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

        2.2    Capital Structure.

          (a)    Capital Stock.    The authorized capital stock of VGX consists of: (i) 100,000,000 shares of VGX Common Stock, par value $0.0001 per share and (ii) 1,000,000 shares of VGX Preferred Stock, par value $0.0001 per share. At the close of business on the date hereof: (i)                    shares of VGX Common Stock were issued and outstanding; (ii)                   shares of VGX Preferred Stock were issued and outstanding; (iii)                    shares of VGX Common Stock were reserved for issuance upon exercise of outstanding options granted pursuant to the VGX Option Plan; (iv)                   shares of VGX Common Stock were reserved for issuance upon exercise of outstanding VGX Warrants, and (v)                   shares of VGX Common Stock were reserved for issuance upon conversion of outstanding notes evidencing the VGX Convertible Debt. No shares of VGX Common Stock are owned or held by any Subsidiary of VGX. All of the outstanding shares of capital stock of VGX are, and all shares of capital stock of VGX which may be issued pursuant to the VGX Options, the VGX Warrants or the VGX Convertible Debt will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. No outstanding shares of VGX Common Stock are subject to a repurchase option or risk of forfeiture in favor of VGX. VGX has no obligation to issue any shares of the VGX Preferred Stock and the VGX Preferred Stock is not subject to any demand rights.

          (b)    Stock Options.    Except for the VGX Option Plan, VGX does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. VGX has a current reserve of                  shares of VGX Common Stock available for issuance under the VGX Option Plan,                  shares are subject

  to outstanding VGX Options, and VGX has made available to Inovio accurate and complete copies of the VGX Option Plan and all amendments thereto, and the forms of all notices and agreements related thereto. Section 2.2(b) of the VGX Disclosure Letter sets forth a true, complete and correct list of all persons who, at the close of business on the date hereof, hold outstanding VGX Options under the VGX Option Plan indicating, with respect to each VGX Option then outstanding number of shares of VGX Common Stock subject to such VGX Option, and the exercise price, date of grant and vesting schedule thereof. The vesting of the VGX Options will not be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger.

          (c)    Warrants.                      shares are reserved for issuance upon exercise of the VGX Warrants outstanding as of the date of this Agreement and VGX has made available to Inovio accurate and complete copies of all of the VGX Warrants outstanding as of the date hereof. Section 2.2(c) of the VGX Disclosure Letter sets forth a true, complete and correct list of all persons who, at the close of business on the date hereof, hold outstanding VGX Warrants indicating, with respect to each VGX Warrant then outstanding, the number of shares of VGX Common Stock subject to such VGX Warrant, and the exercise price, date of grant and expiration date thereof. There is no vesting schedule applicable to any VGX Warrant.

          (d)    Convertible Debt.                      shares are reserved for issuance upon conversion of the VGX Convertible Debt outstanding as of the date of this Agreement and VGX has made available to Inovio accurate and complete copies of all of the notes evidencing the VGX Convertible Debt outstanding as of the date hereof. Section 2.2(d) of the VGX Disclosure Letter sets forth a true, complete and correct list of all persons who, at the close of business on the date hereof, hold outstanding VGX Convertible Debt indicating, with respect to each note evidencing VGX Convertible Debt then outstanding, the number of shares of VGX Common Stock subject to such VGX Convertible Debt, and the conversion price applicable thereto, the date of issuance, the amount of interest accrued to date, and the maturity date thereof, and whether and to what extent the notes will be subject to repayment in full prior to or mandatory conversion in relation to the consummation of the transactions contemplated by this Agreement.

          (e)    Other Securities.    Except as otherwise set forth above in this Section 2.2, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which VGX or any of its Subsidiaries other than VGX International, Inc. ("VGXI"), or to the Knowledge of VGX, to which VGXI, is a party or by which any of them is bound obligating VGX or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of VGX or any of its Subsidiaries, or obligating VGX or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of VGX Common Stock, all outstanding VGX Options, outstanding VGX Warrants and the outstanding VGX Convertible Debt, and all outstanding shares of capital stock of each Subsidiary of VGX other than VGXI, and to the Knowledge of VGX, of VGXI, have been issued and granted in compliance in all material respects with (i) all applicable corporate and securities laws and (ii) all requirements set forth in applicable material Contracts. There are not any outstanding Contracts of VGX or any of its Subsidiaries other than VGXI, or to the Knowledge of VGX, of VGXI, to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, VGX or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. VGX is not a party to any voting agreement with respect to shares of the VGX Capital Stock of, or other equity or voting interests in, VGX or any of its Subsidiaries and, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, VGX or any of its Subsidiaries other than VGXI, or to the Knowledge of VGX, of or in VGXI.

        2.3    Authority; Non-Contravention; Necessary Consents.

          (a)    Authority.    VGX has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by VGX has been duly authorized by all necessary corporate action on the part of VGX and no other corporate proceedings on the part of VGX are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding shares of VGX Common Stock to approve and adopt this Agreement are the only votes of the holders of any class or series of VGX Capital Stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by VGX and, assuming due execution and delivery by Inovio and Submerger, constitutes a valid and binding obligation of VGX, enforceable against VGX in accordance with its terms, except to the extent that enforceability may be limited by the effect of (i) any applicable Legal Requirement with respect to bankruptcy, insolvency, reorganization, moratorium, or other similar Legal Requirement, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or equity.

          (b)    Non-Contravention.    The execution and delivery of this Agreement by VGX does not, and performance of this Agreement by VGX will not: (i) conflict with or violate VGX Charter Documents or any VGX Subsidiary Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement by the VGX Stockholders as contemplated in Section 2.3(a) and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to VGX or any of its Subsidiaries or by which VGX or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) require VGX to obtain any consent, approval, or notice under, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair VGX's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of VGX or any of its Subsidiaries pursuant to any VGX Scheduled Contract (as defined in Section 2.14(a)), other than, in the case of (iii) above, such breaches, defaults, impairments, rights of termination, amendment, acceleration or cancellation, or Liens that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on VGX or any of its Subsidiaries or, in the case of Liens, that constitute Permitted Liens.

          (c)    Necessary Consents.    Other than obtaining the approval and adoption of this Agreement by the VGX Stockholders as contemplated in Section 2.3(a), no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained by VGX in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing of the Certificate of Amendment with the Secretary of State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if any, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to be material to VGX or any of its Subsidiaries or have a Material Adverse Effect on the ability of the parties to consummate the Merger.

        2.4    Records; Financial Information.

          (a)   VGX's books of account and related records accurately reflect, in all material respects, VGX's assets, liabilities, revenues, expenses and other transactions. The books of account of VGX represent bona fide transactions and have been maintained in accordance with what VGX commercially reasonably believes to be sound business practices.

          (b)   The minute books of VGX contain accurate and complete records of all meetings held of, and material corporate action taken by, the stockholders, the Board of Directors of VGX, and committees of the Board of Directors of VGX. All minute books of VGX have been made available to Inovio and, at Closing, will be in the possession of the Surviving Entity.

          (c)   VGX has made available or will, pursuant to Section 5.19 hereof, make available to Inovio true and complete copies of (i) consolidated balance sheets for VGX at December 31, 2005, 2006 and 2007, and the related consolidated statements of operations, changes in stockholders equity and cash flows for each of the fiscal years then ended, (ii) the unaudited consolidated balance sheets of VGX at the end of each quarter since January 1, 2007 and 2008 and at the end of each month since January 1, 2008 through the date of this Agreement, and the related unaudited consolidated statements of operations, changes in stockholders equity and cash flows for each of the fiscal quarters then ended, which interim quarterly financial statements since January 1, 2007 shall have been reviewed by VGX's independent accountants in accordance with Statement of Accounting Standards No. 71 (collectively, the "VGX Financials"). The VGX Financials (i) have been prepared in accordance with United States generally accepted accounting principles ("US GAAP") (except that unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of VGX and its Subsidiaries at the dates and for the relevant periods indicated, subject to normal and recurring year-end audit adjustments which have not been and are not expected to be material in scope or amount, individually or in the aggregate. The VGX Financials have been prepared from, and are in accordance with, the accounting records of VGX. VGX has also delivered to Inovio copies of all letters from VGX's auditors to the VGX Board or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto. No financial statements of any Person other than VGX and its Subsidiaries are required under US GAAP to be included in the VGX Financials. VGX maintains a standard system of accounting established and administered in accordance with US GAAP. VGX's consolidated unaudited balance sheet as of April 30, 2008 is referred to as the "VGX Balance Sheet."

          (d)   VGX and its Subsidiaries maintain a system of internal accounting controls and disclosure controls and procedures sufficient to provide reasonable assurance that (i) transactions are executed with management's authorization, where such authorization is required by the company's policies and procedures (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with US GAAP, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        2.5    Absence of Certain Changes or Events.    Since the date of VGX Balance Sheet, VGX and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice and, since such date, (i) with respect to VGX and its Subsidiaries other than VGXI there has not been or (ii) with respect to VGXI only, to the Knowledge of VGX, there has not been nor has VGX been asked to act in any management or stockholder capacity to allow for or approve:

          (a)   any Material Adverse Effect on VGX on any of its Subsidiaries;

          (b)   any resignation or termination by VGX or any of its Subsidiaries of any executive officer or director;

          (c)   any written notice of any actual or threatened termination by any material customer, supplier, partner, licensor, licensee or other third party having business relations with VGX or any of its Subsidiaries;

          (d)   any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the material assets, or any material portion of the assets, of VGX or any of its Subsidiaries or materially and adversely affecting the business of VGX or any of its Subsidiaries;

          (e)   any commencement of Legal Proceedings against VGX or any of its Subsidiaries, and no Person has notified VGX or any of its Subsidiaries in writing that it, and there is no reason to reasonably believe that any Person, intends to commence a Legal Proceeding;

          (f)    any material increase in the compensation payable to any officer or director of VGX (other than increases in each case in connection with general performance reviews and annual salary increases in each case in the ordinary course of business and consistent with past practices, or pursuant to existing contractual commitments), including the making of any loan to such person (other than advancement of routine travel, entertainment and other business expenses);

          (g)   any transaction of the type described in Item 404(a) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission (the "SEC");

          (h)   any sale, lease, license, assignment or exclusive license of any properties or assets, tangible or intangible (including, without limitation, Intellectual Property), or any encumbrance (excluding Permitted Liens) of any properties or assets, tangible or intangible (including, without limitation, Intellectual Property), other than sales or licenses in the ordinary course of VGX's business or the business of any of its Subsidiaries and other than with respect to tangible assets transactions involving less than $500,000 in any one case or $1,000,000 in the aggregate;

          (i)    any material change by VGX or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in US GAAP;

          (j)    any material revaluation by VGX or any of its Subsidiaries of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (k)   any establishment, termination or amendment of any VGX Employee Plan;

          (l)    any material increase of severance or termination pay to any employee of VGX or any Subsidiary of VGX;

          (m)  any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, equity securities or property) in respect of, any of VGX Capital Stock or any capital stock of its Subsidiaries;

          (n)   any purchase, redemption or other acquisition by VGX or any of its Subsidiaries of any of VGX Capital Stock or any other securities of VGX or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from VGX Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

          (o)   any issuance or reservation for issuance by VGX or any of its Subsidiaries of, or commitment of it to issue or reserve for issuance, or the pledge or other encumbrance (excluding Permitted Liens) by it of, any shares of capital stock or other securities or obligations or securities convertible into or exchangeable for shares of capital stock or other securities, or issuance, sale or authorization by it of any subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into capital stock, other than (i) the issuance, delivery and/or sale of shares of VGX Common Stock pursuant to the exercise of VGX Options, (ii) the granting of options to purchase VGX Common Stock in the ordinary course of business under the VGX Option Plan, and (iii) issuances upon exercise of VGX Warrants or other rights disclosed pursuant to Section 2.2;

          (p)   any split, combination or reclassification of any of VGX Capital Stock or the capital stock of any of its Subsidiaries' or issuance or authorization of issuance of any other securities in respect of, in lieu of or in substitution for any VGX Capital Stock or the capital stock of any of its Subsidiaries;

          (q)   any amendment of the Certificate of Incorporation or By-Laws of VGX;

          (r)   any capital expenditure or execution of any lease by VGX involving remaining payments or obligations in excess of $500,000 individually or $1,000,000 in the aggregate;

          (s)   any cancellation by VGX or any of its Subsidiaries of any indebtedness or waiver of any rights material to VGX, except in the ordinary course of business;

          (t)    any indebtedness incurred or guaranteed by VGX or any of its Subsidiaries for borrowed money or any commitment to borrow money entered into by VGX or any of its Subsidiaries in excess of $500,000, or any loans made or agreed to be made by VGX or any of its Subsidiaries, other than reasonable travel and entertainment expense advances and trade accounts receivable in the ordinary course of business;

          (u)   any commencement of Legal Proceedings by VGX or any of its Subsidiaries;

          (v)   any acquisition or disposition of any equity interest in any other Person; or

          (w)  any agreement by VGX or any of its Subsidiaries to do any of the foregoing.

        2.6    Taxes.

          (a)    Definition.    For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean any and all federal, state, local and foreign taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

          (b)    Tax Returns and Audits.

              (i)  VGX and each of its Subsidiaries have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Tax Returns") relating to any and all Taxes concerning or attributable to VGX or its Subsidiaries and such Tax Returns are accurate and complete in all material respects. VGX and/or its Subsidiaries have paid or accrued all Taxes shown on such Tax Returns.

             (ii)  VGX and each of its Subsidiaries have paid all Taxes required to be paid and withheld with respect to their employees (and paid over to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

            (iii)  There is no Tax deficiency outstanding, assessed or proposed against VGX or any of its Subsidiaries, and neither VGX nor any Subsidiary is a party to any action or proceeding for the assessment or collection of Taxes, nor has VGX or any of its Subsidiaries executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

            (iv)  No audit or other examination of any Tax Return of VGX or any of its Subsidiaries is presently in progress, nor has VGX or any of its Subsidiaries been notified (in writing) that any Taxing authority is threatening or planning to initiate such an audit or other examination. No written claim has ever been asserted by a Governmental Entity in a jurisdiction where VGX or any Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

             (v)  As of the date of the VGX Balance Sheet, neither VGX nor any of its Subsidiaries has any material liabilities for unpaid Taxes, which have not been accrued or reserved on the VGX Balance Sheet in accordance with US GAAP, and since the date of the VGX Balance Sheet, neither VGX nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

            (vi)  There are no Liens (except for Permitted Liens) on the assets of VGX or any of its Subsidiaries relating to or attributable to Taxes.

           (vii)  Neither VGX nor any of its Subsidiaries is, nor has been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

          (viii)  Neither VGX nor any of its Subsidiaries (A) has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was VGX), (B) owes any amount under, or is a party to, any Tax sharing, indemnification or allocation agreement (other then between or among VGX and any of its Subsidiaries), (C) has any liability for the Taxes of any person (other than VGX or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

            (ix)  Neither VGX nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

             (x)  VGX has made available to Inovio true and complete copies of (i) income and sales tax audit reports, statements of deficiencies, and closing or other agreements relating to VGX's or any Subsidiary's Taxes, and (ii) all federal, state and local income or franchise tax returns for VGX and all its Subsidiaries for all periods ending on or before the date of this Agreement.

            (xi)  There are no Tax-sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving VGX or any Subsidiaries other than this Agreement.

           (xii)  Neither VGX nor any Subsidiary has participated in (i) any "tax shelter" within the meaning of Section 6111 (as in effect prior to the enactment of P.L. 108-357 or any comparable laws of jurisdictions other than the United States), or (ii) a reportable transaction as described in U.S. treasury regulations promulgated under Section 6011 of the Code or any comparable laws of jurisdictions other than the United States.

          (xiii)  Based on good faith interpretations of Code Section 409A and IRS guidance thereunder, to VGX's Knowledge, neither VGX nor any Subsidiary has, since October 3, 2004, (i) granted to any person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Code Sections 409A(a)(1)(B) or (b)(4)(A), or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Code Sections 409A(a)(1)(B) or (b)(4).

          (xiv)  Neither VGX nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Code Section 481 with respect to a change in method of accounting for a taxable period ending on prior to the Closing Date, (ii) "closing agreement" as described in Code Section 7121 (or any corresponding state, local or foreign Legal Requirement), (iii) intercompany transactions or any excess loss account described in the United States Treasury Regulations under Code Section 1502 (or any corresponding state, local or foreign Legal Requirements that, in either case, is attributable to transactions or other events occurring prior to the Closing Date), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

        2.7    Intellectual Property.

          (a)    Definitions.    For the purposes of this Agreement, the following terms have the following meanings:

              (i)  "Intellectual Property" means any or all of the following intellectual property rights in, arising out of, or associated therewith: (A) all United States, international and foreign patents and applications, including petty patents and utility models and applications therefor and all reissues, divisions, renewals, extensions, re-examinations, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, confidential communications with Governmental Entities, and all documentation relating to any of the foregoing; (C) all copyrights, whether registered or unregistered, copyright applications, and all derivative works, and all other rights corresponding thereto throughout the world; (D) all biological materials, bioassays, cell lines, clones, molecules, protocols, reagents, experiments, lab results, clinical trial results, tests and all other tangible or intangible proprietary information; (E) all computer programs, operating systems, applications systems, firmware or software of any nature, whether operational, under development or inactive including all object code, source code, comment code, algorithms, design tools, user interfaces, application programming interfaces (APIs), protocols, formats, prototypes, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all data bases necessary or appropriate to operate any such computer program, operating system, applications system, firmware or software.; (F) all industrial designs and any registrations and applications therefor throughout the world; (G) any name, corporate name, domain name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, logo, product right, design, slogan, all common law rights relating thereto, and all goodwill associated therewith throughout the world; (H) any invention, technology or other intangible asset of any nature, whether in use, under development or design, or inactive; (I) all databases and data collections and all rights therein throughout the world; (J) all mask work rights and registrations and applications thereof throughout the world; (K) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (L) any similar or equivalent rights to any of the foregoing anywhere in the world.

             (ii)  "VGX Intellectual Property" means all Intellectual Property that is owned in whole or in part by, or licensed, exclusively or nonexclusively, to VGX or any of its Subsidiaries, including VGX Registered Intellectual Property, except for Intellectual Property owned by or licensed to VGXI not used, or contemplated for use, in the business of VGX or its other Subsidiaries.

            (iii)  "Registered Intellectual Property" means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (C) registered copyrights and applications for copyright registration; and (D) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

            (iv)  "VGX Registered Intellectual Property" means all of the Registered Intellectual Property owned in whole or in part by, or licensed exclusively or nonexclusively to, or filed in the name of, VGX or any of its Subsidiaries, except for Registered Intellectual Property owned by or licensed to VGXI not used, or contemplated for use, in the business of VGX or its other Subsidiaries.

             (v)  "Open Source Software" means any software that (A) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, public source, shareware, open source software (e.g., Linux) or (B) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. "Open Source Software" includes software licensed under or distributed pursuant to the GNU's General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the Artistic License (e.g. PERL), the BSD License, the OpenSSL License, and the Apache License, or any license or distribution model similar to any of the foregoing.

          (b)    VGX Intellectual Property.    Section 2.7(b) of the VGX Disclosure Letter contains an accurate and complete list and description of all VGX Intellectual Property. The VGX Intellectual Property constitutes all Intellectual Property that is necessary for or used in the operation of VGX's business or the business of any of its Subsidiaries as conducted as of the date hereof or as anticipated to be conducted prior to and at the Effective Time. Section 2.7(b)(i) of the VGX Disclosure Letter contains a list of VGX Intellectual Property corresponding to a specific subset of items contemplated by subparagraphs (A), (B), (C), (G) and (J) of Section 2.7(a)(i), and further contains correct and complete data regarding Contracts, documentation, and/or records pertaining thereto, including without limitation correct and complete data evidencing ownership and status of each recited item as of the date hereof.

          (c)    Registered Intellectual Property; Proceedings.    Section 2.7(c) of the VGX Disclosure Letter sets forth as of the date hereof (i) all VGX Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of VGX Registered Intellectual Property has been issued or registered and (ii) to the Knowledge of VGX, all proceedings or actions before any court, tribunal or inventorship contest before any administrative body (including the United States

  Patent and Trademark Office (the "PTO") or equivalent authority anywhere else in the world) related to any of VGX Registered Intellectual Property.

          (d)    No Order; Transferability.    No VGX Intellectual Property that is owned by VGX or any of its Subsidiaries, and to the Knowledge of VGX, no VGX Intellectual Property that is licensed by VGX or any of its Subsidiaries, is subject to any proceeding or outstanding order, Contract, Legal Requirement or stipulation restricting in any manner the use, transfer (including, without limitation, as contemplated by this Agreement), enforceability or licensing thereof by VGX or any of its Subsidiaries, or which may affect the validity thereof.

          (e)    Registration; Validity.    Each item of VGX Registered Intellectual Property that is owned by VGX or any of its Subsidiaries and that is not an application is subsisting and all necessary registration, maintenance and renewal fees currently due in connection with such VGX Registered Intellectual Property have been made and all necessary assignments, documents, recordations and certificates currently due in connection with such VGX Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such VGX Registered Intellectual Property, except where such failure, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect on VGX or any of its Subsidiaries. To the Knowledge of VGX, there is no defect in the validity of any patent included in the VGX Registered Intellectual Property. To the Knowledge of VGX, there is no information regarding prior art, prior use in commerce, failure to join an inventor, or another basis on which to conclude that any invention disclosed in a patent application included in the Registered VGX Intellectual Property is not patentable. To the Knowledge of VGX, there is no defect in the validity of any registered trademark or registered copyright included in the Registered VGX Intellectual Property. To the Knowledge of VGX, each item of VGX Intellectual Property licensed to VGX that is not an application is valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with such licensed VGX Intellectual Property have been made and all necessary assignments, documents, recordations and certificates currently due in connection with such licensed VGX Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such licensed VGX Intellectual Property, except where such failure, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect on VGX.

          (f)    Absence of Liens.    VGX owns and has good and exclusive title to each item of VGX Intellectual Property owned by it, free and clear of any Liens (excluding Permitted Liens and non-exclusive licenses and related restrictions granted in the ordinary course of business). To the Knowledge of VGX, VGX Intellectual Property licensed to VGX is owned by each respective licensor free and clear of any Liens (excluding Permitted Liens and non-exclusive licenses and related restrictions granted in the ordinary course of business)..

          (g)    Third-Party Development.    To the Knowledge of VGX, Section 2.7(g) of the VGX Disclosure Letter sets forth all third-party Intellectual Property used in connection with, or necessary to market, license, make, use, sell, offer for sale, import, modify, update, practice, and/or create derivative works of the VGX Intellectual Property, indicating whether or not such third party proprietary information or processes, or any portion thereof, is or has been embedded in and/or used to practice VGX's Intellectual Property, except where an inability to use, rely on or integrate such third-party Intellectual Property, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect on VGX. To the Knowledge of VGX, no rights of any other third party are necessary for or used in the operation of VGX's business, or the business of any of its Subsidiaries other than VGXI, or, with respect to VGXI, VGXI's business solely within the pharmaceuticals and biotechnology industries, as all are conducted as of the date hereof, as anticipated to be conducted prior to and at the Effective Time, and as anticipated to be conducted after the Effective Time by the Surviving Entity and its Subsidiaries other than VGXI, and, with respect to VGXI, VGXI solely within the pharmaceuticals and biotechnology industries. To the extent that any technology, software, biological product or Intellectual Property has been developed or created, independently or jointly, for VGX or any of its Subsidiaries by a third party, including, but not limited to, an academic or not-for-profit entity, VGX or such Subsidiary has a written agreement with such third party with respect thereto and VGX or such Subsidiary thereby either (i) has obtained irrevocable ownership of, and are the exclusive owners of, or (ii) to the extent permitted under applicable Legal Requirements, has obtained a valid license sufficient for the conduct of its business, as conducted as of the date hereof or as anticipated to be conducted prior to and at the Effective Time, to all such third party's Intellectual Property, including such product, software, work, material or invention, except where such failure, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect on VGX.

          (h)    Open Source.    Section 2.7(h) of the VGX Disclosure Letter sets forth as of the date hereof a list of all VGX Intellectual Property made available under an Open Source Software license and the name or title of such license. No computer software that is Open Source Software, or any modification or derivative thereof, including, but not limited to, any version of any computer software licensed pursuant to any GNU general public license or limited general public license, is used in, incorporated into, or integrated or bundled with any VGX Intellectual Property owned by VGX or any of its Subsidiaries, and to the Knowledge of VGX, with any VGX Intellectual Property licensed by VGX or any of its Subsidiaries, including the VGX Products and services, sold, distributed, leased, licensed, transferred, or disposed of in any way by VGX. No software incorporated in any of the VGX Products, services, or technology or covered by or embodying any VGX Intellectual Property owned or purported to be owned by VGX or any of its Subsidiaries has been sold in whole or in part or used, or is being used in conjunction with, any Open Source Software in a manner that would require that such software be disclosed or distributed in source code form or made available for free or at no charge or cost. VGX and its Subsidiaries have complied in all material respects with all terms applicable to VGX and/or its Subsidiaries related to any license for any such Open Source Software used in conjunction with any of the VGX Products, services, or technology, or covered by or embodying any of the VGX Intellectual Property.

          (i)    Transfers.    Except as disclosed in Section 2.7(i) of the VGX Disclosure Letter, neither VGX nor any of its Subsidiaries has transferred ownership of, or granted any exclusive licenses with respect to, any VGX Intellectual Property that is owned by VGX or any of its Subsidiaries and incorporated in any product currently or previously sold by VGX or any of its Subsidiaries, to any third party, or to the Knowledge of VGX, permitted VGX's rights or the rights of any of its Subsidiaries in such VGX Intellectual Property to lapse or enter the public domain.

          (j)    Licenses.    Other than "shrink wrap" and similar widely available commercial end-user software licenses with a cost of less than $25,000, Section 2.7(j) of the VGX Disclosure Letter sets forth a list as of the date hereof of all Contracts or other permissions to which VGX or any of its Subsidiaries is a party (i) with respect to VGX Intellectual Property licensed or transferred to any third party ("Outbound Licenses") or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to VGX or to any of its Subsidiaries, which Intellectual Property is included in the VGX Products or VGX's services ("Inbound Licenses"). Without limiting the generality of Sections 2.7(g), (i) and (k), each Inbound License: (i) is fully transferable to Inovio; (ii) to the Knowledge of VGX, the underlying Intellectual Property of such Inbound License is not subject to any proceeding, outstanding order, claim, Contract, or stipulation challenging the legality or validity thereof; and (iii) except as disclosed in Section 2.7(j) of the VGX Disclosure Letter, VGX has not granted any sublicense, or similar right, to a third party under any Inbound License.

          (k)    No Conflict.    All Contracts listed in Section 2.7 of the VGX Disclosure Letter relating to either (i) VGX Intellectual Property owned by VGX or any of its Subsidiaries, or (ii) Inbound Licenses, are in full force and effect. This Agreement will neither violate nor result in the material breach, material modification, cancellation, termination, suspension of, or material acceleration of any payments with respect to, such Contracts. VGX or its Subsidiaries, as the case may be, is in material compliance with, and has not materially breached any term of any such Contracts and, to the Knowledge of VGX, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Surviving Entity will be permitted to exercise all of VGX's rights or the rights of any of VGX's Subsidiaries, as the case may be, under such Contracts and all rights with respect to VGX Intellectual Property under such Contracts to the same extent VGX or any of its Subsidiaries, as the case may be, would have been able to had the Merger not occurred and without the payment of any material additional amounts or consideration other than ongoing fees, royalties or payments that VGX or any of its Subsidiaries would otherwise be required to pay. Neither this Agreement nor the Merger, will result in (A) VGX or any of its Subsidiaries, or after the Effective Time Inovio or the Surviving Entity, granting to any third party any right to or with respect to any material VGX Intellectual Property right not already so licensed by VGX or any of its Subsidiaries, (B) Inovio or the Surviving Entity being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses, or (C) Inovio or the Surviving Entity being obligated to pay any royalties or other material amounts to any third party in excess of those payable by VGX of any of its Subsidiaries, as the case may be, prior to the Closing.

          (l)    No Infringement.    To the Knowledge of VGX, neither (i) the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, offering for sale, import, or any other exercise of rights in VGX Intellectual Property, (ii) the operation of VGX's business, including VGX's provision of the VGX Products or its services, the business of its Subsidiaries other than VGXI, including their provision of products or services, and the business of VGXI within the pharmaceuticals and related biotechnology industries, nor (iii) the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, offering for sale, or other exploitation of any of the VGX Products, VGX's services, or technology, infringes any Intellectual Property, or any other proprietary or personal right, of any Person under the Legal Requirements of the applicable jurisdiction, or constitute unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction except for such infringements and activities that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on VGX. To the Knowledge of VGX, the conduct of business by VGX has not and does not misappropriate the Intellectual Property of any third party nor constitute unfair competition nor constitute unfair trade practices under the Legal Requirements of any jurisdiction.

          (m)    No Notice of Infringement.    VGX has not received notice from any third party (i) that the operation of VGX's business, including the business of its Subsidiaries, or any act, product or service of VGX or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction, or (ii) challenging the ownership, validity, enforceability or registerability of any VGX Intellectual Property. To the Knowledge of VGX, the ownership, validity, enforceability or registerability of any VGX Intellectual Property licensed to VGX has not been challenged by a third party and none of its licensors have received notice from any third party (i) that the operation of VGX's business or any act, product or service of VGX, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction.

          (n)    No Third Party Infringement.    To the Knowledge of VGX, no Person is infringing or misappropriating any VGX Intellectual Property in a manner that would have a Material Adverse Effect on VGX or any of its Subsidiaries. Except as set forth in Section 2.7(n) of the VGX Disclosure Letter, VGX has not provided notice to any third party (i) that the operation of the business of the third party or any act, product or service of the third party infringes or misappropriates VGX Intellectual Property or constitutes unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction, or (ii) challenging the ownership, validity, enforceability or registerability of any third party Intellectual Property.

          (o)    Use of Technology.    With respect to each item of Intellectual Property listed in Section 2.7 of the VGX Disclosure Letter which consists of a computer program, software, electronic process or related process, procedure or technology, (i) VGX maintains machine-readable master-reproducible copies, source code listings, technical documentation and user manuals, to the extent applicable, for the most current releases or versions thereof and for all earlier releases or versions thereof currently being, or which by contract for the benefit of any customer is to be, supported by each of them; (ii) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (iii) it is written in the language set forth in Section 2.7 of the VGX Disclosure Letter for use on the hardware set forth in Section 2.7 of the VGX Disclosure Letter or with standard operating systems; (iv) it can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems without incurring material costs, disbursements, and person hours; and (v) in each case, it operates in accordance with the user manual therefore without material operating defects or known, reproducible errors. Except with respect to demonstration or trial copies, no portion of any VGX Intellectual Property contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware, or data without the consent of the user.

          (p)    No Affiliate Ownership.    None of the Intellectual Property listed or required to be listed on Section 2.7 of the VGX Disclosure Letter is owned by or registered in the name of any stockholder, or any current or former owner, stockholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of VGX or any of its Subsidiaries nor does any such Person have any interest therein or right thereto, including the right to royalty payments.

          (q)    Domain Names.    Section 2.7(q) of the VGX Disclosure Letter lists all internet domain names related to VGX's or its Subsidiaries' business ("Domain Names"). All Domain Names are in good standing until such dates as set forth in Section 2.7(q) of the VGX Disclosure Letter. To the Knowledge of VGX, no action has been taken or is pending to challenge VGX's rights or the rights of any of its Subsidiaries to or to suspend, cancel or disable any Domain Name, registration therefore or the right of VGX or any of its Subsidiaries to use a Domain Name. VGX and its Subsidiaries, as the case may be, has all right, title and interest in and to, and rights to use on the internet and otherwise as a service mark, trademark and trade name, the Domain Names.

          (r)    No Export.    Since December 1, 2003, neither VGX nor any Affiliate thereof has exported or re-exported, directly or indirectly (including via remote access) any part of any VGX Intellectual Property to any country to which a license is required under Legal Requirements relating to the control of imports and exports of commodities and technical data, use and remote use of software and related property, and registration of customer agreements, including the Export Administration Regulations of the U.S. Department of Commerce, the International Traffic in Arms Regulations of the U.S. Department of State, and the Enhanced Proliferation Control Initiative in the U.S. without first obtaining all applicable licenses.

          (s)    Websites.    Since December 1, 2003, VGX has maintained in connection with their operations, activity, conduct, and business on the World Wide Web ("Web") and any and all other applicable internet operations, activity, conduct, and business, at all times during such operations, activity, conduct, and business, a written privacy statement or policy governing the collection, maintenance, and use of data and information collected from users of Web sites owned, operated, or maintained by, on behalf of, or for the benefit of VGX in connection with or related to VGX's business, including the business of its Subsidiaries ("VGX Web Sites"). Since December 1, 2003, VGX's privacy statement or policy has been conspicuously made available to users of VGX Web Sites. Such statement or policy, along with VGX's collection, maintenance, and use of user data and information and transfer thereof to Inovio under this Agreement, complies in all material respects with all applicable Legal Requirements, including laws of the U.S. Federal Trade Commission. VGX's privacy statement or policy does not in any manner restrict or limit any right of VGX or any successors' rights to use, sell, license, distribute, and disclose such collected data.

          (t)    Proprietary Information Agreements.    VGX and its Subsidiaries have taken commercially reasonable steps to protect VGX's rights and the rights of its Subsidiaries in the confidential information and trade secrets of VGX and its Subsidiaries that it wishes to protect or any trade secrets or confidential information of third parties provided to VGX or any of its Subsidiaries, and, without limiting the foregoing, VGX and its Subsidiaries have and enforce a policy requiring each employee, to execute a proprietary information/confidentiality agreement which requires the employee to assign all Intellectual Property rights to VGX or its Subsidiary, as the case may be, and requires the employee to keep confidential all trade secrets of VGX and its Subsidiaries, and all employees of VGX and its Subsidiaries have executed such an agreement, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on VGX or any of its Subsidiaries. Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on VGX or any of its Subsidiaries, there has been no disclosure by VGX or any of its Subsidiaries to any third party of confidential information or trade secrets of VGX or any of its Subsidiaries, except pursuant to a Contract that requires such third party to keep such confidential information or trade secrets confidential.

          (u)    Data Privacy.    VGX and its Subsidiaries have not used and does not currently use any of the patient information or other individuals' personal information that it has received or currently receives through their clinical studies or otherwise in an unlawful manner, such that criminal or civil liability would result, or in a manner that violates any privacy rights of its customers. VGX and its Subsidiaries have not collected any information through its websites, products, services, studies or technology in an unlawful manner. VGX and its Subsidiaries have commercially reasonable security measures in place to protect the customer information it receives through its website or otherwise and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner that violates the rights of privacy of its customers, patients in its studies or other individuals with whom VGX and its Subsidiaries do business. VGX and its Subsidiaries are and have been in compliance with all applicable Legal Requirements relating to the collection, storage, and onward transfer of all personally identifiable information collected by VGX and its Subsidiaries or, to the Knowledge of VGX, by third parties having authorized access to VGX's (including its Subsidiaries') databases or other records.

          (v)    Source Code and Formulas.    No Persons other than VGX possess any current or contingent rights of any kind to any source code or proprietary formulas included in the VGX Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any source code owned by VGX or any of its Subsidiaries, formula or the release from any escrow of any other VGX Intellectual Property. Neither VGX not any of its

  Subsidiaries has granted any licenses or rights to distribute the source code of, or to use the source code to create derivative works of, any product or service marketed (at and any time prior to the Effective Time) by, commercially available from or under development by VGX or any of its Subsidiaries.

        2.8    Regulatory Compliance; Permits.

          (a)    Compliance.    Without limiting the generality of the representations and warranties provided elsewhere in this Section 2.8, neither VGX nor any of its Subsidiaries is in conflict with, or in default or in violation of, any Legal Requirement applicable to VGX or any of its Subsidiaries other than VGXI, or with respect to VGXI, applicable to its activities in the pharmaceuticals and biotechnology industries, or by which VGX or any of its Subsidiaries or any of their respective businesses or properties is bound or affected (as limited to the pharmaceuticals and biotechnology industries, with respect to VGXI solely), except for those conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to cause VGX or any of its Subsidiaries to lose any material benefit or incur any material liability. To the Knowledge of VGX, no investigation or review by any Governmental Entity is pending or has been threatened against VGX or any of its Subsidiaries. There is no judgment, injunction, order or decree binding upon VGX or any of its Subsidiaries which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing any material business practice of VGX or any of its Subsidiaries, any acquisition of material property by VGX or any of its Subsidiaries or the conduct of business by VGX and its Subsidiaries as currently conducted.

          (b)    Permits.    Without limiting the generality of the representations and warranties provided elsewhere in this Section 2.8, VGX and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders, investigational new drug applications ("INDs"), and approvals from Governmental Entities ("Permits") that are material to the operation of the business of VGX taken as a whole (collectively, "VGX Permits"). As of the date hereof, to the Knowledge of VGX, no suspension or cancellation of any of the VGX Permits is pending or threatened. VGX and its Subsidiaries are in compliance in all material respects with the terms of VGX Permits. Section 2.8(b) of the VGX Disclosure Letter sets forth as of the date hereof each of the VGX Permits and lists all regulatory filing requirements that are required to be filed within six months after the Closing Date in order to maintain the Permits.

          (c)    FDA and Global Regulatory Compliance.

              (i)  The operation of VGX, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of the VGX Products, is, and at all times since May 1, 2005, has been in material compliance with all applicable Legal Requirements, Permits, and orders of Governmental Entities including those administered by the FDA and USDA for products manufactured, marketed and sold in the United States and that are subject to FDA and USDA jurisdiction. There is no actual or, to the Knowledge of VGX, threatened material action or investigation against VGX by the FDA or any other Governmental Entity which has jurisdiction over the manufacturing, operations, properties, products or processes of VGX or those of any third parties acting on VGX's behalf. VGX has no Knowledge that any Governmental Entity is considering such action or of any facts or circumstances that are reasonably likely to give rise to any such action or investigation.

             (ii)  Neither VGX, nor to the Knowledge of VGX, any third party acting on VGX's behalf with respect to services conducted for VGX or any of its Subsidiaries, has had any product or manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other notice from a

    Governmental Entity of inspectional observations, "warning letters," "untitled letters" or, to the Knowledge of VGX, requests or requirements to make changes to the operations of VGX (including its Subsidiaries) or the VGX Products that if not complied with would reasonably be expected to result in a Material Adverse Effect on VGX or any of its Subsidiaries, or similar correspondence or written notice from the FDA or other Governmental Entity in respect of VGX or any of its Subsidiaries, or to the Knowledge of VGX, any third party acting on VGX's behalf with respect to services conducted for VGX or any of its Subsidiaries, and alleging or asserting material noncompliance with any applicable Legal Requirements, Permits or such requests or requirements of a Governmental Entity, and, to the Knowledge of the VGX, neither the FDA nor any Governmental Entity is considering such action. No vigilance report or adverse event report with respect to the VGX Products, except for a Serious Adverse Event Report received from a patient participating in Study VT003 for the investigational product VGX-410C (IND 72,963), has been reported to VGX, or, to the Knowledge of VGX, any third party acting on VGX's behalf with respect to services conducted for VGX or any of its Subsidiaries, and to the Knowledge of VGX, no vigilance report or adverse event report is under investigation by any Governmental Entity with respect to the VGX Products, VGX or any of its Subsidiaries.

            (iii)  All studies, tests and preclinical and clinical trials being conducted by or on behalf of VGX or any of its Subsidiaries that have been or will be submitted to any Governmental Entity, including the FDA and its counterparts worldwide, including in the European Union, in connection with any Permit, are being or have been conducted by VGX or, to the knowledge of VGX, are being or have been conducted on behalf of VGX, in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state, federal and foreign Legal Requirements, rules and regulations, including the applicable requirements of Good Laboratory Practices, Good Clinical Practices, Good Manufacturing Practices, Human Subject Protections and the U.S. Food, Drug and Cosmetic Act of 1938 and its implementing regulations, including 21 CFR Parts 50, 54, 56, 58, 210, and 211. VGX has not received any notices, correspondence or other communication in respect of VGX from the FDA or any other Governmental Entity requiring the termination or suspension of any clinical trials conducted by, or on behalf of, VGX or any of its Subsidiaries or in which VGX or any of its Subsidiaries has participated, and to the Knowledge of VGX neither the FDA nor any other Governmental Entity is considering such action, except for the Clinical Holds issued by FDA with respect to the clinical studies conducted for IND 74-494 (VGX-410, Pictovir) and IND 13-634 (VGX-3200, SynCon). Following receipt of a Clinical Hold, neither VGX itself, its Subsidiaries nor any third party acting on its behalf, has continued or will continue to provide investigational drug products to any of the human subjects enrolled in the study for which the Clinical Hold was received. VGX has not received specific written notification from a Governmental Entity of the rejection of data obtained from any clinical trials conducted by, or on behalf of, VGX or any of its Subsidiaries or in which VGX or any of its Subsidiaries has participated with respect to VGX, its Subsidiaries or the VGX Products, which data was submitted to the Governmental Authority and which was necessary to obtain regulatory approval of a particular VGX Product.

            (iv)  The manufacture of products by, or, to the Knowledge of VGX, on behalf of, VGX is being conducted in compliance in all material respects with all applicable Legal Requirements including the FDA's Good Manufacturing Practices at 21 CFR §§210-211 and applicable guidelines for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States.

             (v)  VGX is not the subject of any pending or, to the Knowledge of VGX, threatened investigation in respect of VGX or any of its Subsidiaries by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither VGX nor any of its Subsidiaries has committed any act, made any statement, or failed to make any statement, in each case in respect of VGX or its Subsidiaries and that would provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities" and any amendments thereto. Neither VGX nor any of its officers or, to the Knowledge of VGX, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable Legal Requirement. No debarment or exclusionary claims, actions, proceedings or investigations in respect of VGX are pending or, to the Knowledge of VGX, threatened against VGX, its Subsidiaries or any of their respective officers, employees or agents.

            (vi)  Besides the commercial marketing and sale of Life Tide™ SW5, a DNA-based porcine therapy, in Australia, VGX currently does not market and sell any other approved human or veterinary drug product or biologics. Currently, VGX does not market or sell any approved human or veterinary products in the U.S.

        2.9    Litigation.    There are no claims, suits, actions or proceedings ("Legal Proceedings") pending or, to the Knowledge of VGX, threatened against VGX or any of its Subsidiaries or any of their respective properties or relating to any of the executive officers and directors of VGX or any of its Subsidiaries in their capacity as such, before any court, Governmental Entity, or any arbitrator that seeks to restrain, enjoin or prevent the consummation of the transactions contemplated hereby or which, if adversely decided, would reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to be material to VGX or any of its Subsidiaries. Section 2.9 of VGX Disclosure Letter further sets forth a list as of the date hereof of all litigation settlement agreements to which VGX or any of its Subsidiaries is a party.

        2.10    Brokers' and Finders' Fees; Fees and Expenses.    VGX has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

        2.11    Employee Matters and Benefit Plans.

          (a)    Definitions.    For purposes of this Agreement, the following terms shall have the meanings set forth below:

              (i)  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

             (ii)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (iii)  "DOL" shall mean the Department of Labor.

            (iv)  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             (v)  "IRS" shall mean the Internal Revenue Service.

            (vi)  "Multiemployer Plan" shall mean any "Pension Plan" which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

           (vii)  "VGX Employee" shall mean any current or former or retired employee, consultant or director of VGX or any of its Subsidiaries, excluding any individual employed solely by VGXI and from whom VGX or its other Subsidiaries did not receive any services.

          (viii)  "VGX Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by VGX or any VGX ERISA Affiliate for the benefit of any employee, or with respect to which VGX or any VGX ERISA Affiliate has or may have any liability or obligation, excluding any such plan or other arrangement maintained by VGXI which does not benefit any VGX Employees.

            (ix)  "VGX ERISA Affiliate" shall mean each Subsidiary of VGX and any other person or entity under common control with VGX or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

             (x)  "VGX Pension Plan" shall mean each VGX Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b)    VGX Employee Plans.    Section 2.11(b) of the VGX Disclosure Letter contains an accurate and complete list of each VGX Employee Plan. Neither VGX nor any Subsidiary has any plan or commitment to establish any new VGX Employee Plan, to modify any VGX Employee Plan (except to the extent required by law or to conform any such VGX Employee Plan to applicable Legal Requirements), or to adopt or enter into any VGX Employee Plan.

          (c)    Documents.    VGX has delivered or made available to Inovio correct and complete copies of, to the extent applicable,: (i) each VGX Employee Plan together with all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each VGX Employee Plan; (iii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each VGX Employee Plan; (iv) if the VGX Employee Plan is funded, the most recent annual and periodic accounting of VGX Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any; (vi) all IRS correspondence, including determination, opinion, notification and advisory letters; and (vii) all related agreements, insurance contracts and other agreements by which such VGX Employee Plan is established, operated, administered or funded.

          (d)    Employee Plan Compliance.    VGX and the VGX ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no Knowledge of any default or violation by any other party to each VGX Employee Plan, and each VGX Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code. Any VGX Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. The remedial amendment period under Section 401(b) of the Code has not expired with respect to any amendment to any such VGX Employee Plan adopted after the date of the most recent such determination, notification, advisory and/or opinion letter. For each VGX Employee Plan that is intended to be qualified under Section 401(a) of the Code, to the Knowledge of VGX, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any VGX Employee Plan, which would individually or in the aggregate result in material liability to VGX or any of its Subsidiaries. There are no material actions, suits or claims pending, or, to the Knowledge of VGX, threatened or reasonably anticipated (other than routine claims for benefits) against any VGX Employee Plan or against the assets of any VGX Employee Plan. Neither VGX nor any VGX ERISA Affiliate has received any written notice that any VGX Employee Plan or any fiduciary thereof is presently the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency, and no such action has been threatened. Neither VGX nor any VGX ERISA Affiliate has incurred any liability or civil penalty under ERISA or liability for any tax or excise tax arising under the Code with respect to any VGX Employee Plan, and no event has occurred and no condition or circumstance exists that could reasonably be expected to give rise to any such liability with respect to any such VGX Employee Plan.

          (e)    No Pension or Welfare Plans.    Neither VGX nor any VGX ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) "multiple employer plan" as defined in ERISA or the Code, or (iv) a "funded welfare plan" within the meaning of Section 419 of the Code. No VGX Employee Plan provides health benefits that are not fully insured through an insurance contract.

          (f)    No Post-Employment Obligations.    No VGX Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither VGX nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any VGX Employee (either individually or to employees as a group) or any other person that such VGX Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

          (g)    Effect of Transaction.

              (i)  The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any VGX Employee Plan that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any VGX Employee.

             (ii)  No payment or benefit which will or may be made by VGX or its Subsidiaries with respect any "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

          (h)    Employment Matters.    VGX and its Subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to each VGX Employee and have made all reportings, registrations, filings, contributions, withholdings or other payments with respect to each VGX Employee.

          (i)    Labor.    No work stoppage or labor strike against VGX or any Subsidiary is pending, or to the Knowledge of VGX, threatened or reasonably anticipated. To the Knowledge of VGX, there are no activities or proceedings of any labor union to organize any VGX Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of VGX, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, which, if adversely determined, would, individually or in the aggregate, result in any material liability to VGX or any of its Subsidiaries. Neither VGX nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither VGX nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated with respect to VGX Employees.

        2.12    Title to Properties.

          (a)    Real Properties.    VGX does not own any real property.

          (b)    Leased Properties.    Section 2.12(b) of the VGX Disclosure Letter sets forth a true, complete and correct list as of the date hereof of all real property currently leased by VGX or any of its Subsidiaries (each a "VGX Facility", and collectively, the "VGX Facilities"). All such current leases (the "VGX Leases") are legal, valid and binding agreements, enforceable against VGX in accordance with its terms, on VGX or the Subsidiary of VGX party thereto and, to the Knowledge of VGX, of each other Person party thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). All such current leases are in full force and effect, and there is not, under any of such leases, any existing material default of VGX or its Subsidiaries or, to the Knowledge of VGX, any event, which with notice or lapse of time, or both, would constitute a material default of VGX or its Subsidiaries thereunder.

          (c)    No Subleases.    VGX has not entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy any VGX Facility or any portion thereof or interest therein.

          (d)    Valid Title.    VGX and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and tangible assets, valid leasehold interests in, all of its tangible properties and assets (real, personal, tangible and mixed, including all VGX Facilities) used or held for use in its business, free and clear of any Liens except Permitted Liens, and except for such tangible properties and assets, no other material tangible property or asset is necessary for or used in the operation of VGX's business or the business of any of its Subsidiaries as conducted as of the date hereof (other than VGX Intellectual Property, the sufficiency of which is addressed in Section 2.7).

        2.13    Environmental Matters.

          (a)    Hazardous Material.    As of the Closing, to the Knowledge of VGX, and except as would not be reasonably likely to result in material liability to VGX or any of its Subsidiaries, no Hazardous Materials have been disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any VGX Facilities, nor have any Hazardous Materials been manufactured or transported by VGX or its Subsidiaries in violation of any applicable Legal Requirement.

          (b)    Environmental Claims.    There are no Legal Proceedings pending or, to the Knowledge of VGX, threatened against VGX or any of its Subsidiaries which allege a violation of Environmental Laws. To the Knowledge of VGX, neither VGX nor any of its Subsidiaries have received any written or oral notification alleging any violation of Environmental Laws, disposal, release or threatened release of any Hazardous Material generated or transported by VGX or any of its Subsidiaries.

        2.14    Contracts.

          (a)    Scheduled Contracts.    For purposes of this Agreement, "VGX Scheduled Contract" shall mean:

              (i)  any employment, consulting or other compensatory or services-related Contract with any executive officer or other employee of VGX earning an annual salary in excess of $75,000 or member of the VGX Board, except those that are terminable by VGX or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation by VGX and which contain no severance, "change in control" or similar provisions;

             (ii)  any Contract containing any covenant (A) limiting in any respect the right of VGX or any of its Subsidiaries to engage in any line of business or compete with any Person in any material line of business or in any geographic area, (B) granting any exclusive distribution, use or development rights, (C) agreeing to purchase a minimum amount of goods or services in excess of $500,000 in the aggregate in any consecutive twelve (12) month period, (D) agreeing to purchase goods or services exclusively from a certain party or (E) requiring VGX or any of its Subsidiaries to give "most favored nation" pricing to any customers, potential customers or any class of customers or to provide exclusive or "most favored nation" access to any product or service features, excluding standard customizations, to any customers, potential customers or any class of customers;

            (iii)  any Contract relating to the disposition or acquisition by VGX or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which VGX or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than VGX's Subsidiaries;

            (iv)  any distributor, joint marketing, partnership, development, collaborator, manufacturer or similar agreement (including such agreements under which the other party has the right to manufacture or reproduce the VGX Products) under which VGX or any of its Subsidiaries have continuing material obligations to jointly develop or market any product, technology or service;

             (v)  any Contract relating to the development, use or protection of any material VGX Intellectual Property, including, but not limited to (A) any agreement pursuant to which VGX or any of its Subsidiaries have continuing material obligations to jointly develop any material Intellectual Property that will not be owned, in whole or in part, by VGX or any of its Subsidiaries, and (B) any agreement pursuant to which VGX or any of its Subsidiaries has agreed to warrant, indemnify, hold harmless, reimburse guaranty or otherwise assume or incur any material obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by VGX or such other person of its rights with respect to any material Intellectual Property;

            (vi)  any Contract (excluding the VGX Leases) containing any support, maintenance or service obligation on the part of VGX or any of its Subsidiaries, other than those obligations that have a term of one year or less or involving annual revenues to VGX of under $1,000,000 in any individual case;

           (vii)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in a principal amount in excess of $500,000 that is outstanding or may be incurred on the terms thereof, other than accounts receivables and payables in the ordinary course of business;

          (viii)  any other individual agreement, contract or commitment that involves future expenditures or obligations by or of VGX in excess of $500,000 in the aggregate during any consecutive twelve month period;

            (ix)  any Contract with the United States federal, state or local government or any department thereof; and

             (x)  any Contract or other arrangement with an Affiliate, other than (A) advance or reimbursement for travel and entertainment expenses, (B) any standard form of invention assignment and confidentiality agreement, (C) employee benefits generally available to VGX Employees (including stock options), and (D) "at will" employment offer letters;

            provided, however, with respect to VGXI, the definition of VGX Scheduled Contracts shall include only those items noted in (i) -(x) above (i) to which VGX or another of its Subsidiaries is a party, (ii) to which a director, officer, employee or Affiliate of VGX or another of its Subsidiaries is a party, or (iii) otherwise related to VGXI's business and activities in the pharmaceuticals and biotechnology industries.

          (b)    Schedule.    Section 2.14(b) of the VGX Disclosure Letter sets forth a list of all VGX Scheduled Contracts to which VGX or any of its Subsidiaries is a party or is bound by as of the date hereof. VGX has made available to Inovio true, complete and correct copies of each contract listed in Section 2.14(b) of the VGX Disclosure Letter.

          (c)    No Breach.    All VGX Scheduled Contracts are legal, valid and binding agreements, enforceable in accordance with their terms, of VGX and/or a Subsidiary of VGX party thereto and, to the Knowledge of VGX, of each other Person party thereto, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). All VGX Scheduled Contracts are in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to VGX. Neither VGX nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any VGX Scheduled Contract.

        2.15    Board Approval.    As of the date hereof, the VGX Board has, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, (i) determined the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the VGX Stockholders approve this Agreement and the Mergers and directed that such matters be submitted to the VGX Stockholders for approval.

        2.16    Transactions with Related Parties.    As of the date hereof, VGX is not a party to any transaction of the type described in Item 404(a) of Regulation S-K of the rules and regulations of the SEC.

        2.17    Insurance.

          (a)   Section 2.17 of the VGX Disclosure Letter sets forth a list of each currently effective insurance policy or binder of insurance (including policies providing property, casualty, liability, and workers' compensation coverage, bond and surety arrangements, clinical trials or contract research insurance, or intellectual property infringement insurance, but excluding policies related to Employee Plans) to which VGX is currently a party, a named insured, or otherwise the beneficiary of coverage as of the date hereof:

              (i)  the name and address of the agent;

             (ii)  the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii)  the policy number and the period of coverage; and

            (iv)  the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount of coverage.

          (b)   With respect to each such insurance policy or binder: (i) VGX has timely paid all premiums when due, (ii) the applications therefor completed by VGX do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or facts contained therein not misleading where such misstatement or omission would constitute a basis for denial of coverage under the terms of such policy or binder, (iii) VGX is not in material breach or material default (including with respect to the giving of notices), and no event has occurred or, by reason of the consummation of the transaction contemplated by this Agreement, will occur which, with notice or the lapse of time, would constitute such a material breach or material default, or permit termination, modification, or acceleration, under the policy and (iv) the policies are in full force and effect. There are no outstanding unpaid claims made by VGX or its Subsidiaries under any such policies or binders.

        2.18    Liabilities.    Neither VGX nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required by US GAAP to be disclosed on a consolidated balance sheet or in the related notes thereto, or any off-balance sheet liabilities, other than (a) any liabilities which did not have or would not have had, individually or in the aggregate, a Material Adverse Effect on VGX or any of its Subsidiaries, and (b) liabilities incurred in connection with the transactions contemplated hereby.

        2.19    Product Claims.    To the Knowledge of VGX, there has not been any claim under any contractual warranty, guaranty or other indemnity, or any claims of product liability arising from allegations of personal injury, property damage, or medical malpractice, with respect to the VGX Products or services of VGX or its Subsidiaries through the date hereof.

        2.20    Accounts Receivable.    As of the date hereof, VGX does not reasonably expect that the collections rate of its currently outstanding accounts receivable will be materially worse than its historical collection rate.

        2.21    Anti-Takeover Statute Not Applicable.    No "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation under the laws of the State of Delaware is applicable to VGX, the shares of VGX Common Stock or other VGX Securities, the Merger or any of the other transactions contemplated by this Agreement.

        2.22    Foreign Corrupt Practices.    Neither VGX nor any of its Subsidiaries nor, to the knowledge of VGX, any director, officer, agent, employee or other Person acting on behalf of VGX or any of its Subsidiaries has, in the course of its actions for, or on behalf of, VGX or its Subsidiaries (a) used any corporate funds of VGX or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF INOVIO AND SUBMERGER

        Inovio and Submerger represent and warrant to VGX, subject to such exceptions and disclosures as set forth in the disclosure letter supplied by Inovio to VGX dated as of the date of the Prior Agreement and an updated disclosure letter as of the date hereof (together, the "Inovio Disclosure Letter"), as follows:

        3.1    Organization; Standing and Power; Charter Documents; Subsidiaries.

          (a)    Organization; Standing and Power.    Inovio and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business and is in good standing (where applicable) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, would, individually or in the aggregate, not reasonably be expected to be material to Inovio.

          (b)    Charter Documents.    Inovio has delivered or made available to VGX: (i) a true and correct copy of the Certificate of Incorporation and By-Laws of Inovio, each as amended to date (collectively, the "Inovio Charter Documents") and (ii) true and correct copies of the Certificate of Incorporation and By-Laws, Certificate of Formation and Operating Agreement or like organizational documents (collectively, "Inovio Subsidiary Charter Documents"), of each of its Subsidiaries, including Submerger, each as amended to date, and each such instrument is in full force and effect. Inovio is not in violation of any of the provisions of the Inovio Charter Documents and each Subsidiary is not in violation of its respective Inovio Subsidiary Charter Documents.

          (c)    Subsidiaries.    Section 3.1(c) of the Inovio Disclosure Letter sets forth each Subsidiary of Inovio as of the date hereof, and lists the directors and officers of each such Subsidiary as of the date hereof. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable, and are owned by Inovio, a wholly-owned Subsidiary of Inovio, or Inovio and another wholly-owned Subsidiary of Inovio, free and clear of all Liens, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of Inovio, neither Inovio nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

        3.2    Capital Structure.

          (a)    Capital Stock.    The authorized capital stock of Inovio consists of: (i) 300,000,000 shares of Inovio Common Stock, par value $0.001 per share and (ii) 10,000,000 shares of Inovio Preferred Stock, par value $0.001 per share. At the close of business on the date hereof: (i)                 shares of Inovio Common Stock were issued and outstanding; (ii)                    shares of Inovio Preferred Stock were issued and outstanding, of which                   were Inovio Series C Cumulative Convertible Preferred Stock and                  were Inovio Series D Convertible Preferred Stock; (iii)                    shares of Inovio Common Stock were reserved for issuance upon exercise of outstanding options granted pursuant to the Inovio Incentive Plans; and (iv)                   shares of Inovio Common Stock were reserved for issuance upon exercise of outstanding Inovio Warrants. No shares of Inovio Common Stock are owned or held by any Subsidiary of Inovio. All of the outstanding shares of capital stock of Inovio are, and all shares of capital stock of Inovio which may be issued pursuant to the Inovio Options or the Inovio Warrants will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. No outstanding shares of Inovio Common Stock are subject to a repurchase option or risk of forfeiture in favor of Inovio. Inovio has no obligation to issue any shares of the Inovio Preferred Stock and the Inovio Preferred Stock is not subject to any demand rights.

          (b)    Stock Options.    Except for the Inovio Incentive Plans, Inovio does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Inovio has a current available reserve of                  shares of Inovio Common Stock for issuance under the Inovio Incentive Plans,                  shares are subject to outstanding Inovio Options, and Inovio has made available to VGX accurate and complete copies of the Inovio Incentive Plans and all amendments thereto, and the forms of all notices and agreements related thereto. Section 3.2(b) of the Inovio Disclosure Letter sets forth a true, complete and correct list of all persons who, at the close of business on the date hereof, hold outstanding Inovio Options under the Inovio Incentive Plans indicating, with respect to each Inovio Option then outstanding number of shares of Inovio Common Stock subject to such Inovio Option, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether and to what extent the vesting of such Inovio Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger.

          (c)    Warrants.                      shares are reserved for issuance upon exercise of the Inovio Warrants outstanding as of the date of this Agreement and Inovio has made available to VGX accurate and complete copies of all of the Inovio Warrants outstanding as of the date hereof. Section 3.2(c) of the Inovio Disclosure Letter sets forth a true, complete and correct list of all persons who, at the close of business on the date hereof, hold outstanding Inovio Warrants indicating, with respect to each Inovio Warrant then outstanding, the number of shares of Inovio Common Stock subject to such Inovio Warrant, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether and to what extent the terms of the Inovio Warrant will be impacted by the consummation of the transactions contemplated by this Agreement. There is no vesting schedule applicable to any Inovio Warrant.

          (d)    Other Securities.    Except as otherwise set forth above in this Section 3.2, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which Inovio or any of its Subsidiaries is a party or by which any of them is bound obligating Inovio or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Inovio or any of its Subsidiaries, or obligating Inovio or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Inovio Common Stock, all outstanding Inovio Options, and outstanding Inovio Warrants and all outstanding shares of capital stock of each Subsidiary of Inovio have been issued and granted in compliance in all material respects with (i) all applicable corporate and securities laws and (ii) all requirements set forth in applicable material Contracts. There are not any outstanding Contracts of Inovio or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Inovio or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Inovio is not a party to any voting agreement with respect to shares of the Inovio Capital Stock of, or other equity or voting interests in, Inovio or any of its Subsidiaries and, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, Inovio or any of its Subsidiaries.

        3.3    Authority; Non-Contravention; Necessary Consents.

          (a)    Authority.    Inovio has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Inovio and no other corporate proceedings on the part of Inovio are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding shares of Inovio Capital Stock (with shares of Inovio Preferred Stock voting on an as-converted basis) to approve and adopt this Agreement and the 2000 Plan Amendment are the only votes of the holders of any class or series of Inovio Capital Stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Inovio and Submerger and, assuming due execution and delivery by VGX, constitutes a valid and binding obligation of Inovio, enforceable against Inovio in accordance with its terms, except to the extent that enforceability may be limited by the effect of (i) any applicable Legal Requirement with respect to bankruptcy, insolvency, reorganization, moratorium, or other similar Legal Requirement, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or equity.

          (b)    Non-Contravention.    The execution and delivery of this Agreement by Inovio does not, and performance of this Agreement by Inovio will not: (i) conflict with or violate Inovio Charter Documents or any Inovio Subsidiary Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement by the Inovio Stockholders as contemplated in Section 3.3(a) and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Legal Requirement applicable to Inovio or any of its Subsidiaries or by which Inovio or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) require Inovio to obtain any consent, approval, or notice under, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Inovio's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Inovio or any of its Subsidiaries pursuant to any Inovio Scheduled Contract (as defined in Section 3.14(a)), other than, in the case of (iii) above, such breaches, defaults, impairments, rights of termination, amendment, acceleration or cancellation, or Liens that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Inovio or any of its Subsidiaries or, in the case of Liens, that constitute Permitted Liens.

          (c)    Necessary Consents.    Other than obtaining the approval and adoption of this Agreement by the Inovio Stockholders as contemplated in Section 3.3(a), no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained by Inovio or Submerger in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby, except for (i) the registration of the Merger Consideration under the Securities Act as contemplated by Section 5.1 hereof, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of the Certificate of Amendment with the Secretary of State of Delaware, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act, if any, (v) the listing of the shares of Inovio Common Stock to be issued pursuant to Section 1.7 hereof on the NYSE Alternext, subject to official notice of issuance, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to be material to Inovio or any of its Subsidiaries or have a Material Adverse Effect on the ability of the parties to consummate the Merger.

        3.4    Records; SEC Reports; Financial Statements; Controls.

          (a)   The minute books of Inovio contain accurate and complete records of all meetings held of, and material corporate action taken by, the stockholders, the Board of Directors of Inovio, and committees of the Boards of Directors of Inovio.

          (b)   Inovio has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 12 months preceding the date hereof on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension, and has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof. Such reports required to be filed by Inovio under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by Inovio under the Securities Act and the Exchange Act, whether or not any such reports were required being collectively referred to herein as the "SEC Reports". As of their respective dates, the SEC Reports filed by Inovio complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed by Inovio, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Inovio included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with US GAAP, except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by US GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of Inovio and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. All material agreements to which Inovio or any Subsidiary is a party or to which the property or assets of Inovio or any Subsidiary are subject are included as part of or identified in the SEC Reports, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the SEC.

          (c)   Inovio and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (d)   Inovio is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act and applicable rules and regulations promulgated by the SEC thereunder, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect on Inovio or any of its Subsidiaries. There are no pending internal investigations (including investigations by any committee of Inovio's Board of Directors) relating to any accounting or internal controls matters, including, without limitation, stock option pricing and grant procedures.

        3.5    Absence of Certain Changes or Events.    Since the date of the most recent SEC Report, Inovio has conducted its business in the ordinary course consistent with past practice and, since such date, there has not been:

          (a)   any Material Adverse Effect on Inovio or any of its Subsidiaries;

          (b)   any resignation by or termination by Inovio or any of its Subsidiaries of any executive officer or director;

          (c)   any written notice of any actual or threatened termination by any material customer, supplier, partner, licensor, licensee or other third party having business relations with Inovio or any of its Subsidiaries;

          (d)   any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the material assets, or any material portion of the assets, of Inovio or any of its Subsidiaries or materially and adversely affecting the business of Inovio or any of its Subsidiaries

          (e)   any commencement of Legal Proceedings against Inovio or any of its Subsidiaries, and no Person has notified Inovio or any of its Subsidiaries in writing that it, and there is no reason to reasonably believe that any Person, intends to commence a Legal Proceeding;

          (f)    any material increase in the compensation payable to any Inovio officer or director (other than increases in each case in connection with general performance reviews and annual salary increases in each case in the ordinary course of business and consistent with past practices, or pursuant to existing contractual commitments), including the making of any loan to such person (other than advancement of routine travel, entertainment and other business expenses);

          (g)   any transaction of the type described in Item 404(a) of Regulation S-K of the rules and regulations of the SEC;

          (h)   any sale, lease, license, assignment or exclusive license of any properties or assets, tangible or intangible (including, without limitation, Intellectual Property), or any encumbrance (excluding Permitted Liens) of any properties or assets, tangible or intangible (including, without limitation, Intellectual Property), other than sales or licenses in the ordinary course of Inovio's business or the business of any of its Subsidiaries and other than with respect to tangible assets transactions involving less than $500,000 in any one case or $1,000,000 in the aggregate

          (i)    any material change by Inovio or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in US GAAP;

          (j)    any material revaluation by Inovio or any of its Subsidiaries of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (k)   any establishment, termination or amendment of any Inovio Employee Plan;

          (l)    any material increase of severance or termination pay to any employee of Inovio or any Subsidiary of Inovio;

          (m)  any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, equity securities or property) in respect of, any of Inovio Capital Stock or any capital stock of its Subsidiaries;

          (n)   any purchase, redemption or other acquisition by Inovio or any of its Subsidiaries of any of Inovio Capital Stock or any other securities of Inovio or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Inovio Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

          (o)   any issuance or reservation for issuance by Inovio of, or commitment of it to issue or reserve for issuance, or the pledge or other encumbrance (excluding Permitted Liens) by it of, any shares of capital stock or other securities or obligations or securities convertible into or exchangeable for shares of capital stock or other securities, or issuance, sale or authorization by it of any subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into capital stock, other than (i) the issuance, delivery and/or sale of shares of Inovio Common Stock pursuant to the exercise of Inovio Options, (ii) the granting of options to purchase Inovio Common Stock in the ordinary course of business under the Inovio Incentive Plans, and (iii) issuances upon exercise of Inovio Warrants or other rights disclosed pursuant to Section 3.2;

          (p)   any split, combination or reclassification of any of Inovio Capital Stock or the capital stock of any of its Subsidiaries' or issuance or authorization of issuance of any other securities in respect of, in lieu of or in substitution for any Inovio Capital Stock or the capital stock of any of its Subsidiaries;

          (q)   any amendment of the Certificate of Incorporation or By-Laws of Inovio;

          (r)   any capital expenditure or execution of any lease by Inovio involving remaining payments or obligations in excess of $500,000 individually or $1,000,000 in the aggregate;

          (s)   any cancellation by Inovio nor any of its Subsidiaries of any indebtedness or waiver of any rights material to Inovio, except in the ordinary course of business;

          (t)    any indebtedness incurred or guaranteed by Inovio or any of its Subsidiaries for borrowed money or any commitment to borrow money entered into by Inovio or any of its Subsidiaries in excess of $500,000, or any loans made or agreed to be made by Inovio or any of its Subsidiaries, other than reasonable travel and entertainment expense advances and trade accounts receivable in the ordinary course of business;

          (u)   any commencement of Legal Proceedings by Inovio or any of its Subsidiaries;

          (v)   any acquisition or disposition of any equity interest in any other Person; or

          (w)  any agreement by Inovio or any of its Subsidiaries to do any of the foregoing.

        3.6    Tax Returns and Audits.

          (a)   Inovio and each of its Subsidiaries have prepared and timely filed all required Tax Returns relating to any and all Taxes concerning or attributable to Inovio or its Subsidiaries and such Tax Returns are accurate and complete in all material respects. Inovio and/or its Subsidiaries have paid or accrued all Taxes shown on such Tax Returns.

          (b)   Inovio and each of its Subsidiaries have paid all Taxes required to be paid and withheld with respect to their employees (and paid over to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

          (c)   There is no Tax deficiency outstanding, assessed or proposed against Inovio or any of its Subsidiaries, and neither Inovio nor any Subsidiary is a party to any action or proceeding for the assessment or collection of Taxes, nor has Inovio or any of its Subsidiaries executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

          (d)   No audit or other examination of any Tax Return of Inovio or any of its Subsidiaries is presently in progress, nor has Inovio or any of its Subsidiaries been notified (in writing) that any Taxing authority is threatening or planning to initiate such an audit or other examination. No written claim has ever been asserted by a Governmental Entity in a jurisdiction where Inovio or any Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

          (e)   As of the date of the Inovio Balance Sheet, neither Inovio nor any of its Subsidiaries has any material liabilities for unpaid Taxes, which have not been accrued or reserved on the Inovio Balance Sheet in accordance with US GAAP, and since the date of the Inovio Balance Sheet, neither Inovio nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

          (f)    There are no Liens (except for Permitted Liens) on the assets of Inovio or any of its Subsidiaries relating to or attributable to Taxes.

          (g)   Neither Inovio nor any of its Subsidiaries is, nor has been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

          (h)   Neither Inovio nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Inovio), (b) owes any amount under, or is a party to, any Tax sharing, indemnification or allocation agreement (other then between or among Inovio and any of its Subsidiaries), (c) has any liability for the Taxes of any person (other than Inovio or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (i)    Neither Inovio nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (a) in the two years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (j)    Inovio has made available to VGX true and complete copies of (i) income and sales tax audit reports, statements of deficiencies, and closing or other agreements relating to Inovio's or any Subsidiary's Taxes, and (ii) all federal, state and local income or franchise tax returns for Inovio and all its Subsidiaries for all periods ending on or before the date of this Agreement.

          (k)   There are no Tax-sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving Inovio or any Subsidiaries other than this Agreement.

          (l)    Neither Inovio nor any Subsidiary has participated in (i) any "tax shelter" within the meaning of Section 6111 (as in effect prior to the enactment of P.L. 108-357 or any comparable laws of jurisdictions other than the United States, or (ii) a reportable transaction as described in U.S. treasury regulations promulgated under Section 6011 of the Code or any comparable laws of jurisdictions other than the United States.

          (m)  Based on good faith interpretations of Code Section 409A and IRS guidance thereunder, to Inovio's Knowledge, neither Inovio nor any Subsidiary has, since October 3, 2004, (i) granted to any person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Code Sections 409A(a)(1)(B) or (b)(4)(A), or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Code Sections 409A(a)(1)(B) or (b)(4).

          (n)   Neither Inovio nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Code Section 481 with respect to a change in method of accounting for a taxable period ending on prior to the Closing Date, (ii) "closing agreement" as described in Code Section 7121 (or any corresponding state, local or foreign Legal Requirement), (iii) intercompany transactions or any excess loss account described in the United States Treasury Regulations under Code Section 1502 (or any corresponding state, local or foreign Legal Requirements that, in either case, is attributable to transactions or other events occurring prior to the Closing Date), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

        3.7    Intellectual Property.

          (a)    Definitions.    For the purposes of this Agreement, the following terms have the following meanings:

              (i)  "Inovio Intellectual Property" means all Intellectual Property that is owned by, or licensed to, Inovio.

             (ii)  "Inovio Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Inovio.

          (b)    Inovio Intellectual Property.    Section 3.7(b) of the Inovio Disclosure Letter contains an accurate and complete list and description of all Inovio Intellectual Property. Section 3.7(b)(i) of the Inovio Disclosure Letter contains a list of Inovio Intellectual Property corresponding to a specific subset of items contemplated by subparagraphs (A), (B), (C), (G) and (J) of Section 2.7(a)(i) , and further contains correct and complete data regarding Contracts, documentation, and/or records pertaining thereto, including without limitation correct and complete data evidencing ownership and status of each recited item as of the date hereof.

          (c)    Registered Intellectual Property; Proceedings.    Section 3.7(c) of the Inovio Disclosure Letter sets forth as of the date hereof (i) all Inovio Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Inovio Registered Intellectual Property has been issued or registered and (ii) to the Knowledge of Inovio, all proceedings or actions before any court, tribunal or inventorship contest before any administrative body (including the PTO or equivalent authority anywhere else in the world) related to any of Inovio Registered Intellectual Property.

          (d)    No Order; Transferability.    No Inovio Intellectual Property that is owned by Inovio or any of its Subsidiaries, and to the Knowledge of Inovio, no Inovio Intellectual Property that is licensed by Inovio or any of its Subsidiaries, is subject to any proceeding or outstanding order, Contract, Legal Requirement or stipulation restricting in any manner the use, transfer (including, without limitation, as contemplated by this Agreement), enforceability or licensing thereof by Inovio or any of its Subsidiaries, or which may affect the validity thereof.

          (e)    Registration; Validity.    Each item of Inovio Registered Intellectual Property that is owned by Inovio or any of its Subsidiaries and that is not an application is subsisting and all necessary registration, maintenance and renewal fees currently due in connection with such Inovio Registered Intellectual Property have been made and all necessary assignments, documents, recordations and certificates currently due in connection with such Inovio Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Inovio Registered Intellectual Property, except where such failure, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect on Inovio or any of its Subsidiaries. To the Knowledge of Inovio, there is no defect in the validity of any patent included in the Inovio Registered Intellectual Property. To the Knowledge of Inovio, there is no information regarding prior art, prior use in commerce, failure to join an inventor, or another basis on which to conclude that any invention disclosed in a patent application included in the Registered Inovio Intellectual Property is not patentable. To the Knowledge of Inovio, there is no defect in the validity of any registered trademark or registered copyright included in the Registered Inovio Intellectual Property. To the Knowledge of Inovio, each item of Inovio Intellectual Property licensed to Inovio that is not an application is valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with such licensed Inovio Intellectual Property have been made and all necessary assignments, documents, recordations and certificates currently due in connection with such licensed Inovio Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such licensed Inovio Intellectual Property, except where such failure, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect on Inovio.

          (f)    Absence of Liens.    Inovio owns and has good and exclusive title to each material item of Inovio Intellectual Property owned by it, free and clear of any Liens (excluding Permitted Liens and non-exclusive licenses and related restrictions granted in the ordinary course of business). To the Knowledge of Inovio, Inovio Intellectual Property licensed to Inovio is owned by each respective licensor free and clear of any Liens (excluding Permitted Liens and non-exclusive licenses and related restrictions granted in the ordinary course of business).

          (g)    Third-Party Development.    To the Knowledge of Inovio, Section 3.7(g) of the Inovio Disclosure Letter sets forth all third-party Intellectual Property used in connection with, or necessary to market, license, make, use, sell, offer for sale, import, modify, update, practice, and/or create derivative works of the Inovio Intellectual Property, indicating whether or not such third party proprietary information or processes, or any portion thereof, is or has been embedded in and/or used to practice Inovio's Intellectual Property, except where an inability to use, rely on or integrate such third-party Intellectual Property, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect on Inovio. To the Knowledge of Inovio, no rights of any other third party are necessary for or used in the operation of Inovio's business, or the business of any of its Subsidiaries, as all are conducted as of the date hereof, as anticipated to be conducted prior to and at the Effective Time, and as anticipated to be conducted after the Effective Time by Inovio and its Subsidiaries. To the extent that any technology, software, biological product or Intellectual Property has been developed or created independently or jointly for Inovio or any of its Subsidiaries by a third party including but not limited to an academic or not-for-profit entity, Inovio or such Subsidiary has a written agreement with such third party with respect thereto and Inovio or such Subsidiary thereby either (i) has obtained irrevocable ownership of, and are the exclusive owners of, or (ii) to the extent permitted under applicable Legal Requirements, has obtained a valid license sufficient for the conduct of its business as of the date hereof or as anticipated to be conducted prior to and at the Effective Time, to all such third party's Intellectual Property, including such product, software, work, material or invention except where such failure, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect on Inovio.

          (h)    Open Source.    As of the date hereof there is no Inovio Intellectual Property made available under an Open Source Software license. No computer software that is Open Source Software, or any modification or derivative thereof, including, but not limited to, any version of any computer software licensed pursuant to any GNU general public license or limited general public license, is used in, incorporated into, or integrated or bundled with any Inovio Intellectual

  Property owned by Inovio or any of its Subsidiaries, and to the Knowledge of Inovio, with any Inovio Intellectual Property licensed by Inovio or any of its Subsidiaries, including Inovio's products and services, sold, distributed, leased, licensed, transferred, or disposed of in any way by Inovio. No software incorporated in any of Inovio's products, services, or technology or covered by or embodying any Inovio Intellectual Property owned or purported to be owned by Inovio or any of its Subsidiaries has been sold in whole or in part or used, or is being used in conjunction with, any Open Source Software in a manner that would require that such software be disclosed or distributed in source code form or made available for free or at no charge or cost. Inovio and each of its Subsidiaries have complied in all material respects with all terms related to any license for any such Open Source Software used in conjunction with any products, services, or technology, or covered by or embodying any of the Inovio Intellectual Property.

          (i)    Transfers.    Inovio has not transferred ownership of, or granted any exclusive licenses with respect to, any Inovio Intellectual Property that is owned by Inovio or any of its Subsidiaries and incorporated in any product currently or previously sold by Inovio or any of its Subsidiaries, to any third party, or to the Knowledge of Inovio, permitted Inovio's rights or the rights of any of its Subsidiaries in such Inovio Intellectual Property to lapse or enter the public domain.

          (j)    Licenses.    Other than "shrink wrap" and similar widely available commercial end-user software licenses with a cost of less than $25,000, Section 3.7(j) of the Inovio Disclosure Letter sets forth a list as of the date hereof of all Contracts or other permissions to which Inovio or any of its Subsidiaries is a party (i) to Outbound Licenses or (ii) to Inbound Licenses. Without limiting the generality of Sections 3.7(g), (i) and (k), each Inbound License: (i) is fully transferable to Inovio; (ii) to the Knowledge of Inovio, the underlying Intellectual Property of such Inbound License is not subject to any proceeding, outstanding order, claim, Contract, or stipulation challenging the legality or validity thereof; and (iii) Inovio has not granted any sublicense, or similar right, to a third party under such Inbound License, except as disclosed in Section 3.7(j) of the Inovio Disclosure Letter.

          (k)    No Conflict.    All Contracts listed in Section 3.7 of the Inovio Disclosure Letter relating to either (i) Inovio Intellectual Property owned by Inovio or any of its Subsidiaries, or (ii) Inbound Licenses, are in full force and effect. This Agreement will neither violate nor result in the material breach, material modification, cancellation, termination, suspension of, or material acceleration of any payments with respect to, such Contracts. Inovio or its Subsidiaries, as the case may be, is in material compliance with, and has not materially breached any term of any such Contracts and, to the Knowledge of Inovio, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, Inovio will be permitted to exercise all of Inovio's rights or the rights of any of Inovio's Subsidiaries, as the case may be, under such Contracts and all rights with respect to Inovio Intellectual Property under such Contracts to the same extent Inovio or any of its Subsidiaries, as the case may be, would have been able to had the Merger not occurred and without the payment of any material additional amounts or consideration other than ongoing fees, royalties or payments that Inovio or any of its Subsidiaries would otherwise be required to pay. Neither this Agreement nor the Merger, will result in (A) Inovio or any of its Subsidiaries, or after the Effective Time Inovio or the Surviving Entity, granting to any third party any right to or with respect to any material Inovio Intellectual Property right not already so licensed by Inovio or any of its Subsidiaries, (B) Inovio or the Surviving Entity being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses, or (C) Inovio or the Surviving Entity being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Inovio of any of its Subsidiaries, as the case may be, prior to the Closing.

          (l)    No Infringement.    To the Knowledge of Inovio, neither (i) the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, offering for sale, import, or any other exercise of rights in Inovio Intellectual Property, (ii) the operation of Inovio's business, including Inovio's provision of products or services and the business of its Subsidiaries, including their provision of products or services, nor (iii) the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, offering for sale, or other exploitation of any of the Inovio Products, Inovio's services, or technology, infringes any Intellectual Property, or any other intellectual property right, proprietary, or personal right, of any Person under the Legal Requirements of the applicable jurisdiction, or constitute unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction except for such infringements and activities that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Inovio. To the Knowledge of Inovio, the conduct of business by Inovio has not and does not misappropriate the Intellectual Property of any third party nor constitute unfair competition nor constitute unfair trade practices under the Legal Requirements of any jurisdiction.

          (m)    No Notice of Infringement.    Inovio has not received notice from any third party (i) that the operation of Inovio's business, including the business of its Subsidiaries, or any act, product or service of Inovio or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction, or (ii) challenging the ownership, validity, enforceability or registerability of any Inovio Intellectual Property. To the Knowledge of Inovio, the ownership, validity, enforceability or registrability of any Inovio Intellectual Property licensed to Inovio has not been challenged by a third party and none of its licensors have received notice from any third party (i) that the operation of Inovio's business or any act, product or service of Inovio, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction.

          (n)    No Third Party Infringement.    To the Knowledge of Inovio, no Person is infringing or misappropriating any Inovio Intellectual Property in a manner that would have a Material Adverse Effect on Inovio or any of its Subsidiaries. Inovio has not provided notice to any third party (i) that the operation of the business of the third party or any act, product or service of the third party infringes or misappropriates Inovio Intellectual Property or constitutes unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction, or (ii) challenging the ownership, validity, enforceability or registerability of any third party Intellectual Property.

          (o)    Use of Technology.    With respect to each item of Intellectual Property listed in Section 3.7 of the Inovio Disclosure Letter which consists of a computer program, software, electronic process or related process, procedure or technology, (i) Inovio maintains machine-readable master-reproducible copies, source code listings, technical documentation and user manuals, to the extent applicable, for the most current releases or versions thereof and for all earlier releases or versions thereof currently being, or which by contract for the benefit of any customer is to be, supported by each of them; (ii) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (iii) it is written in the language set forth in Section 3.7 of the Inovio Disclosure Letter for use on the hardware set forth in Section 3.7 of the Inovio Disclosure Letter or with standard operating systems; (iv) it can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems without incurring material costs, disbursements, and person hours; and (v) in each case, it operates in accordance with the user manual therefore without material operating defects or known, reproducible errors. Except with respect to demonstration or trial copies, no portion of any Inovio Intellectual Property contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware, or data without the consent of the user.

          (p)    No Affiliate Ownership.    None of the Intellectual Property listed or required to be listed on Section 3.7 of the Inovio Disclosure Letter is owned by or registered in the name of any stockholder, or any current or former owner, stockholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of Inovio or any of its Subsidiaries nor does any such Person have any interest therein or right thereto, including the right to royalty payments.

          (q)    Domain Names.    Section 3.7(q) of the Inovio Disclosure Letter lists all Domain Names related to the business of Inovio and its Subsidiaries. All Domain Names are in good standing until such dates as set forth in Section 3.7(q) of the Inovio Disclosure Letter. To the Knowledge of Inovio, no action has been taken or is pending to challenge Inovio's rights or the rights of any of its Subsidiaries to or to suspend, cancel or disable any Domain Name, registration therefore or the right of Inovio or any of its Subsidiaries to use a Domain Name. Inovio and its Subsidiaries, as the case may be, has all right, title and interest in and to, and rights to use on the internet and otherwise as a service mark, trademark and trade name, the Domain Names.

          (r)    No Export.    Since December 1, 2003, neither Inovio nor any Affiliate thereof has exported or re-exported, directly or indirectly (including via remote access) any part of any Inovio Intellectual Property to any country to which a license is required under Legal Requirements relating to the control of imports and exports of commodities and technical data, use and remote use of software and related property, and registration of customer agreements, including the Export Administration Regulations of the U.S. Department of Commerce, the International Traffic in Arms Regulations of the U.S. Department of State, and the Enhanced Proliferation Control Initiative in the U.S. without first obtaining all applicable licenses.

          (s)    Websites.    Since December 1, 2003, Inovio has maintained in connection with their operations, activity, conduct, and business on the Web and any and all other applicable internet operations, activity, conduct, and business, at all times during such operations, activity, conduct, and business, a written privacy statement or policy governing the collection, maintenance, and use of data and information collected from users of Web sites owned, operated, or maintained by, on behalf of, or for the benefit of Inovio in connection with or related to Inovio's business, including the business of any of its Subsidiaries ("Inovio Web Sites"). Since December 1, 2003, Inovio's privacy statement or policy has been conspicuously made available to users of Inovio Web Sites. Such statement or policy, along with Inovio's collection, maintenance, and use of user data and information and transfer thereof to VGX under this Agreement, complies in all material respects with all applicable Legal Requirements, including laws of the U.S. Federal Trade Commission. Inovio's privacy statement or policy does not in any manner restrict or limit any right of Inovio or any successors' rights to use, sell, license, distribute, and disclose such collected data.

          (t)    Proprietary Information Agreements.    Inovio and its Subsidiaries have taken commercially reasonable steps to protect Inovio's rights and the rights of its Subsidiaries in the confidential information and trade secrets of Inovio and its Subsidiaries that it wishes to protect or any trade secrets or confidential information of third parties provided to Inovio or any of its Subsidiaries, and, without limiting the foregoing, Inovio and its Subsidiaries have and enforce a policy requiring each employee, to execute a proprietary information/confidentiality agreement which requires the employee to assign all Intellectual Property rights to Inovio or its Subsidiary, as the case may be, and requires the employee to keep confidential all trade secrets of Inovio and its Subsidiaries, and all employees of Inovio and its Subsidiaries have executed such an agreement, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Inovio or any of its Subsidiaries. Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Inovio or any of its Subsidiaries, there has been no disclosure by Inovio or any of its Subsidiaries to any third party of confidential information or trade secrets of Inovio or any of its

  Subsidiaries, except pursuant to a Contract that requires such third party to keep such confidential information or trade secrets confidential.

          (u)    Data Privacy.    Inovio and its Subsidiaries have not used and does not currently use any of the patient information or other individuals' personal information that it has received or currently receives through their clinical studies or otherwise in an unlawful manner, such that criminal or civil liability would result, or in a manner that violates any privacy rights of its customers. Inovio and its Subsidiaries have not collected any information through its websites, products, services, studies or technology in an unlawful manner. Inovio and its Subsidiaries have commercially reasonable security measures in place to protect the customer information it receives through its website or otherwise and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner that violates the rights of privacy of its customers, patients in its studies or other individuals with whom Inovio and its Subsidiaries do business. Inovio and its Subsidiaries are and have been in compliance with all applicable Legal Requirements relating to the collection, storage, and onward transfer of all personally identifiable information collected by Inovio and its Subsidiaries or, to the Knowledge of Inovio, by third parties having authorized access to Inovio's (including its Subsidiaries') databases or other records.

          (v)    Source Code and Formulas.    No Persons other than Inovio possess any current or contingent rights of any kind to any source code or proprietary formulas included in the Inovio Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any source code owned by Inovio or any of its Subsidiaries, formula or the release from any escrow of any other Inovio Intellectual Property. Neither Inovio nor any of its Subsidiaries has granted any licenses or rights to distribute the source code of, or to use the source code to create derivative works of, any product or service marketed (at and at any time prior to the Effective Time) by, commercially available from or under development by Inovio or any of its Subsidiaries.

        3.8    Regulatory Compliance; Permits.

          (a)    Compliance.    Without limiting the generality of the representations and warranties provided elsewhere in this Section 3.8, neither Inovio nor any of its Subsidiaries is in conflict with, or in default or in violation of, any Legal Requirement applicable to Inovio or any of its Subsidiaries or by which Inovio or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to cause Inovio or any of its Subsidiaries to lose any material benefit or incur any material liability. To the Knowledge of Inovio, no investigation or review by any Governmental Entity is pending or, to the Knowledge of Inovio, has been threatened, against Inovio or any of its Subsidiaries. There is no judgment, injunction, order or decree binding upon Inovio or any of its Subsidiaries which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing any material business practice of Inovio or any of its Subsidiaries, any acquisition of material property by Inovio or any of its Subsidiaries or the conduct of business by Inovio and its Subsidiaries as currently conducted.

          (b)    Permits.    Without limiting the generality of the representations and warranties provided elsewhere in this Section 3.8, Inovio and its Subsidiaries hold, to the extent legally required, all Permits that are material to the operation of the business of Inovio taken as a whole (collectively, "Inovio Permits"). As of the date hereof, to the Knowledge of Inovio, no suspension or cancellation of any of Inovio Permits is pending or threatened. Inovio and its Subsidiaries are in compliance in all material respects with the terms of Inovio Permits. Section 3.8(b) of the Inovio Disclosure Letter sets forth as of the date hereof each of the Inovio Permits and lists all regulatory filing requirements that are required to be filed within six months after the Closing Date in order to maintain the Permits.

          (c)    FDA and Global Regulatory Compliance.

              (i)  The operation of Inovio, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all products, is and at all times has been in material compliance with all applicable Legal Requirements, Permits, and orders of Governmental Entities including those administered by the FDA and USDA for products manufactured, marketed and sold in the United States and that are subject to FDA and USDA jurisdiction. There is no actual or, to the Knowledge of Inovio, threatened material action or investigation against Inovio by the FDA or any other Governmental Entity which has jurisdiction over the manufacturing, operations, properties, products or processes of Inovio or those of any third parties acting on Inovio's behalf. Inovio has no Knowledge that any Governmental Entity is considering such action or of any facts or circumstances that are reasonably likely to give rise to any such action or investigation.

             (ii)  Except as set forth in Section 3.8(c) of the Inovio Disclosure Letter, neither Inovio, nor to the Knowledge of Inovio, any third party acting on Inovio's behalf with respect to services conducted for Inovio or any of its Subsidiaries, has had any product or manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other notice from a Governmental Entity of inspectional observations, "warning letters," "untitled letters" or, to the Knowledge of Inovio, requests or requirements to make changes to the operations of Inovio (or any of its Subsidiaries) or Inovio's products that if not complied with would reasonably be expected to result in a Material Adverse Effect on Inovio or any of its Subsidiaries, or similar correspondence or written notice from the FDA or other Governmental Entity in respect of the Inovio or any of its Subsidiaries, or to the Knowledge of Inovio, any third party acting on Inovio's behalf with respect to services conducted for Inovio, and alleging or asserting noncompliance with any Legal Requirements, Permits or such requests or requirements of a Governmental Entity, and, to the Knowledge of the Inovio, neither the FDA nor any Governmental Entity is considering such action. Except as set forth in Section 3.8(c) of Inovio Disclosure Letter, no vigilance report or adverse event report with respect to the products, or, to the Knowledge of Inovio, any third party acting on Inovio's behalf with respect to services conducted for Inovio, and to the Knowledge of Inovio, no vigilance report or adverse event report is under investigation by any Governmental Entity with respect to Inovio's products or Inovio or any of its Subsidiaries.

            (iii)  All studies, tests and preclinical and clinical trials being conducted by or on behalf of Inovio or any of its Subsidiaries that have been or will be submitted to any Governmental Entity, including the FDA and its counterparts worldwide, including in the European Union, in connection with any Permit, are being or have been conducted by Inovio or, to the knowledge of Inovio, are being or have been conducted on behalf of Inovio, in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state, federal and foreign Legal Requirements, rules and regulations, including the applicable requirements of Good Laboratory Practices, Good Clinical Practices, Good Manufacturing Practices, Human Subject Protections and the U.S. Food, Drug and Cosmetic Act of 1938 and its implementing regulations, including 21 CFR Parts 50, 54, 56, 58, 210, and 211. Inovio has not received any notices, correspondence or other communication in respect of Inovio from the FDA or any other Governmental Entity requiring the termination or suspension of any clinical trials conducted by, or on behalf of, Inovio or any of its Subsidiaries or in which Inovio or any of its Subsidiaries has participated, and to the Knowledge of Inovio neither the FDA nor any other

    Governmental Entity is considering such action. Inovio has not received specific written notification from a Governmental Entity of the rejection of data obtained from any clinical trials conducted by, or on behalf of, Inovio or any of its Subsidiaries or in which Inovio or any of its Subsidiaries has participated with respect to Inovio, its Subsidiaries or its products, which data was submitted to the Governmental Authority and which was necessary to obtain regulatory approval of a particular product.

            (iv)  The manufacture of products by, or, to the Knowledge of Inovio, on behalf of, Inovio is being conducted in compliance in all material respects with all applicable Legal Requirements including the FDA's Good Manufacturing Practices at 21 CFR §§210-211 and applicable guidelines for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States.

             (v)  Inovio is not the subject of any pending or, to the Knowledge of Inovio, threatened investigation in respect of Inovio or any of its Subsidiaries by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither Inovio nor any of its Subsidiaries has committed any act, made any statement, or failed to make any statement, in each case in respect of Inovio or its Subsidiaries and that would provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities" and any amendments thereto. Neither Inovio nor any of its officers or, to the Knowledge of Inovio, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable Legal Requirement. No debarment or exclusionary claims, actions, proceedings or investigations in respect of Inovio are pending or, to the Knowledge of Inovio, threatened against Inovio, its Subsidiaries or any of their respective officers, employees or agents.

        3.9    Litigation.    There are no Legal Proceedings pending or, to the Knowledge of Inovio, threatened against Inovio or any of its Subsidiaries or any of their respective properties or relating to any of the executive officers and directors of Inovio or any of its Subsidiaries in their capacity as such, before any court, Governmental Entity, or any arbitrator that seeks to restrain, enjoin or prevent the consummation of the transactions contemplated hereby or which, if adversely decided, would reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to be material to Inovio or any of its Subsidiaries. Section 3.9 of Inovio Disclosure Letter further sets forth a list as of the date hereof of all litigation settlement agreements to which Inovio or any of its Subsidiaries is a party.

        3.10    Brokers' and Finders' Fees; Fees and Expenses.    Inovio has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

        3.11    Employee Matters and Benefit Plans.

          (a)    Definitions.    For purposes of this Agreement, the following terms shall have the meanings set forth below:

              (i)  "Inovio Employee" shall mean any current or former or retired employee, consultant or director of Inovio or any of its Subsidiaries.

             (ii)  "Inovio Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan,"

    within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Inovio or any Inovio ERISA Affiliate for the benefit of any employee, or with respect to which Inovio or any Inovio ERISA Affiliate has or may have any liability or obligation.

            (iii)  "Inovio ERISA Affiliate" shall mean each Subsidiary of Inovio and any other person or entity under common control with Inovio or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

            (iv)  "Inovio Pension Plan" shall mean each Inovio Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b)    Inovio Employee Plans.    Section 3.11(b) of the Inovio Disclosure Letter contains an accurate and complete list of each Inovio Employee Plan. Neither Inovio nor any Subsidiary has any plan or commitment to establish any new Inovio Employee Plan, to modify any Inovio Employee Plan (except to the extent required by law or to conform any such Inovio Employee Plan to applicable Legal Requirements), or to adopt or enter into any Inovio Employee Plan.

          (c)    Documents.    Inovio has delivered or made available to VGX correct and complete copies of, to the extent applicable,: (i) each Inovio Employee Plan together with all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Inovio Employee Plan; (iii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Inovio Employee Plan; (iv) if the Inovio Employee Plan is funded, the most recent annual and periodic accounting of Inovio Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any; (vi) all IRS correspondence, including determination, opinion, notification and advisory letters; and (vii) all related agreements, insurance contracts and other agreements by which such Inovio Employee Plan is established, operated, administered or funded.

          (d)    Employee Plan Compliance.    Inovio and the Inovio ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no Knowledge of any default or violation by any other party to each Inovio Employee Plan, and each Inovio Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code. Any Inovio Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. The remedial amendment period under Section 401(b) of the Code has not expired with respect to any amendment to any such Inovio Employee Plan adopted after the date of the most recent such determination, notification, advisory and/or opinion letter. For each Inovio Employee Plan that is intended to be qualified under Section 401(a) of the Code, to the Knowledge of Inovio, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Inovio Employee Plan, which would individually or in the aggregate result in material liability to Inovio. There are no material actions, suits or claims pending, or, to the Knowledge of Inovio, threatened or reasonably anticipated (other than routine claims for benefits) against any Inovio Employee Plan or against the assets of any Inovio Employee Plan. Neither Inovio nor any Inovio ERISA Affiliate has received any written notice that any Inovio Employee Plan or any fiduciary thereof is presently the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency, and no such action has been threatened. Neither Inovio nor any Inovio ERISA Affiliate has incurred any liability or civil penalty under ERISA or liability for any tax or excise tax arising under the Code with respect to any Inovio Employee Plan, and no event has occurred and no condition or circumstance exists that could reasonably be expected to give rise to any such liability with respect to any such Inovio Employee Plan.

          (e)    No Pension or Welfare Plans.    Neither Inovio nor any Inovio ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) "multiple employer plan" as defined in ERISA or the Code, or (iv) a "funded welfare plan" within the meaning of Section 419 of the Code. No Inovio Employee Plan provides health benefits that are not fully insured through an insurance contract.

          (f)    No Post-Employment Obligations.    Except as set forth in Section 3.11(f) of the Inovio Disclosure Letter, no Inovio Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Inovio nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

          (g)    Effect of Transaction.

              (i)  Except as set forth in Section 3.11(g) of the Inovio Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Inovio Employee Plan that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Inovio Employee.

             (ii)  No payment or benefit which will or may be made by Inovio or its Subsidiaries with respect any "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

          (h)    Employment Matters.    Inovio and its Subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to each Inovio Employee and have made all reportings, registrations, filings, contributions, withholdings or other payments with respect to each Inovio Employee.

          (i)    Labor.    No work stoppage or labor strike against Inovio or any Subsidiary is pending, or to the Knowledge of Inovio, threatened or reasonably anticipated. To the Knowledge of Inovio, there are no activities or proceedings of any labor union to organize any Inovio Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Inovio, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Inovio or any of its Subsidiaries. Neither Inovio nor any of its

  Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Inovio nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated with respect to Inovio Employees

        3.12    Title to Properties.

          (a)    Real Properties.    Inovio does not own any real property.

          (b)    Leased Properties.    Section 3.12(b) of the Inovio Disclosure Letter sets forth a true, complete and correct list as of the date hereof of all real property currently leased by Inovio or any of its Subsidiaries (each an "Inovio Facility", and collectively, the "Inovio Facilities"). All such current leases (the "Inovio Leases") are legal, valid and binding agreements, enforceable against Inovio in accordance with its terms, on Inovio or the Subsidiary of Inovio party thereto and, to the Knowledge of Inovio, of each other Person party thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). All such current leases are in full force and effect, and there is not, under any of such leases, any existing material default of Inovio or its Subsidiaries or, to the Knowledge of Inovio, any event, which with notice or lapse of time, or both, would constitute a material default of Inovio or its Subsidiaries thereunder.

          (c)    No Subleases.    Inovio has not entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy any Inovio Facility or any portion thereof or interest therein.

          (d)    Valid Title.    Inovio and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and tangible assets, valid leasehold interests in, all of its tangible properties and assets (real, personal, tangible and mixed, including all Inovio Facilities) used or held for use in its business, free and clear of any Liens except Permitted Liens, and except for such tangible properties and assets, no other material tangible property or asset is necessary for or used in the operation of Inovio's business or the business of any of its Subsidiaries as conducted as of the date hereof (other than Inovio Intellectual Property, the sufficiency of which is addressed in Section 3.7).

        3.13    Environmental Matters.

          (a)    Hazardous Material.    As of the Closing, to the Knowledge of Inovio, and except as would not be reasonably likely to result in material liability to Inovio or any of its Subsidiaries, no Hazardous Materials have been disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any Inovio Facilities, nor have any Hazardous Materials been manufactured or transported by Inovio or its Subsidiaries in violation of any applicable Legal Requirement.

          (b)    Environmental Claims.    There are no Legal Proceedings pending or, to the Knowledge of Inovio, threatened against Inovio or any of its Subsidiaries which allege a violation of Environmental Laws. To the Knowledge of Inovio, neither Inovio nor any of its Subsidiaries have received any written or oral notification alleging any violation of Environmental Laws, disposal, release or threatened release of any Hazardous Material generated or transported by Inovio or any of its Subsidiaries.

        3.14    Contracts.

          (a)    Scheduled Contracts.    For purposes of this Agreement, "Inovio Scheduled Contract" shall mean:

              (i)  any employment, consulting or other compensatory or services-related Contract with any executive officer or other employee of Inovio earning an annual salary in excess of $75,000 or member of the Inovio Board, except those that are terminable by Inovio or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation by Inovio and which contain no severance, "change in control" or similar provisions;

             (ii)  any Contract containing any covenant (A) limiting in any respect the right of Inovio or any of its Subsidiaries to engage in any line of business or compete with any Person in any material line of business or any geographic area, (B) granting any exclusive distribution, use or development rights, (C) agreeing to purchase a minimum amount of goods or services in excess of $500,000 in the aggregate in any consecutive twelve (12) month period, (D) agreeing to purchase goods or services exclusively from a certain party or (E) requiring Inovio or any of its Subsidiaries to give "most favored nation" pricing to any customers, potential customers or any class of customers or to provide exclusive or "most favored nation" access to any product or service features, excluding standard customizations, to any customers, potential customers or any class of customers;

            (iii)  any Contract relating to the disposition or acquisition by Inovio or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Inovio or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than Inovio's Subsidiaries;

            (iv)  any distributor, joint marketing, partnership, development, collaborator, manufacturer or similar agreement (including such agreements under which the other party has the right to manufacture or reproduce Inovio's products) under which Inovio or any of its Subsidiaries have continuing material obligations to jointly develop or market any product, technology or service;

             (v)  any Contract relating to the development, use or protection of any material Inovio Intellectual Property, including, but not limited to (A) any agreement pursuant to which Inovio or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Inovio or any of its Subsidiaries, and (B) any agreement pursuant to which Inovio or any of its Subsidiaries has agreed to warrant, indemnify, hold harmless, reimburse guaranty or otherwise assume or incur any material obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Inovio or such other person of its rights with respect to any material Intellectual Property;

            (vi)  any Contract (excluding Inovio Leases) containing any support, maintenance or service obligation on the part of Inovio or any of its Subsidiaries, other than those obligations that have a term of one year or less or involving annual revenues to Inovio of under $1,000,000 in any individual case;

           (vii)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in a principal amount in excess of $500,000 that is outstanding or may be incurred on the terms thereof, other than accounts receivables and payables in the ordinary course of business;

          (viii)  any other individual agreement, contract or commitment that involves future expenditures or obligations by or of Inovio in excess of $500,000 in the aggregate during any consecutive twelve month period;

            (ix)  any Contract with the United States federal, state or local government or any department thereof; and

             (x)  any Contract or other arrangement with an Affiliate, other than (A) advance or reimbursement for travel and entertainment expenses, (B) any standard form of invention assignment and confidentiality agreement, (C) employee benefits generally available to Inovio Employees (including stock options), and (D) "at will" employment offer letters.

          (b)    Schedule.    Section 3.14(b) of the Inovio Disclosure Letter sets forth a list of all Inovio Scheduled Contracts to which Inovio or any of its Subsidiaries is a party or is bound by as of the date hereof. Inovio has made available to VGX true, complete and correct copies of each contract listed in Section 3.14(b) of the Inovio Disclosure Letter.

          (c)    No Breach.    All Inovio Scheduled Contracts are legal, valid and binding agreements, enforceable in accordance with their terms, of Inovio and/or a Subsidiary of Inovio party thereto and, to the Knowledge of Inovio, of each other Person party thereto, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). All Inovio Scheduled Contracts are in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to Inovio. Neither Inovio nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Inovio Scheduled Contract.

        3.15    Board Approval.    As of the date hereof, the Inovio Board has, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, (i) determined the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the Inovio Stockholders approve this Agreement and the Mergers and directed that such matters be submitted to the Inovio Stockholders for approval.

        3.16    Transactions with Related Parties.    As of the date hereof, Inovio is not a party to any transaction of the type described in Item 404(a) of Regulation S-K of the rules and regulations of the SEC.

        3.17    Insurance.

          (a)   Section 3.17 of the Inovio Disclosure Letter sets forth a list of each currently effective insurance policy or binder of insurance (including policies providing property, casualty, liability, and workers' compensation coverage, bond and surety arrangements, clinical trials or contract research insurance, or intellectual property infringement insurance, but excluding policies related to Employee Plans) to which Inovio is currently a party, a named insured, or otherwise the beneficiary of coverage as of the date hereof:

              (i)  the name and address of the agent;

             (ii)  the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii)  the policy number and the period of coverage; and

            (iv)  the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount of coverage.

          (b)   With respect to each such insurance policy or binder: (i) Inovio has timely paid all premiums when due, (ii) the applications therefor completed by Inovio do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or facts contained therein not misleading where such misstatement or omission would constitute a basis for denial of coverage under the terms of such policy or binder, (iii) Inovio is not in material breach or material default (including with respect to the giving of notices), and no event has occurred or, by reason of the consummation of the transaction contemplated by this Agreement, will occur which, with notice or the lapse of time, would constitute such a material breach or material default, or permit termination, modification, or acceleration, under the policy and (iv) the policies are in full force and effect. There are no outstanding unpaid claims made by Inovio or any of its Subsidiaries under any such policies or binders.

        3.18    Liabilities.    Except as disclosed in Section 3.18 of the Inovio Disclosure Letter, since the date of the most recent SEC Report prior to the date hereof, neither Inovio nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required by US GAAP to be disclosed on a consolidated balance sheet or in the related notes thereto, or any off-balance sheet liabilities, other than (i) any liabilities which did not have or would not have had, individually or in the aggregate, a Material Adverse Effect on Inovio, (ii) liabilities incurred in the ordinary course of business and (iii) liabilities incurred in connection with the transactions contemplated hereby.

        3.19    Product Claims.    To the Knowledge of Inovio, there has not been any claim under any contractual warranty, guaranty or other indemnity, or any claims of product liability arising from allegations of personal injury, property damage, or medical malpractice, with respect to the products or services of Inovio or its Subsidiaries through the date hereof.

        3.20    Accounts Receivable.    As of the date hereof, Inovio does not reasonably expect that the collections rate of its currently outstanding accounts receivable will be materially worse than its historical collection rate.

        3.21    Anti-Takeover Statute Not Applicable.    No "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation under the laws of the State of Delaware is applicable to Inovio, the shares of Inovio Common Stock or other Inovio Securities, the Merger or any of the other transactions contemplated by this Agreement.

        3.22    Foreign Corrupt Practices.    Neither Inovio nor any of its Subsidiaries nor, to the knowledge of Inovio, any director, officer, agent, employee or other Person acting on behalf of Inovio or any of its Subsidiaries has, in the course of its actions for, or on behalf of, Inovio or its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

        3.23    Listing and Maintenance Requirements.    Inovio has not, in the twelve months preceding the date hereof, received notice (written or oral) from the NYSE Alternext to the effect that Inovio is not in compliance with the listing or maintenance requirements of such market.

        3.24    Opinion of Financial Advisor.    Inovio's Board of Directors has received an opinion from Oppenheimer & Co. Inc. to the effect that, as of the date of such opinion specified therein, the Merger Exchange Ratio is fair to Inovio from a financial point of view.

        3.25    Operations of Submerger.    Submerger is a direct, wholly owned subsidiary of Inovio, formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1    Conduct of Business of VGX and its Subsidiaries.

          (a)    Ordinary Course.    During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, VGX and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement, as provided in Section 4.1 of the VGX Disclosure Letter or to the extent that Inovio shall otherwise consent in writing (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, (ii) pay its debts and taxes when due, pay or perform other material obligations when due, (iii) use all commercially reasonable efforts to preserve intact VGX's and its Subsidiaries' present business organization, taken as a whole, (iv) use all commercially reasonable efforts to keep available the services of the current officers, employees and consultants of VGX and its Subsidiaries and (v) manage in the ordinary course its business relationships with third parties. Without limiting the generality of the foregoing, VGX and/or each Subsidiary will use all reasonable efforts to prepare all Tax Returns that are required to be filed by VGX or such Subsidiary on or before the Closing Date, provided that VGX and/or each Subsidiary shall not be required to prepare Tax Returns that are not due until after the Closing Date (including properly obtained extensions). VGX or such Subsidiary shall use all reasonable efforts to deliver each such income and franchise Tax Return, in a form ready to be filed, to Inovio for review at least ten (10) business days before the due date for such income and franchise Tax Return.

          (b)    Required Consent.    In addition, without limiting the generality of Section 4.1(a), except as permitted or contemplated by the terms of this Agreement, without the prior written consent of Inovio, which consent shall not be unreasonably withheld or delayed, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, VGX (i) shall not, directly or indirectly, do any of the following, (ii) shall not permit any of its Subsidiaries other than VGXI to, directly or indirectly do any of the following, and (iii) shall not take any action to authorize, implement, encourage, assist or otherwise allow VGXI to do any of the following:

              (i)  Cause, permit or propose any amendments to VGX Charter Documents or any of the VGX Subsidiary Charter Documents;

             (ii)  Adopt a plan of complete or partial liquidation or dissolution;

            (iii)  Declare, accrue, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction effected in the ordinary course of business by a wholly owned Subsidiary of it that remains a wholly owned Subsidiary of it after consummation of such transaction;

            (iv)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested shares in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof;

             (v)  Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than (A) issuances of VGX Common Stock upon the exercise of VGX Options, VGX Warrants or VGX Convertible Debt outstanding as of the date hereof in accordance with the terms of such securities as of the date hereof, (B) grants of stock options under the VGX Option Plan at fair market value, provided that such options (1) are issued in the ordinary course of business consistent with past practice, (2) vest in accordance with VGX's standard vesting schedule under the applicable Option Plan, and (3) are issued no later than five (5) business days prior to the Form S-4 Filing Date and (C) reservation of VGX Common Stock in connection with certain amendments to the notes evidencing some or all of the VGX Convertible Debt to provide for their conversion in connection with the Merger as contemplated hereby;

            (vi)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any material equity or voting interest in or a material portion of the assets of, or by any other manner, any business of any Person or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, which acquisition would be material to the business of VGX;

           (vii)  Sell, lease, license, encumber or otherwise dispose of any properties or assets except (A) the sale, lease or disposition (other than through licensing) of property or assets which are not, individually or in the aggregate, material to the business of VGX and its Subsidiaries or (B) the sale, licensing or distribution of VGX Products and services in the ordinary course of business;

          (viii)  Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a wholly owned Subsidiary of it to it or any wholly-owned Subsidiary of it or (B) employee advances for travel and entertainment expenses made in the ordinary course of business;

            (ix)  Except as required by US GAAP as concurred with by its independent auditors, make any material change in its methods or principles of accounting since the date of VGX Balance Sheet;

             (x)  Make any Tax election or accounting method change that is reasonably likely to adversely affect the Tax liability or Tax attributes of VGX or any of its subsidiaries or settle or compromise any income tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

            (xi)  Revalue any of its assets other than in the ordinary course of business;

           (xii)  Commence or enter into any settlement of litigation other than the settlements involving the payment of money only in an amount not in excess of $250,000 individually for any one settlement or $500,000 in the aggregate for all such settlements, other than in connection with this Agreement and the transactions contemplated hereby;

          (xiii)  Commence or enter into any clinical scientific program prior to the Closing;

          (xiv)  Except as required by Legal Requirements, VGX Employee Plans, this Agreement or Contracts currently binding on VGX or its Subsidiaries or policies of VGX currently in effect, (A) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any Employee of VGX or any Subsidiary of VGX (other than increases in connection with performance reviews or annual salary increases of amounts up to 110% of current salary and bonuses not exceeding $1,000,000 in the aggregate to all Employees), (B) make any increase in or commitment to increase any benefits provided under any Employee Plan (including any severance plan), adopt or amend or make any commitment to establish, terminate, adopt or amend any Employee Plan or (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of VGX Options or other securities outstanding pursuant to the VGX Option Plan, or reprice any VGX Options or authorize cash payments in exchange for any VGX Options;

           (xv)  Sell, grant or modify in any material respect any Material Contract which is a license with respect to VGX Intellectual Property other than in connection with the sale or license of VGX's products in the ordinary course of business or grant any exclusive rights with respect to any VGX Intellectual Property;

          (xvi)  Enter into, renew or modify any Contracts containing, or otherwise subject the Surviving Entity or Inovio to, any non-competition, exclusivity or other material restrictions on VGX or any of its businesses prior to Closing, or the Surviving Entity or Inovio, or any of their respective businesses, following the Closing;

         (xvii)  Enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license to any Intellectual Property owned by Inovio or any of its Subsidiaries (other than VGX and its Subsidiaries);

        (xviii)  Take any action that would result, or is reasonably likely to result, in any of the conditions to the Merger set forth in Article VI not being satisfied, that would materially impair the ability of VGX to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

          (xix)  Hire any executive officer level employees;

           (xx)  Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of VGX or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (A) in connection with the financing of ordinary course trade payables or (B) indebtedness for money borrowed in an amount not exceeding $100,000 in the aggregate;

          (xxi)  Make or commit to make capital expenditures in excess of $1,000,000 in the aggregate in any consecutive twelve (12) month period;

         (xxii)  Modify in any material respect, amend or terminate any VGX Scheduled Contract currently in effect, or waive, release or assign any material rights or claims thereunder, except in the ordinary course consistent with past practice or enter into any agreement that would constitute a VGX Scheduled Contract;

        (xxiii)  Enter into any Contract requiring VGX or any of its Subsidiaries to pay in excess of $1,000,000 in the aggregate in any consecutive twelve (12) month period;

        (xxiv)  Enter into any transaction of the type described in Item 404(a) of Regulation S-K of the rules and regulations of the SEC;

          (xxv)  Make or commit to make any payment for any brokerage or finders' fee or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby; or

        (xxvi)  Agree to take any of the actions described in (i) through (xxiv) above.

        4.2    Conduct of Business of Inovio and its Subsidiaries.

          (a)    Ordinary Course.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Inovio (which for the purposes of this Article IV shall include Inovio and its Subsidiaries, including Submerger) agrees to, except as otherwise expressly contemplated by this Agreement, as provided in Section 4.2 of the Inovio Disclosure Letter or to the extent that VGX shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, (ii) pay its debts and taxes when due, pay or perform other material obligations when due, (iii) use all commercially reasonable efforts to preserve intact Inovio's and its Subsidiaries' present business organization, taken as a whole, (iv) use all commercially reasonable efforts to keep available the services of the current officers, employees and consultants of Inovio and its Subsidiaries and (v) manage in the ordinary course its business relationships with third parties.

          (b)    Required Consent.    In addition, without limiting the generality of Section 4.2(a), except as permitted or contemplated by the terms of this Agreement, without the prior written consent of VGX, which consent shall not be unreasonably withheld or delayed, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Inovio shall not, directly or indirectly, do any of the following, and shall not permit any of its Subsidiaries to, directly or indirectly do any of the following:

              (i)  Fail to file any periodic reports required to be filed with the SEC pursuant to the Exchange Act, except in such case as (i) the consent of Inovio's auditors is required in connection with such filing and the auditors have not delivered such consent or (ii) filing without the consent of Inovio's auditors would cause its auditors to withdraw from representing Inovio and the auditors have not delivered such consent;

             (ii)  Cause or permit or propose any amendments to Inovio Charter Documents or any of the Inovio Subsidiary Charter Documents;

            (iii)  Adopt a plan of complete or partial liquidation or dissolution;

            (iv)  Declare, accrue, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, except as required pursuant to the terms of the Inovio Preferred Stock outstanding as of the date hereof, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction effected in the ordinary course of business by a wholly owned Subsidiary of it that remains a wholly owned Subsidiary of it after consummation of such transaction;

             (v)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested shares in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof;

            (vi)  Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than (A) issuances of Inovio Common Stock upon the exercise of Inovio Options or Inovio Warrants outstanding as of the date hereof in accordance with the terms of such securities as of the date hereof, (B) grants of stock options under the Inovio Incentive Plan at fair market value, provided that such options

    (1) are issued in the ordinary course of business consistent with past practice, (2) vest in accordance with Inovio's standard vesting schedule under the applicable Inovio Incentive Plan, and (3) are issued no later than five (5) business days prior to the Form S-4 Filing Date; and (C) issuance of Inovio Common Stock upon conversion of Inovio Preferred Stock outstanding as of the date hereof in accordance with the terms of such securities as of the date hereof;

           (vii)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any material equity or voting interest in or a material portion of the assets of, or by any other manner, any business of any Person or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, which acquisition would be material to the business of Inovio;

          (viii)  Sell, lease, license, encumber or otherwise dispose of any properties or assets except (A) the sale, lease or disposition (other than through licensing) of property or assets which are not, individually or in the aggregate, material to the business of Inovio and its Subsidiaries or (B) the sale, licensing or distribution of Inovio products and services in the ordinary course of business;

            (ix)  Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a wholly owned Subsidiary of it to it or any wholly-owned Subsidiary of it or (B) employee advances for travel and entertainment expenses made in the ordinary course of business;

             (x)  Except as required by US GAAP as concurred with by its independent auditors, make any material change in its methods or principles of accounting since the date of Inovio Balance Sheet;

            (xi)  Make any Tax election or accounting method change that is reasonably likely to adversely affect the Tax liability or Tax attributes of Inovio or any of its subsidiaries or settle or compromise any income tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

           (xii)  Revalue any of its assets other than in the ordinary course of business;

          (xiii)  Commence or enter into any settlement of litigation other than the settlements involving the payment of money only in an amount not in excess of $250,000 individually for any one settlement or $500,000 in the aggregate for all such settlements, other than in connection with this Agreement and the transactions contemplated hereby;

          (xiv)  Commence or enter into any clinical scientific program prior to the Closing;

           (xv)  Except as required by Legal Requirements, Employee Plans, this Agreement or Contracts currently binding on Inovio or its Subsidiaries or policies of Inovio currently in effect, (A) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any Employee of Inovio or any Subsidiary of Inovio (other than increases in connection with performance reviews or annual salary increases of amounts up to 110% of current salary and bonuses not exceeding $1,000,000 in the aggregate to all Employees), (B) make any increase in or commitment to increase any benefits provided under any Employee Plan (including any severance plan), adopt or amend or make any commitment to establish, terminate, adopt or amend any Employee Plan or (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Inovio Options or other securities outstanding pursuant to the Inovio Incentive Plan, or reprice any Inovio Options or authorize cash payments in exchange for any Inovio Options;

          (xvi)  Sell, grant or modify in any material respect any Material Contract which is a license with respect to Inovio Intellectual Property other than in connection with the sale or license of Inovio's products in the ordinary course of business or grant any exclusive rights with respect to any Inovio Intellectual Property;

         (xvii)  Enter into, renew or modify any Contracts containing, or otherwise subject the Surviving Entity or Inovio or any of its Subsidiaries to any non-competition, exclusivity or other material restrictions on their respective businesses following the Closing;

        (xviii)  Enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license to any Intellectual Property owned by VGX or any of its Subsidiaries (other than Inovio and its Subsidiaries);

          (xix)  Take any action that would result, or is reasonably likely to result, in any of the conditions to the Merger set forth in Article VI not being satisfied, that would materially impair the ability of Inovio to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

           (xx)  Hire any executive officer level employees;

          (xxi)  Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Inovio or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (A) in connection with the financing of ordinary course trade payables or (B) indebtedness for money borrowed in an amount not exceeding $100,000 in the aggregate;

         (xxii)  Make or commit to make capital expenditures in excess of $1,000,000 in the aggregate in any consecutive twelve (12) month period;

        (xxiii)  Modify in any material respect, amend or terminate any Inovio Scheduled Contract currently in effect, or waive, release or assign any material rights or claims thereunder, except in the ordinary course consistent with past practice or enter into any agreement that would constitute an Inovio Scheduled Contract;

        (xxiv)  Enter into any Contract requiring Inovio or any of its Subsidiaries to pay in excess of $1,000,000 in the aggregate in any consecutive twelve (12) month period;

          (xxv)  Enter into any transaction of the type described in Item 404(a) of Regulation S-K of the rules and regulations of the SEC;

        (xxvi)  Make or commit to make any payment for any brokerage or finders' fee or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby; or

       (xxvii)  Agree to take any of the actions described in (i) through (xxiv) above.

          (c)    Ownership of Submerger.    During the period from the date of this Agreement and continuing up to and including the Effective Time, Inovio shall own all of the membership interests of Submerger and shall not make, nor shall permit or cause Submerger to make, any election under Treasury Regulation Section 301.7701-3, the effect of which would cause Submerger to be classified for federal income tax purposes as a "corporation" at any time on or before the Closing Date.

        4.3    Sale of Assets; Reduction of VGX Convertible Debt.    Notwithstanding anything to contrary in this Article IV, VGX may take all necessary actions to fulfill its obligations under that certain Asset Purchase Agreement between VGX and VGXI, Inc. dated as of June 10, 2008, as provided as Schedule 4.3 hereof, including transfer of the assets identified to be transferred therein (including the schedules and exhibits to such agreement) (the "Transferred Assets"), without any further written consent from Inovio, provided, however (i) VGX shall receive at least $7.75 million in aggregate in cash from VGXI, Inc. in consideration of the sale of the Transferred Assets; (ii) VGX shall require and compel VGXI, Inc. to deposit no less than $2,000,000 of the purchase price for the Transferred Assets in an escrow account in favor of VGX after execution of this Agreement, (iii) regardless of the timing of actual receipt of proceeds for the Transferred Assets from VGXI, Inc., VGX shall reduce an aggregate of $7,750,000 owed pursuant to the VGX Convertible Debt outstanding as of the date of this Agreement, as such VGX Convertible Debt becomes due and payable, and (iv) VGX shall perform its obligations under and maintain the agreement dated June 25, 2008 between VGXI, Inc. and VGX pursuant to which VGXI shall manufacture and supply product to VGX for preclinical studies and/or clinical trials use and future commercialization (the "Manufacturing Agreement").

ARTICLE V
ADDITIONAL AGREEMENTS

        5.1    Registration Pursuant to the Securities Act.    Inovio shall use commercially reasonable efforts to prepare and, within forty-five (45) business days of the date of this Agreement file with the SEC a registration statement on Form S-4 to register the offer and sale of Inovio Common Stock in the Merger, including registering the assumption of and shares of Inovio Common Stock underlying the VGX Options, VGX Warrants and VGX Convertible Debt (the "Registration Statement"). The Registration Statement will include (i)(a) prospectus with respect to the Inovio Common Stock, Inovio Options, Inovio Warrants and other Inovio securities, if any, to be issued in the Merger (the "Prospectus"), (b) proxy materials which shall constitute the proxy statement for the Inovio Stockholders' Meeting, including description of the Additional Inovio Proposals (the "Inovio Proxy Statement"), and (iii) proxy materials which shall constitute the proxy statement for the VGX Stockholders' Meeting (the "VGX Proxy Statement"; the Prospectus, Inovio Proxy Statement and VGX Proxy Statement together, and any amendments or supplements thereto, the "Proxy Statement/Prospectus"). VGX and its counsel shall be given reasonable opportunity to review, comment on and approve, which approval shall not be unreasonably withheld, the Registration Statement prior to the filing thereof with the SEC. Inovio shall accept all reasonable comments provided to the Registration Statement by VGX. Inovio agrees to provide in writing to VGX and its counsel any comments Inovio or its counsel may receive from the SEC or its staff with respect to the Registration Statement promptly after receipt of such comments and shall provide VGX and its counsel with a reasonable opportunity to participate in the response of Inovio to such comments. Inovio will respond to any comments from the SEC on the Registration Statement, and VGX will work with Inovio in good faith to answer any comments from the SEC in a timely manner. Inovio shall provide VGX with copies of any written responses to the SEC or its staff and shall notify VGX with respect to any oral responses to the SEC or its staff. Inovio will work in good faith and use all reasonable efforts to have the Registration Statement declared effective as soon as practicable after the Form S-4 Filing Date and to maintain such effectiveness for so long as shall be required for the issuance of the Merger Consideration pursuant to the Merger; provided, however, that no party shall be required to modify any of the terms of this Agreement or the Merger, or the transactions contemplated hereby, in order to have the Registration Statement declared effective. Within two (2) business days following the Registration Effective Date, Inovio shall file the final Proxy Statement/Prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

        5.2    Solicitation Pursuant to the Exchange Act.

          (a)    Inovio Additional Proposals.    In order to solicit requisite approval from the Inovio Stockholders on such actions, the Proxy Statement/Prospectus shall include discussion of and set forth for a separate vote a proposal for (i) the Name Change, including filing of the Certificate of Amendment in conjunction with the Closing, and (ii) the amendment of the Inovio 2000 Plan to (A) clarify the acceleration of vesting of Inovio Options issued and outstanding thereunder at the Effective Time and (B) remove the termination of unexercised Inovio Options issued and outstanding thereunder at the Effective Time (the "2000 Plan Amendment"). Inovio reserves the right to include such other proposals for stockholder approval, where such approval shall be required by applicable corporate or securities laws or rules of any Designated National Securities Exchange, in relation to any proposed transaction(s) allowable under, or consented to by VGX pursuant to, Section 4.2 (collectively with the Name Change and the 2000 Plan Amendment, the "Inovio Additional Proposals").

          (b)    Recommendation of Inovio Board.    Unless prohibited by its fiduciary duties under applicable laws, the Inovio Board shall recommend to the Inovio Stockholders that such stockholders approve the Merger and the Inovio Additional Proposals, and the Proxy Statement/Prospectus shall contain such recommendation, as well as the conclusion of the Inovio Board that the terms and conditions of the Merger and the Inovio Additional Proposals are in the best interests of the Inovio Stockholders in the opinion of the Inovio Board, and neither the VGX Board nor any committee thereof shall, unless otherwise required by its fiduciary duties under applicable laws, withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Inovio, the recommendation of the Inovio Board that the Inovio Stockholders vote in favor of the Merger and the Inovio Additional Proposals.

          (c)    Mailing.    Within five (5) business days of the Registration Effective Date, Inovio shall cause the Proxy Statement/Prospectus to be mailed to the Inovio Stockholders as of the Record Date identified therein.

        5.3    VGX Stockholder Solicitation and Approval.

          (a)    Support Stockholders' Voting Agreement.    Promptly following the execution of this Agreement, the VGX Support Stockholders shall execute the Support Stockholders Voting Agreement in the form attached as Exhibit B. The VGX Support Stockholders shall constitute as of the date of this Agreement, and shall continue to constitute as of the Registration Effective Date, at least 40% of the issued outstanding VGX Common Stock. The Support Stockholders Voting Agreement shall not be deemed effective until the VGX Solicitation Date.

          (b)    Recommendation of VGX Board.    Unless prohibited by its fiduciary duties under applicable laws, the VGX Board shall recommend to the VGX Stockholders that such stockholders approve the VGX Voting Proposal, and the Information Statement shall contain such recommendation, as well as the conclusion of the VGX Board that the terms and conditions of the Merger are in the best interests of the VGX Stockholders in the opinion of the VGX Board, and neither the VGX Board nor any committee thereof shall, unless otherwise required by its fiduciary duties under applicable laws, withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Inovio, the recommendation of the VGX Board that the VGX Stockholders vote in favor of the VGX Voting Proposal.

          (c)    Special Meeting.    VGX shall seek approval of this Agreement, the Merger and the transactions contemplated thereby from the VGX Stockholders at a special meeting of the VGX Stockholders, upon notice provided in the VGX Soliciting Materials (as defined below) to be held no later than three (3) business days after the special meeting of Inovio Stockholders.

          (d)    VGX Soliciting Materials.    VGX shall utilize the VGX Proxy Statement and Prospectus in soliciting the VGX Stockholder Approval (the VGX Proxy Statement, Prospectus, and any other materials to be submitted to the VGX Stockholders in connection with the solicitation of their approval of the Merger and this Agreement together, the "VGX Soliciting Materials"). Subject to Section 5.3(b), the VGX Soliciting Materials shall include the recommendation of the VGX Board in favor of the Merger, this Agreement, and the other transactions contemplated by this Agreement, and a statement that the VGX Board has determined that the terms of the Merger and this Agreement are fair to and in the best interests of VGX and the VGX Stockholders. Further, the VGX Soliciting Materials shall include all notices and disclosures required under Section 262 of the DGCL. Anything to the contrary contained herein notwithstanding, VGX shall not include in the VGX Soliciting Materials any information with respect to Inovio or its Affiliates unless Inovio has approved of the form and content of such information prior to inclusion, which approval by Inovio shall not be unreasonably withheld, delayed or conditioned; provided, that, it shall be unreasonable for Inovio to withhold such consent with respect to any publicly available information.

          (e)    Mailing.    Within five (5) business days of the Registration Effective Date, VGX shall cause the VGX Soliciting Materials to be mailed to the VGX Stockholders as of the Record Date identified in the VGX Proxy Statement, including to the VGX Support Stockholders. VGX shall use its commercially reasonable efforts to obtain the approval or consent of the VGX Stockholders sufficient to approve the Merger and this Agreement, in compliance with the applicable requirements of the DGCL, as promptly as practicable thereafter.

          (f)    Dissenters' Notice.    Immediately after the Effective Time, the Surviving Entity or Inovio will mail all notices and disclosures required under Section 262 of the DGCL to the extent not already mailed to VGX Stockholders.

        5.4    VGX and Inovio Information.

          (a)    Cooperation, Responsibility.    Each of Inovio, Submerger and VGX shall reasonably cooperate with each other in the preparation and submission of the Registration Statement including all portions of the Proxy Statement/Prospectus, and any and all documents and materials required by the SEC in connection therewith. Each of Inovio, Submerger and VGX shall be solely responsible for any statement, information or omission in such materials relating to it or its affiliates based upon written information furnished by it.

          (b)    Accuracy of VGX Information.    VGX agrees to use all reasonable efforts to ensure, with respect to all information supplied by VGX, that the Registration Statement, any and all documents and materials required by the SEC in connection therewith, and any other materials to be sent to the VGX Stockholders in connection with the solicitation of the approval of the VGX Stockholders of the Merger and this Agreement shall not, (X) as to the Registration Statement and any amendments, supplements or supporting materials thereto, as of the Form S-4 Filing Date and dates of subsequent filings with the SEC prior to the Registration Effective Date, (Y) as of the mailing of the VGX Soliciting Materials to the VGX Stockholders and the Proxy Statement/Prospectus to the Inovio Stockholders, or (Z) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. If at any time prior to the Effective Time, any event relating to VGX or any of its affiliates, officers or directors is discovered by VGX which should be set forth in an amendment to the Registration Statement or Information Statement, VGX shall promptly inform Inovio. Notwithstanding the foregoing, VGX makes no representation or warranty with respect to any information supplied by Inovio or Submerger which is contained in the foregoing documents.

          (c)    Accuracy of Inovio Information.    Inovio agrees to use all reasonable efforts to ensure, with respect to all information supplied by Inovio or Submerger, that the Registration Statement, any and all documents and materials required by the SEC in connection therewith, the Information Statement and any other materials to be sent to the Inovio Stockholders in connection with the solicitation of the approval of the Inovio Stockholders of the Merger and this Agreement shall not, (X) as to the Registration Statement and any amendments, supplements or supporting materials thereto, as of the Form S-4 Filing Date and dates of subsequent filings with the SEC prior to the Registration Effective Date, (Y) as of the mailing of the VGX Soliciting Materials to the VGX Stockholders and the Proxy Statement/Prospectus to the Inovio Stockholders, or (Z) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. If at any time prior to the Effective Time, any event relating to Inovio or Submerger or any of its affiliates, officers or directors is discovered by Inovio or Submerger which should be set forth in an amendment to the Registration Statement or Information Statement, Inovio or Submerger shall promptly inform VGX. Notwithstanding the foregoing, neither Inovio nor Submerger makes any representation or warranty with respect to any information supplied by VGX which is contained in the foregoing documents.

        5.5    Confidentiality; Access to Information.

          (a)   The parties acknowledge that VGX and Inovio have previously executed a Confidentiality and Nondisclosure Agreement, dated January 28, 2008, and a Confidentiality Agreement, dated April 4, 2008 (together the "Confidentiality Agreements"), which Confidentiality Agreements will continue in accordance with its terms until the Closing shall have occurred, at which time it shall terminate.

          (b)    Access to Information.

              (i)  VGX will afford Inovio and Inovio's accountants, counsel and other representatives reasonable access during normal business hours to its and its Subsidiaries' properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel who are aware of the Merger for purposes of this Agreement, as Inovio may reasonably request; provided, however, that VGX may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. In addition, any information obtained from VGX or any VGX Subsidiary pursuant to the access contemplated by this Section 5.5(b) shall be subject to the Confidentiality Agreements. Notwithstanding anything to the contrary herein, any access to any VGX Facility shall require prior consent of VGX and shall be subject to VGX's reasonable measures and insurance requirements and shall not include the right to perform any "invasive" testing, including, without limitation, any Phase II environmental assessment, without the written consent of VGX which can be granted or denied at the sole discretion of VGX. VGX will promptly notify Inovio upon (i) receipt by VGX or any of its Subsidiaries of any written notice of infringement by VGX or any of its Subsidiaries of the Intellectual Property of any third party, (ii) VGX or any of its Subsidiaries becoming a party to any Legal Proceeding, (iii) VGX learning that a suspension or cancellation of any VGX Permit is pending or threatened in writing, (iv) the development or creation, independently or jointly with VGX or any of its Subsidiaries, of technology, software or Intellectual Property for VGX or any of its Subsidiaries by a third party other than pursuant to an agreement existing on the date hereof, (v) VGX or any of its Subsidiaries entering into any material contracts, licenses or agreements under which a third party will exclusively license or transfer any material Intellectual Property to VGX or any of its Subsidiaries, (vi) VGX or any of its Subsidiaries entering into any contract that would constitute a VGX Scheduled Contract, or (vii) incurring any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with US GAAP which, individually or in the aggregate, would have a Material Adverse Effect on VGX, except those liabilities incurred in the ordinary course of business or in connection with the transactions contemplated hereby, in each case after the date hereof to the extent not previously disclosed in VGX Disclosure Letter.

             (ii)  Inovio will afford VGX and VGX's accountants, counsel and other representatives reasonable access during normal business hours to its and its Subsidiaries' properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel who are aware of the Merger for purposes of this Agreement, as VGX may reasonably request; provided, however, that Inovio may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. In addition, any information obtained from Inovio or any Inovio Subsidiary pursuant to the access contemplated by this Section 5.5(b) shall be subject to the Confidentiality Agreements. Notwithstanding anything to the contrary herein, any access to any Inovio Facility shall require prior consent of Inovio and shall be subject to Inovio's reasonable measures and insurance requirements and shall not include the right to perform any "invasive" testing, including, without limitation, any Phase II environmental assessment without the written consent of Inovio which can be granted or denied at the sole discretion of Inovio. Inovio will promptly notify VGX upon (i) receipt by Inovio or any of its Subsidiaries of any written notice of infringement by Inovio or any of its Subsidiaries of the Intellectual Property of any third party, (ii) Inovio or any of its Subsidiaries becoming a party to any Legal Proceeding, (iii) Inovio learning that a suspension or cancellation of any Inovio Permit is pending or threatened in writing, (iv) the development or creation, independently or jointly with Inovio or any of its Subsidiaries, of technology, software or Intellectual Property for Inovio or any of its Subsidiaries by a third party other than pursuant to an agreement existing on the date hereof, (v) Inovio or any of its Subsidiaries entering into any material contracts, licenses or agreements under which a third party will exclusively license or transfer any material Intellectual Property to Inovio or any of its Subsidiaries, (vi) Inovio or any of its Subsidiaries entering into any contract that would constitute a Inovio Scheduled Contract, or (vii) Inovio or any of its Subsidiaries incurring any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with US GAAP which, individually or in the aggregate, would have a Material Adverse Effect on Inovio, except those liabilities incurred in the ordinary course of business or in connection with the transactions contemplated hereby, in each case after the date hereof to the extent not previously disclosed in Inovio Disclosure Letter.

        5.6    No VGX Solicitation.

          (a)   From and after the date of the Prior Agreement, VGX and its Subsidiaries have not, and from and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, VGX and its Subsidiaries will not, nor will they authorize any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any VGX Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any VGX Acquisition Proposal, (iii) engage in discussions with any person with respect to any VGX Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any VGX Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any VGX Acquisition Transaction; provided, however, until the date on which this Agreement is approved by the required vote of the VGX Stockholders, this Section 5.6(a) shall not prohibit VGX from furnishing information regarding VGX and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a VGX Superior Offer submitted by such person or group to the extent and so long as (1) neither VGX nor any representative of VGX and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.6(a) in connection with obtaining such VGX Superior Offer, (2) the VGX Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the VGX Board to comply with its fiduciary obligations to the VGX Stockholders under applicable law, (3) (x) at least one (1) business day prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, VGX gives Inovio written notice of the identity of such person or group and of VGX's intention to furnish information to, or enter into discussions or negotiations with, such person or group and (y) VGX receives from such person or group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreements, and (4) contemporaneously with furnishing any such information to such person or group, VGX furnishes such information to Inovio (to the extent such information has not been previously furnished by VGX to Inovio). VGX and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any VGX Acquisition Proposal. In addition to the foregoing, VGX shall (i) provide Inovio with at least forty-eight (48) hours prior written notice (or such lesser prior written notice as provided to the members of the VGX Board but in no event less than eight hours) of any meeting of the VGX Board at which the VGX Board is reasonably expected to consider a VGX Acquisition Proposal for evaluation of whether it constitutes a VGX Superior Offer and together with such notice deliver a copy of the VGX Acquisition Proposal for review and (ii) provide Inovio with at least three (3) business days' prior written notice of a meeting of the VGX Board at which the VGX Board is reasonably expected to recommend a VGX Superior Offer to the VGX Stockholders in lieu of this Agreement and the Merger and recommend withdrawal of its prior recommendation pursuant to Section 5.3(b) above and together with such notice deliver a copy of the VGX Superior Offer for review.

          (b)   For purposes of this Agreement, "VGX Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Inovio) relating to any VGX Acquisition Transaction. For the purposes of this Agreement, "VGX Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from VGX by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of VGX or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of VGX or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving VGX pursuant to which the stockholders of VGX immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of VGX; or (C) any liquidation or dissolution of VGX. For purposes of this Agreement, "VGX Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving VGX, pursuant to which the stockholders of VGX immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by VGX of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of VGX's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by VGX), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the post-issuance outstanding shares of VGX Capital Stock, in each case on terms that the VGX Board determines in its good faith judgment (after consultation with its legal advisors) to be more favorable to the VGX Stockholders than the transactions contemplated by this Agreement, taking into account all legal, financial, regulatory and other aspects of the offer and the third party making the offer; provided, however, that any such offer shall not be deemed to be a "VGX Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not legally committed and documented.

          (c)   In addition to the obligations of VGX set forth in clause (i) of Section 5.6(a), VGX as promptly as practicable, and in any event within twenty-four (24) hours, shall advise Inovio orally and in writing of any request received by VGX for information which VGX reasonably believes could lead to a VGX Acquisition Proposal or of any VGX Acquisition Proposal, the material terms and conditions of such request, VGX Acquisition Proposal or inquiry, and the identity of the person or group making any such request, VGX Acquisition Proposal or inquiry. VGX will keep Inovio informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, VGX Acquisition Proposal or inquiry.

          (d)   VGX shall be deemed to have breached the terms of this Section 5.6 if any of its directors or officers, or any other agents, representatives or affiliates of VGX shall take any action that is prohibited by this Section 5.6. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.6 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Inovio shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.6 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Inovio may be entitled at law or in equity.

        5.7    No Inovio Solicitation.

          (a)   From and after the date of the Prior Agreement, Inovio and its Subsidiaries have not, and from and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Inovio and its Subsidiaries will not, nor will they authorize any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Inovio Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Inovio Acquisition

  Proposal, (iii) engage in discussions with any person with respect to any Inovio Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Inovio Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Inovio Acquisition Transaction; provided, however, until the date on which this Agreement is approved by the required vote of the Inovio Stockholders, this Section 5.7(a) shall not prohibit Inovio from furnishing information regarding Inovio and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Inovio Superior Offer submitted by such person or group to the extent and so long as (1) neither Inovio nor any representative of Inovio and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.7(a) in connection with obtaining such Inovio Superior Offer, (2) the Inovio Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Inovio Board to comply with its fiduciary obligations to the Inovio Stockholders under applicable law, (3) (x) at least one (1) business day prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, Inovio gives VGX written notice of the identity of such person or group and of Inovio's intention to furnish information to, or enter into discussions or negotiations with, such person or group and (y) Inovio receives from such person or group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreements, and (4) contemporaneously with furnishing any such information to such person or group, Inovio furnishes such information to VGX (to the extent such information has not been previously furnished by Inovio to VGX). Inovio and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Inovio Acquisition Proposal. In addition to the foregoing, Inovio shall (i) provide VGX with at least forty-eight (48) hours prior written notice (or such lesser prior written notice as provided to the members of the Inovio Board but in no event less than eight hours) of any meeting of the Inovio Board at which the Inovio Board is reasonably expected to consider a Inovio Acquisition Proposal for evaluation of whether it constitutes a Inovio Superior Offer and together with such notice deliver a copy of the Inovio Acquisition Proposal for review and (ii) provide VGX with at least three (3) business days' prior written notice of a meeting of the Inovio Board at which the Inovio Board is reasonably expected to recommend a Inovio Superior Offer to the Inovio Stockholders in lieu of this Agreement and the Merger and recommend withdrawal of its prior recommendation pursuant to Section 5.2(b) above and together with such notice deliver a copy of the Inovio Superior Offer for review.

          (b)   For purposes of this Agreement, "Inovio Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by VGX) relating to any Inovio Acquisition Transaction. For the purposes of this Agreement, "Inovio Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Inovio by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Inovio or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Inovio or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Inovio pursuant to which the stockholders of Inovio immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Inovio; or (C) any liquidation or dissolution of Inovio. For purposes of this Agreement, "Inovio Superior

  Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Inovio, pursuant to which the stockholders of Inovio immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Inovio of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of Inovio's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Inovio), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the post-issuance outstanding shares of Inovio Capital Stock, in each case on terms that the Inovio Board determines in its good faith judgment (after consultation with its legal advisors) to be more favorable to the Inovio Stockholders than the transactions contemplated by this Agreement, taking into account all legal, financial, regulatory and other aspects of the offer and the third party making the offer; provided, however, that any such offer shall not be deemed to be a "Inovio Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed.

          (c)   In addition to the obligations of Inovio set forth in clause (i) of Section 5.7a), Inovio as promptly as practicable, and in any event within twenty-four (24) hours, shall advise VGX orally and in writing of any request received by Inovio for information which Inovio reasonably believes could lead to a Inovio Acquisition Proposal or of any Inovio Acquisition Proposal, the material terms and conditions of such request, Inovio Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Inovio Acquisition Proposal or inquiry. Inovio will keep VGX informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Inovio Acquisition Proposal or inquiry.

          (d)   Inovio shall be deemed to have breached the terms of this Section 5.6 if any of its directors or officers or any other agents, representatives or affiliates of Inovio shall take any action that is prohibited by this Section 5.7. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that VGX shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.7 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which VGX may be entitled at law or in equity.

        5.8    Public Disclosure.    Inovio and VGX will consult with each other and agree before issuing any press release, making any public statement or otherwise making any disclosure with respect to the Merger, this Agreement (including the VGX and Inovio Disclosure Letters), a VGX Acquisition Proposal or an Inovio Acquisition Proposal and will not issue any such press release or make any such public statement or other disclosure prior to such agreement, except to the extent necessary in order to comply with (i) Section 5.9 (Regulatory Filings; Reasonable Efforts), (ii) applicable law or any listing agreement with a national securities exchange and (iii) seeking the consents and waivers necessary to consummate the transactions contemplated hereby. Each of Inovio and VGX acknowledge that public disclosures related to this Agreement and the Merger are subject to the limitations and filing requirements set forth by Rules 165 and 425 as promulgated under the Securities Act.

        5.9    Regulatory Filings; Reasonable Efforts.

          (a)    Regulatory Filings.    Each of Inovio, Submerger and VGX shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Inovio, Submerger and VGX shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") as required by the HSR Act, if applicable; (ii) any other filing or correspondence necessary to obtain any Necessary Consent; (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction; and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger, including, if applicable, assisting any foreign stockholders in making such individual registrations and filings as may be necessary for individual acquisition of Inovio Securities in the Merger or the other transactions contemplated by this Agreement. Each of Inovio, Submerger and VGX will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.9(a) to comply in all material respects with all applicable Legal Requirements.

          (b)    Exchange of Information.    Inovio, Submerger and VGX each shall promptly supply the other with any information, which may be required in order to effectuate any filings or application pursuant to Section 5.9(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and any joint defense agreement entered into between the parties or their counsel, each of VGX, Submerger and Inovio shall consult with the others prior to taking a position with respect to any such filing, shall, to the extent reasonably required to permit appropriate coordination of efforts, permit the other to review and discuss in advance, and consider in good faith the views of the others in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the others in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Inovio, Submerger and VGX need not supply the others (or their counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

          (c)    Notification.    Each of Inovio, Submerger and VGX will notify the others promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.9(a), Inovio, Submerger or VGX, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

          (d)    Reasonable Efforts.    Subject to the express provisions of Sections 5.1, 5.2 and 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, waivers and approvals, in a form and substance reasonably acceptable to Inovio, of any parties to any Contract of VGX or any of its Subsidiaries listed on Schedule 5.9(d)(iii) as are required thereunder in connection with the Merger; (iv) the obtaining of all necessary consents, waivers and approvals, in a form and substance reasonably acceptable to VGX, of any parties to any Contract of Inovio or any of its Subsidiaries listed on Schedule 5.9(d)(iv) as are required thereunder in connection with the Merger; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative (including actions by a private party) challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (e)    Divestitures.    Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Inovio or VGX or any Subsidiary thereof to take or agree to take any Action of Divestiture (as defined below), which would be reasonably likely to have a material adverse impact on the business of Inovio and its Subsidiaries on a combined basis with the business of VGX and its Subsidiaries following the Merger (a "Material Divestiture"). For purposes of this Agreement, an "Action of Divestiture" shall mean (i) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Inovio or any of its Subsidiaries or VGX or any of its Subsidiaries, except for the transfer of the Transferred Assets as set forth in Section 4.3, (ii) the imposition of any limitation or regulation on the ability of Inovio, VGX or any of their Subsidiaries to freely conduct their business or own such assets, or (iii) the holding separate of the shares of VGX Capital Stock or any limitation or regulation on the ability of Inovio or any of its Subsidiaries to exercise full rights of ownership of the shares of VGX Capital Stock.

        5.10    Notification of Certain Matters.

          (a)    By VGX.    VGX shall give prompt notice to Inovio and Submerger upon VGX learning of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of VGX to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.1 or 6.3 will not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10(a) will not limit or otherwise affect the remedies available hereunder to Inovio or the representations, warranties or covenants of VGX or the conditions to the obligations of Inovio or Submerger.

          (b)    By Inovio.    Inovio and Submerger shall give prompt notice to VGX upon either of them learning of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Inovio or Submerger to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.1 or 6.2 would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10(b) will not limit or otherwise affect the remedies available hereunder to VGX or the representations, warranties or covenants of Inovio or Submerger or the conditions to the obligations of VGX.

        5.11    Employee Benefits.

          (a)    Service Credit; Eligibility.    Following the Effective Time, Inovio shall arrange for each Employee who is a participant in a VGX Employee Plan that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA), including any vacation plan or program (the "Company Participants"), who becomes an employee of Inovio, any Inovio Subsidiary or the Surviving Entity and their dependents to be eligible for substantially similar employee welfare benefits as those received by Inovio employees with similar positions and responsibilities. To the extent permitted under applicable Legal Requirements and the applicable waiting periods in Inovio's employee welfare benefit plans and arrangements, each Company Participant shall be given service credit for all purposes under Inovio's employee welfare benefit plans and arrangements, including for eligibility to participate (provided that no retroactive contributions will be required), eligibility for vesting under Inovio's employee welfare benefit plans and arrangements with respect to his or her length of service with VGX (and its subsidiaries and predecessors) prior to the Closing Date, except to the extent that such crediting would result in duplication of benefits. To the extent permitted under applicable Legal Requirements and the terms and provisions of Inovio's employee benefit plans and arrangements, Inovio shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Inovio employee welfare benefit plans and arrangements to be waived with respect to such Company Participants (and their beneficiaries) (except to the extent that such Company Participant was subject to a pre-existing condition limitation or had not yet satisfied a waiting period under the corresponding VGX welfare benefit plan) and shall provide them with credit for any expenses incurred or portion of any waiting period satisfied during the plan year which includes the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Inovio employee welfare benefit plans or arrangements in which they are eligible to participate after the Closing Date.

          (b)    Cooperation.    Inovio and VGX shall reasonably cooperate with one another and provide such information to each other as Inovio or VGX shall reasonably request in order to enable Inovio and VGX to satisfy their obligations under this Section 5.11.

        5.12    Reservation of Shares.    Inovio shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Inovio Common Stock for delivery upon exercise of the assumed VGX Options and VGX Warrants and conversion of assumed VGX Convertible Debt not listed on Schedule 1.7(d).

        5.13    NYSE Alternext Listing.    Within five (5) business days following execution of this Agreement, Inovio shall notify the NYSE Alternext of this Agreement, the Merger and the other transaction contemplated hereby. Inovio agrees to use all reasonable efforts to (a) cause the shares of Inovio Common Stock issuable in connection with the Merger, including all shares reserved pursuant to Section 5.12 hereof (the "Inovio Reserved Shares") to be approved for listing on the NYSE Alternext and (b) to obtain a new listing symbol for Inovio reflective of the Name Change, to be effective within two (2) business days after the Effective Time.

        5.14    Continuation of Indemnification.

          (a)   Inovio will, and will cause the Surviving Entity to, fulfill and honor all rights to indemnification existing as of the date of this Agreement (i) in favor of an officer, director or employee of VGX or any of its Subsidiaries (the "VGX Indemnified Parties"), whether provided in the VGX Charter Documents or pursuant to any contractual agreement (as in effect as of the date of this Agreement) to survive the Merger and be observed by the Surviving Entity to the fullest extent permitted by applicable law, and (ii) in favor of an officer, director or employee of Inovio or any of its Subsidiaries (the "Inovio Indemnified Parties"), whether provided in the Inovio Charter Documents or pursuant to any contractual agreement (as in effect as of the date of this Agreement) to survive the Merger and be observed by Inovio to the fullest extent permitted by applicable law, in each case until not earlier than the sixth anniversary of the Effective Time.

          (b)   The provisions of this Section 5.14 are (i) intended to be for the benefit of, and shall be enforceable solely by, the VGX Indemnified Parties, Inovio Indemnified Parties and their heirs and personal representatives and shall be binding on Inovio and the Surviving Entity and its successors and assigns and (ii) shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event Inovio or the Surviving Entity or any successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Inovio or the Surviving Entity, as the case may be, honors the obligations set forth with respect to Inovio or the Surviving Entity, as the case may be, in this Section 5.14.

        5.15    FIRPTA Compliance.    On the Closing Date, VGX shall deliver to Inovio a properly executed statement in a form reasonably acceptable to Inovio for purposes of satisfying Inovio's obligations under Treasury Regulation Section 1.1445-2(c)(3).

        5.16    Submerger Compliance.    Inovio shall cause Submerger to comply with all of its obligations under or relating to this Agreement. Prior to the Effective Time, Submerger shall not engage in any business which is not in connection with the Merger pursuant to this Agreement.

        5.17    Certain Litigation.    From the date hereof, VGX shall use all reasonable efforts to provide Inovio with periodic updates (upon the request of Inovio) of the status and developments in the litigation referenced in Section 2.9 of the VGX Disclosure Letter. From the date hereof, Inovio shall use all reasonable efforts to provide VGX with periodic updates (upon the request of VGX) of the status and developments in the litigation referenced in Section 3.9 of the Inovio Disclosure Letter.

        5.18    Treatment as Reorganization.    The parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each of Inovio, VGX and Submerger shall deliver officer's certificates as requested by counsel for purposes of rendering the opinions described in Section 6.1(g) hereto. Neither VGX nor Inovio has taken or will take any action, either before or after the Closing, which could cause the Merger to fail to qualify as a reorganization. The parties hereto shall timely satisfy or cause to be satisfied all applicable tax reporting and filing requirements with respect to the transactions contemplated hereby, including the reporting requirements of Treasury Regulations Section 1.368-3T.

        5.19    Financial Statements.

          (a)   To the extent any portion of the VGX Financials has not been previously delivered to Inovio pursuant to Section 2.4, VGX shall deliver to Inovio such remaining financial information as anticipated by Section 2.4 within ten (10) business days of this Agreement. VGX shall concurrently deliver a certificate on behalf of VGX signed by the Chief Executive Officer and Chief Financial Officer of VGX acknowledging the additional financial information as part of the VGX Financials for purposes of this Agreement and making the representation and warranties provided in Section 2.4 hereof with respect to the complete VGX Financials as of the date of this Agreement.

          (b)   Within forty-five (45) business days after the end of each quarter subsequent to the date of the Agreement and prior to the Effective Time, VGX shall deliver to Inovio the unaudited balance sheet of VGX at the end of the fiscal quarter, the related unaudited statements of operations, changes in stockholders equity and cash flows for the fiscal quarter then ended, which interim quarterly financial statements since shall have been reviewed by VGX's independent accountants in accordance with Statement of Accounting Standards No. 71.

        5.20    Affiliates.    Within ten (10) business days following the date of this Agreement, VGX shall deliver to Inovio a letter identifying all known Persons who, as known to VGX, would be deemed affiliates of the VGX for purposes of Rule 144 of the Securities Act (the "Affiliate Letter"), and VGX shall update such Affiliate Letter from time to time prior to the Effective Time if and when VGX learns that additional Persons would be deemed affiliates of VGX for such purposes. VGX shall use its reasonable efforts to obtain a written agreement from each Person who may be so deemed an affiliate for such purposes as soon as reasonably practicable and, in any event, prior to the Effective Time, substantially in the form of Exhibit D hereto. Inovio and Submerger acknowledge that the requirement in Section 5.20 of the Prior Agreement for delivery of the Affiliate Letter within ten (10) business days of the date of the Prior Agreement has been previously waived.

        5.21    Identification of Directors.    No later than five (5) business days prior to the Form S-4 Filing Date, (i) Inovio shall have identified and put forth to VGX the names of two (2) individuals from the Inovio Board as of the date of this Agreement and (ii) VGX shall have identified and put forth to Inovio the name of one (1) individual from the VGX Board as of the date of this Agreement, each to serve as directors of Inovio after the Closing. No later than five (5) business days prior to the filing of the first pre-effective amendment to the Registration Statement, each of Inovio and VGX shall have identified and put forth to the other party the name of one (1) additional individual from each of the Inovio Board and the VGX Board to serve as directors of Inovio after the Closing. At least two (2) of the individuals put forth by Inovio and one (1) of the individuals put forth by VGX must be "independent" pursuant to the rules and regulations of the NYSE Alternext and the Rule 10A-3(b) as promulgated under the Exchange Act. If a named individual is not satisfactory to the other party, the party shall notify the other party of its objections within two (2) business days and the nominating party shall identify an alternate individual promptly. No later than two (2) business days prior to the Form S-4 Filing Date, (a) each of Inovio and VGX shall have approved the initial four (4) individuals proposed as directors, and (b) each of the identified individuals shall have signed an acknowledgement indicating his or her consent to serve as a director for Inovio after the Closing and providing consent to being identified as a prospective director in the Registration Statement, the VGX Soliciting Materials and other Merger-related documentation. The two (2) additional individuals must provide such executed acknowledgment and consent no later than two (2) business days prior to the filing of the first pre-effective amendment to the Registration Statement. Inovio and VGX agree that one of the appointees from the Inovio Board shall serve as Chairman of the Board of Directors after Closing.

        5.22    Employment Agreements.    On or prior to the Effective Time, Inovio shall execute employment agreements with those individuals set forth on Schedule 5.22 for the positions and at the salary levels noted thereon, in substantially the form provided in Exhibits E, F G and H as referenced in such Schedule (the "Closing Employment Agreements"), which shall solely become effective as of the Effective Time.

        5.23    Severance; Consulting Agreements.

          (a)   Inovio and VGX hereby acknowledge that the Closing will effect a "Change of Control" as defined in Dr. Avtar Dhillon's current employment agreement (the "Terminating Agreement"), and that pursuant to Section 1.6(d) hereof, as of the Effective Time, Dr. Avtar Dhillon will no longer hold his prior position as Chief Executive Officer of Inovio, thereby triggering an obligation to pay the severance amounts and fulfill related severance obligations set forth in the Terminating

  Agreement. On or prior to the Effective Time, Inovio shall (i) take all such actions required to ensure timely payment and satisfaction of the severance obligations pursuant to the Terminating Agreement, and (ii) execute a consulting agreement with Dr. Avtar Dhillon in substantially the form provided in Exhibits I (the "Consulting Agreement"), which shall solely become effective as of the Effective Time.

          (b)   Each party will use its reasonable best efforts to obtain appropriate agreements, acknowledgement or waivers from its officers and its Subsidiaries' officers that the Merger will not constitute a "Change of Control" or "Change in Control" within the meaning of their respective employment, change in control or other compensatory or employment-related agreements, other than as provided in Section 5.23(a).

        5.24    Expenses.    All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE VI
CONDITIONS TO THE MERGER

        6.1    Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived, in writing, solely by VGX and Inovio together, except as otherwise noted below:

          (a)    Effective Registration.    The Registration Statement shall have been declared effective and the registration of the securities to be issued in the Merger thereunder shall not be the subject of any stop order or proceedings seeking a stop order or other suspension.

          (b)    VGX Approval.    This Agreement, the Merger and the other transactions contemplated hereby shall have received the requisite approval of the VGX Stockholders and the number of Dissenting Shares shall not exceed five percent (5%) of the number of shares of outstanding VGX Common Stock.

          (c)    Inovio Approval.    This Agreement, the Merger, and the other transactions contemplated thereby, including the Name Change and the 2000 Plan Amendment, shall have received the requisite approval of the Inovio Stockholders (for the avoidance of doubt, in no event shall the approval of any Inovio Additional Proposal be required to satisfy the condition set forth in this Section 6.1(c)).

          (d)    No Order.    No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, the issuance of the Merger Shares to the VGX Stockholders or the assumption of the VGX Options, VGX Warrants or VGX Convertible Debt.

          (e)    Resignation of Directors and Officers.

              (i)  The directors and officers of VGX in office immediately prior to the Effective Time shall have resigned as directors and officers of the Surviving Entity effective immediately following the Effective Time, except if such individual is designated as a continuing director or officer of the Surviving Entity pursuant to Section 1.6(a) or (b) hereof.

             (ii)  The directors and officers of Inovio in office immediately prior to the Effective Time shall have resigned as directors and officers of the Inovio effective immediately following the

    Effective Time, except if such individual is designated as a continuing director or officer of Inovio pursuant to Section 1.6(c) or (d) hereof.

          (f)    HSR Act; Other Pre-Merger Clearances.    The waiting period, if any (and any extension thereof), applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any necessary pre-merger clearances or approvals pursuant to Legal Requirements applicable to VGX or its Subsidiaries or Inovio or Submerger in any jurisdiction shall have been received from the appropriate Governmental Entity or necessity of receipt prior to the Closing shall have been waived or acknowledged as unnecessary by the appropriate Governmental Entity, in each case where failure to receive such clearance or approval would constitute a Material Adverse Effect on the combined company.

          (g)    Tax Opinions.    Inovio shall have received an opinion of K&L Gates LLP, and VGX shall have received an opinion of Duane Morris LLP, each dated as of the Closing Date, and each to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of appropriate representation letters from each of Inovio, Submerger, and VGX, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the Closing Date.

        6.2    Additional Conditions to Obligations of VGX.    The obligation of VGX to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by VGX:

          (a)    Representations and Warranties.    The representations and warranties of Inovio and Submerger contained in this Agreement shall have been true and correct in all respects as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, in all respect on and as of such specified date or dates); provided, however, that the foregoing condition shall be deemed to have been satisfied even if such representations and warranties are not so true and correct so long as the failure of such representations or warranties to be so true and correct (determined without regard to any materiality qualifier contained in such representations and warranties), individually or in the aggregate, does not constitute a Material Adverse Effect with respect to Inovio and Submerger, provided, further, to the extent any of the information disclosed in Section 3.7(b) shall have changed subsequent to the date of this Agreement, VGX shall have received an updated version of Schedule 3.7(b), complete and correct as of the Effective Date. VGX shall have received a certificate with respect to the foregoing signed on behalf of Inovio by the Chief Executive Officer and Chief Financial Officer of Inovio.

          (b)    Agreements and Covenants.    Inovio and Submerger shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and VGX shall have received a certificate to such effect signed on behalf of Inovio by a duly authorized officer.

          (c)    Material Adverse Effect.    No Material Adverse Effect on Inovio shall have occurred since the date hereof and be continuing.

          (d)    Third Party Consents.    VGX shall have been furnished with all consents, approvals and waivers set forth on Schedule 5.9(d)(iv) or with evidence reasonably satisfactory to VGX that such consents, approvals and waivers have been obtained.

          (e)    NYSE Alternext Trading.    There shall not have been a suspension in trading of Inovio Common Stock on the NYSE Alternext at any time during the five (5) trading days prior to and on the Closing Date.

          (f)    NYSE Alternext Listing.    (i) The Merger Shares shall be authorized for listing on the NYSE Alternext, (ii) Inovio shall not have taken any action which would reasonably be expected to result in the delisting of the Inovio Common Stock from the NYSE Alternext and (iii) Inovio shall not have received written notice from the NYSE Alternext of institution of proceedings to delist the shares of Inovio.

          (g)    Legal Opinion.    VGX shall have received legal opinions from K&L Gates LLP reasonably acceptable to VGX covering the matters and in substantially the form attached hereto as Exhibit J.

        6.3    Additional Conditions to the Obligations of Inovio.    The obligations of Inovio to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Inovio:

          (a)    Representations and Warranties.    The representations and warranties of VGX contained in this Agreement shall have been true and correct in all respects as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, in all respect on and as of such specified date or dates); provided, however, that the foregoing condition shall be deemed to have been satisfied even if such representations and warranties are not so true and correct so long as the failure of such representations or warranties to be so true and correct (determined without regard to any materiality qualifier contained in such representations and warranties), individually or in the aggregate, does not constitute a Material Adverse Effect with respect to VGX, provided, further, to the extent any of the information disclosed in Section 2.7(b) shall have changed subsequent to the date of this Agreement, Inovio shall have received an updated version of Schedule 2.7(b), complete and correct as of the Effective Date.. Inovio shall have received a certificate with respect to the foregoing signed on behalf of VGX by the Chief Executive Officer and Chief Financial Officer of VGX.

          (b)    Agreements and Covenants.    VGX shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Inovio shall have received a certificate to such effect signed on behalf of VGX by a duly authorized officer of VGX.

          (c)    Material Adverse Effect.    No Material Adverse Effect on VGX shall have occurred since the date hereof and be continuing.

          (d)    Third Party Consents.    Inovio shall have been furnished with all consents, approvals and waivers set forth on Schedule 5.9(d)(iii) or with evidence reasonably satisfactory to Inovio that such consents, approvals and waivers have been obtained.

          (e)    Audited and Reviewed Financial Statements.    VGX's auditor's opinion with respect to the VGX audited consolidated financial statements (including restatements thereof, if applicable) for the periods ended December 31, 2005, 2006 and 2007, shall remain in full force and effect and VGX shall not have received any written notice from its auditors that such opinions and related financial statements may no longer be relied upon, nor that VGX's reviewed financial statements for each of the quarters ended subsequent to January 1, 2008 may no longer be relied upon.

          (f)    Limited VGX Convertible Debt.    VGX shall have (i) reduced the aggregate amount owed on the outstanding VGX Convertible Debt as of the date of this Agreement by at least

  $4.85 million to no more than $8.4 million in principal and (ii) shall have amended the notes referenced on Schedule 1.7(d) to allow for optional conversion at the Execution Inovio Share Value after the Effective Time and to provide for mandatory conversion at the Execution Inovio Share Value should the Inovio Common Stock trade at or above $2.10 for five (5) consecutive Trading Days after the Effective Time.

          (g)    Manufacturing Agreement.    VGX shall have entered into the Manufacturing Agreement anticipated by Section 4.3 hereof and such agreement shall upon its terms be effective at the time of the Closing and bear a term for at least twelve (12) months post-Closing.

          (h)    No Acceleration of Options.    VGX shall not have accelerated the vesting of the VGX Options prior to or upon the Closing.

          (i)    Escrow Account.    The escrow account funded by VGXI shall remain in existence and fully funded as described in Section 4.3, unless previously released in full to VGX.

          (j)    Legal Opinion.    Inovio and Submerger shall have received a legal opinion from Duane Morris LLP reasonably acceptable to Inovio and Submerger covering the matters and in substantially the form attached hereto as Exhibit K.

          (k)    No Outstanding Loans to Directors, Officers or Employees.    VGX shall have received payment in full of all principal and interest owed on all loans to VGX's directors, officers and/or employees and there shall be no outstanding loans from VGX or any Affiliate of VGX to any director, officer or employee of VGX or any of its Subsidiaries, other than advances made in the ordinary course of business for business purposes.

          (l)    Execution of Voting Trust Agreement.    The signatories to the voting trust agreement provided as Exhibit C shall have provided executed signature pages to the voting trust agreement, to be held in escrow pending the Closing and counter-signature by the Trustees. If required by the Exchange Agent, the signatories to the voting trust agreement shall also have provided executed instructions to the Exchange Agent allowing for the direct issuance of the shares of Inovio Common Stock to be deposited in the voting trust in the name of the Trustees at the time of the exchange pursuant to Section 1.9(c) hereof.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties as provided below, whether before or after the requisite approvals of the VGX Stockholders and/or the Inovio Stockholders:

          (a)   by mutual written consent duly authorized by the Inovio Board and the VGX Board;

          (b)   by either VGX or Inovio if the Closing shall not have occurred by March 31, 2009 (the "End Date"); provided that the right to terminate this Agreement under this Section 7.1(b) (i) shall not be available to any party whose action or failure to act has prevented the consummation of the transactions contemplated hereby prior to the End Date and such action or failure to act constitutes a breach of this Agreement and (ii) shall not be available to either party if there are Inovio responses to comments received from the SEC staff that are under review by the SEC staff on such date, and which were submitted to the SEC staff within ten (10) days prior to such date, in which case the End Date shall be thirty (30) days after Inovio's receipt of further comments or clearance from the SEC staff.

          (c)   by either VGX or Inovio if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to take action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable.

          (d)   by VGX, upon a breach of any representation, warranty, covenant or agreement on the part of Inovio set forth in this Agreement, or if any representation or warranty of Inovio shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Inovio's representations and warranties or breach of a covenant or agreement by Inovio is curable by Inovio within the earlier of thirty (30) days or the date set forth in Section 7.1(b) through the exercise of all reasonable efforts, then VGX may not terminate this Agreement under this Section 7.1(d) until the earlier of thirty (30) days or such fewer number of days before the date set forth in Section 7.1(b) after delivery of written notice from VGX to Inovio of such breach, provided Inovio continues to exercise all reasonable efforts to cure such breach (it being understood that VGX may not terminate this Agreement pursuant to this paragraph (d) if such breach by Inovio is cured during such period); or

          (e)   by Inovio, upon a breach of any representation, warranty, covenant or agreement on the part of VGX set forth in this Agreement, or if any representation or warranty of VGX shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in VGX's representations and warranties or breach of a covenant or agreement by VGX is curable by VGX within the earlier of thirty (30) days or the date set forth in Section 7.1(b) through the exercise of all reasonable efforts, then Inovio may not terminate this Agreement under this Section 7.1(e) until the earlier of thirty (30) days or such fewer number of days before the date set forth in Section 7.1(b) after delivery of written notice from Inovio to VGX of such breach, provided VGX continues to exercise all reasonable efforts to cure such breach (it being understood that Inovio may not terminate this Agreement pursuant to this paragraph (e) if such breach by VGX is cured during such period).

          (f)    by VGX, upon written notice to Inovio setting forth (i) the VGX Board's determination that a VGX Acquisition Proposal constitutes a VGX Superior Offer, (ii) the VGX Board's determination to withdraw its recommendation provided pursuant to Section 5.3(b) in favor of recommending the VGX Superior Offer to the VGX Stockholders, in satisfaction of the fiduciary duties of the VGX Board, and (iii) VGX's representation of full and complete compliance with the terms of Section 5.6 prior to such termination; provided, however, to the extent that VGX did not comply with the advance notice and document delivery requirements of Section 5.6(a) for the VGX Superior Offer in relation to which VGX is seeking termination, the termination of this Agreement shall not be effective until 11:59 p.m. PDT on the fifth (5th) business day after receipt of the notice required by this Section 7.1(f) and such notice may be revoked prior to such effectiveness by VGX.

          (g)   by Inovio, upon written notice to VGX setting forth (i) the Inovio Board's determination that a Inovio Acquisition Proposal constitutes an Inovio Superior Offer, (ii) the Inovio Board's determination to withdraw its recommendation provided pursuant to Section 5.2(b) in favor of recommending the Inovio Superior Offer to the Inovio Stockholders, in satisfaction of the fiduciary duties of the Inovio Board, and (iii) Inovio's representation of full and complete compliance with the terms of Section 5.7 prior to such termination; provided, however, to the extent that Inovio did not comply with the advance notice and document delivery requirements of Section 5.7(a) for the Inovio Superior Offer in relation to which Inovio is seeking termination, the termination of this Agreement shall not be effective until 11:59 p.m. PDT on the fifth (5th) business day after receipt of the notice required by this Section 7.1(g) and such notice may be revoked prior to such effectiveness by Inovio.

        7.2    Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be contemplated by Sections 7.1(b), (d), (e)). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and no party hereto shall have any liability hereunder, except (i) as set forth in Section 5.5(a), this Section 7.2, Section 7.3, and Article IX (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. This Section 7.2 shall not impair the right of any party to compel specific performance by another party of its obligations hereunder.

        7.3    Amendment.    Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        7.4    Extension; Waiver.    At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. To the extent that any matter disclosed in the VGX Disclosure Letter, as updated from the disclosure letter of VGX attached to the Prior Agreement, would have constituted a breach [of Section 4.1] of the Prior Agreement, Inovio and Submerger hereby waive such breach. In addition, to the extent that any matter disclosed in the Inovio Disclosure Letter, as updated from the disclosure letter of Inovio and Submerger attached to the Prior Agreement, would have constituted a breach [of Section 4.2] of the Prior Agreement, VGX hereby waives such breach.

        7.5    Termination Payments.    In the event that this Agreement is terminated by Inovio pursuant to Section 7.1(g), Inovio shall promptly, but in no event later than two (2) business days after the date of such event, pay VGX a fee equal to $3,500,000 in immediately available funds and such payment shall be the sole and exclusive remedy relating therewith. In the event that this Agreement is terminated by VGX pursuant to Section 7.1(f), VGX shall promptly, but in no event later than two (2) business days after the date of such event, pay Inovio a fee equal to $3,500,000 in immediately available funds and such payment shall be the sole and exclusive remedy relating therewith.

ARTICLE VIII
[RESERVED]

ARTICLE IX
GENERAL PROVISIONS

        9.1    Survival of Representations and Warranties.    The representations and warranties contained in this Agreement shall survive until the Effective Time; provided, however, that the foregoing shall not affect the date the representations and warranties set forth herein are deemed made.

        9.2    Certain Definitions.    For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          "2000 Plan Amendment" has the meaning set forth in Section 5.2(a)(i).

          "Action of Divestiture" has the meaning set forth in Section 5.8(e).

          "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common Control with, such specified Person.

          "Affiliate Letter" has the meaning set forth in Section 5.20.

          "Agreement" has the meaning set forth in the introductory paragraph.

          "business day" means any day other than a Saturday or Sunday or a day on which banks in San Diego, California or Philadelphia, Pennsylvania are closed.

          "Certificate of Amendment" has the meaning set forth in Section 1.3(b).

          "Certificate of Merger" has the meaning set forth in Section 1.3(a).

          "Certificates" means certificates which immediately prior to the Effective Time represented outstanding shares of VGX Capital Stock as set forth in Section 1.9(c).

          "Closing" has the meaning set forth in Section 1.2.

          "Closing Date" has the meaning set forth in Section 1.2.

          "Closing Inovio Share Value" means the average of the closing sales prices for one share of Inovio Common Stock as reported on the NYSE Alternext for the ten consecutive Trading Days ending on (and including) the Trading Day that is one Trading Day prior to the Closing Date.

          "COBRA" has the meaning set forth in Section 2.11(a)(i).

          "Code" has the meaning set forth in Section 2.11(a)(ii).

          "Common Per Share Stock Consideration" means a number of shares of Inovio Common Stock equal to the Merger Exchange Ratio.

          "Company Participants" has the meaning set forth in Section 5.11.

          "Confidentiality Agreement" has the meaning set forth in Section 5.5.

          "Consulting Agreements" has the meaning set forth in Section 5.23(a).

          "Contract" means any agreement, contract, lease (relating to real or personal property), license, indenture, mortgage, instrument, commitment, purchase or sale orders, consensual obligation, promise or obligation or other arrangement or understanding, oral or written, formal or informal, express or implied, in each case, that is legally binding.

          "Control" means, with respect to the relationship between or among two (2) or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

          "Debt Lock-Up Period" has the meaning set forth in Section 1.7(h)(iv).

          "Designated National Securities Exchange" means the New York Stock Exchange, the NASDAQ Stock Market LLC (including the NASDAQ Capital Market), the NYSE Alternext or the NYSE Arca.

          "DGCL" has the meaning set forth in the recitals.

          "Dissenting Shares" has the meaning set forth in Section 1.8(b).

          "Dissenting Stockholder" has the meaning set forth in Section 1.8(c).

          "DOJ" has the meaning set forth in Section 5.8(a).

          "DOL" has the meaning set forth in Section 2.11(a)(iii).

          "Domain Names" has the meaning set forth in Section 2.7(q).

          "Effect" has the meaning set forth in the definition of Material Adverse Effect.

          "Effective Time" has the meaning set forth in Section 1.3(a).

          "End Date" has the meaning set forth in Section 8.1(b).

          "Environmental Laws" means any applicable Legal Requirement which prohibits, regulates or controls Hazardous Materials.

          "ERISA" has the meaning set forth in Section 2.11(a)(iv).

          "Exchange Act" means The Securities Exchange Act of 1934, as amended..

          "Exchange Agent" has the meaning set forth in Section 1.9(a).

          "Exchange Fund" has the meaning set forth in Section 1.9(b).

          "Execution Inovio Share Value" means $1.05 per share (calculated as the average of the closing sales prices for one share of Inovio Common Stock as reported on the American Stock Exchange for the ten consecutive Trading Days ending on (and including) the Trading Day prior to public announcement of the execution of the Prior Agreement (rounded up to the nearest whole cent).

          "FDA" means the U.S. Food and Drug Administration.

          "Form S-4 Filing Date" means the date the initial Registration Statement is filed with and accepted by the SEC.

          "FTC" has the meaning set forth in Section 5.9(a).

          "Governmental Entity" means any:

            (a)   federal, provincial, state, local, municipal, foreign, or other government;

            (b)   governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

            (c)   multi-national organization or body; or

            (d)   body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          "Hazardous Material" means any chemical or substance that has been designated by any Governmental Entity (with jurisdiction over such chemical or substance) to be radioactive, toxic, hazardous, or a pollutant.

          "HSR Act" has the meaning set forth in Section 2.3(c).

          "Inbound License" has the meaning set forth in Section 2.7(j)(ii).

          "IND" has the meaning set forth in Section 2.8(b).

          "Inovio" has the meaning set forth in the introductory paragraph.

          "Inovio 2000 Plan" means the Inovio Biomedical Corporation Amended 2000 Stock Option Plan.

          "Inovio Acquisition Proposal" has the meaning set forth in Section 5.7(b).

          "Inovio Acquisition Transaction" has the meaning set forth in Section 5.7(b).

          "Inovio Additional Proposals" has the meaning set forth in Section 5.2(a).

          "Inovio Board" means the Board of Directors of Inovio.

          "Inovio Capital Stock" means the Inovio Common Stock and Inovio Preferred Stock.

          "Inovio Charter Documents" has the meaning set forth in Section 3.1(b).

          "Inovio Common Stock" means common stock of Inovio, par value $0.001 per share.

          "Inovio Disclosure Letter" has the meaning set forth in the preamble to Article III.

          "Inovio Employee" has the meaning set forth in Section 3.11(a).

          "Inovio Erisa Affiliate" has the meaning set forth in Section 3.11(a)(iii).

          "Inovio Facility" has the meaning set forth in Section 3.12(b).

          "Inovio Incentive Plan(s)" means the Inovio 2000 Plan and the Inovio Biomedical Corporation 2007 Omnibus Incentive Plan.

          "Inovio Indemnified Parties" has the meaning set forth in Section 5.14.

          "Inovio Intellectual Property" has the meaning set forth in Section 3.7(a).

          "Inovio Options" means options to purchase shares of Inovio Common Stock issued pursuant to the Inovio Incentive Plans.

          "Inovio Permits" has the meaning set forth in Section 3.8(b).

          "Inovio Preferred Stock" means shares of Inovio's Preferred Stock, including shares of Inovio's Series A Cumulative Convertible Preferred Stock, Series B Cumulative Convertible Preferred Stock, Series C Cumulative Convertible Preferred Stock and Series D Convertible Preferred Stock.

          "Inovio Proxy Statement" has the meaning set forth in Section 5.1.

          "Inovio Registered Intellectual Property" has the meaning set forth in Section 3.7(a).

          "Inovio Reserved Shares" has the meaning set forth in Section 5.13.

          "Inovio Scheduled Contract" has the meaning set forth in Section 3.14.

          "Inovio Securities" means securities issued by Inovio, including Inovio Common Stock, Inovio Preferred Stock, Inovio Options and Inovio Warrants.

          "Inovio Stockholder" means each Person that is a holder of record of Inovio Capital Stock at the time referenced in context, as determined in accordance with the stock transfer records of Inovio.

          "Inovio Superior Offer" has the meaning set forth in Section 5.7(b).

          "Inovio Warrants" means warrants to purchase Inovio Common Stock.

          "Intellectual Property" has the meaning set forth in Section 2.7(a)(i).

          "IRS" has the meaning set forth in Section 2.11(a)(v).

          "Knowledge" means, with respect to any matter in question as of the particular date of determination, (a) with respect to VGX, the actual knowledge as of such date of the directors and officers of VGX; and (b) with respect to Inovio, the actual knowledge as of such date of the directors and executive officers of Inovio.

          "Legal Proceedings" has the meaning set forth in Section 2.9.

          "Legal Requirements" means any applicable international, multinational, federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, judgment, decree, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including, without limitation, any business or other regulatory licenses required.

          "Liens" has the meaning set forth in Section 2.1(c).

          "Lock-Up Periods" has the meaning set forth in Section 1.7(h)(iv).

          "Lock-Up Restrictions" has the meaning set forth in Section 1.7(h)(ii).

          "Manufacturing Agreement" has the meaning set forth in Section 4.3.

          "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect (each an "Effect") that, individually or in the aggregate with other such Effects, is or could reasonably be expected to be (i) materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its Subsidiaries taken as a whole or (ii) would materially impede the ability of such party to consummate the transaction contemplated by this Agreement; provided, however, that for purposes of subsection (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect of such entity: (A) with respect to Inovio only, the decrease in such entity's stock price in and of itself or the failure to meet or exceed Wall Street research analysts' earnings or other estimates or projections in and of itself (it being understood that this clause (A) shall not exclude or in any way limit any facts and circumstances that cause any change in stock price or any failure to meet or exceed Wall Street research analysts' earnings or other estimates or projections from being deemed to be (or from being taken into account in determining) a Material Adverse Effect), or (B) any Effect on the business of the entity and its Subsidiaries taken as a whole to the extent resulting from (x) the public announcement of the transactions contemplated hereby in accordance with this Agreement (including any actions by customers or competitors, loss of personnel or customers or the delay or cancellation of orders for services and products, in each case resulting from the public announcement of the transaction contemplated hereby), (y) changes affecting the industry generally or (z) changes affecting the United States economy generally (it being understood that clauses (y) and (z) shall not exclude, in the case of a Material Adverse Effect with respect to either party, any change affecting the industry generally and the United States economy generally that materially and disproportionately impacts such party).

          "Material Divestiture" has the meaning set forth in Section 5.8(e).

          "Merger" has the meaning set forth in the Recitals.

          "Merger Consideration" means, collectively, the Merger Shares, the Merger Options and the Merger Warrants.

          "Merger Exchange Ratio" means the quotient obtained by dividing (i) the Total Inovio Closing Shares by (ii) the Total VGX Closing Shares.

          "Merger Options" means the options to purchase shares of Inovio Common Stock issued pursuant to Section 1.7(b).

          "Merger Shares" means the shares of Inovio Common Stock issued pursuant to Sections 1.7(a) and 1.7(d).

          "Merger Warrants" means the warrants to purchase shares of Inovio Common Stock issued pursuant to Section 1.7(c).

          "Multiemployer Plan" has the meaning set forth in Section 2.11(a)(vi).

          "Name Change" has the meaning set forth in Section 1.1(b).

          "NYSE Alternext" means NYSE Alternext US LLC.

          "Officer's Certificate" has the meaning set forth in Section 9.5(a).

          "Open Source Software" has the meaning set forth in Section 2.7(a)(v).

          "ordinary course of business" means an action taken by a Person only if: (A) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (B) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

          "Outbound License" has the meaning set forth in Section 2.7(k)(i).

          "Pension Plan" has the meaning set forth in Section 2.11(a).

          "Permits" has the meaning set forth in Section 2.8(b).

          "Permitted Liens" means (i) statutory Liens for Taxes, which are not yet delinquent or are being contested by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements, (iii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, and (iv) such minor restrictions, defects, irregularities or imperfections of title or Liens as do not materially adversely effect the use of the subject property or asset.

          "Person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          "Prior Agreement" has the meaning set forth in the Recitals.

          "Primary Lock-Up Period" has the meaning set forth in Section 1.7(h)(iii).

          "Proxy Statement / Prospectus" has the meaning set forth in Section 5.1.

          "PTO" has the meaning set forth in Section 2.7.

          "Registered Intellectual Property" has the meaning set forth in Section 2.7(a)(iii).

          "Registration Effective Date" means the date on which the SEC declares the Registration Statement, as then amended, effective.

          "Registration Statement" has the meaning set forth in Section 5.1.

          "Restricted Party" or "Restricted Parties" has the meaning set forth in Section 1.7(h)(i).

          "Restricted Securities" has the meaning set forth in Section 1.7(h)(i).

          "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as amended.

          "SEC" means the U.S. Securities and Exchange Commission.

          "SEC Reports" has the meaning set forth in Section 3.4.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Submerger" has the meaning set forth in the introductory paragraph.

          "Subsidiary" has the meaning set forth in Section 2.1(a).

          "Support Stockholder Voting Agreement" has the meaning set forth in the recitals.

          "Surviving Entity" has the meaning set forth in Section 1.1(a).

          "Tax" or "Taxes" has the meaning set forth in Section 2.6(a).

          "Tax Returns" has the meaning set forth in Section 2.6(b)(i).

          "Terminating Agreements" has the meaning set forth in Section 5.23(a).

          "Total Inovio Closing Shares" means the sum of the (i) total number of shares of Inovio Common Stock, (ii) the total number of shares of Inovio Common Stock issuable upon conversion of the outstanding shares of Inovio Preferred Stock, (iii) the total number of shares of Inovio Common Stock issuable upon exercise of the Inovio Options, whether vested or unvested, and (iv) the total number of shares of Inovio Common Stock issuable upon exercise of the Inovio Warrants, each as outstanding immediately prior to the Effective Time, less (i) the total number of any shares of Inovio Common Stock held by and (ii) the total number of any shares of Inovio Common Stock issuable under other securities held by VGX or any of its Subsidiaries immediately prior to the Effective Time.

          "Total VGX Closing Shares" means the sum of the (i) total number of shares of VGX Common Stock, (ii) the total number of shares of VGX Common Stock issuable upon exercise of the VGX Options, whether vested or unvested, and (iii) the total number of shares of VGX Common Stock issuable upon exercise of the VGX Warrants, each as outstanding immediately prior to the Effective Time, less (i) the total number of any shares of VGX Common Stock held by and (ii) the total number of any shares of VGX Common Stock issuable under other securities held by Inovio or any of its Subsidiaries immediately prior to the Effective Time.. For clarity, the Total VGX Closing Shares shall not include the number of shares of VGX Common Stock issuable upon conversion of the VGX Convertible Debt outstanding immediately prior the Effective Time.

          "Trading Day" means a day on which trades occur on the NYSE Alternext and for which a last sale price is reported for Inovio Common Stock.

          "Transferred Assets" has the meaning set forth in Section 4.3.

          "US GAAP" has the meaning set forth in Section 2.4.

          "USDA" has the meaning set forth in Section 2.8(c)(i).

          "VGX" has the meaning set forth in the introductory paragraph.

          "VGX Acquisition Proposal" has the meaning set forth in Section 5.6(b).

          "VGX Balance Sheet" has the meaning set forth in Section 2.4(c).

          "VGX Board" means the Board of Directors of VGX.

          "VGX Capital Stock" means VGX Common Stock and/or VGX Preferred Stock.

          "VGX Charter Documents" has the meaning set forth in Section 2.1(b).

          "VGX Common Stock" means the common stock, par value $0.0001 per share, of VGX.

          "VGX Convertible Debt" means all outstanding promissory notes or other debt instruments providing the holder(s) a right to repayment or conversion of the debt into shares of VGX Common Stock in lieu of cash payment in satisfaction of such debt.

          "VGX Disclosure Letter" has the meaning set forth in the preamble to Article II.

          "VGX Employee" has the meaning set forth in Section 2.11(a)(vii).

          "VGX Employee Plan" has the meaning set forth in Section 2.11(a)(viii).

          "VGX Erisa Affiliate" has the meaning set forth in Section 2.11(a)(ix).

          "VGX Facilities" has the meaning set forth in Section 2.12(c).

          "VGX Financials" has the meaning set forth in Section 2.4(c).

          "VGXI" has the meaning set forth in Section 2.2(e)

          "VGX Indemnified Party" has the meaning set forth in Section 5.14.

          "VGX Intellectual Property" has the meaning set forth in Section 2.7(a)(ii).

          "VGX Leases" has the meaning set forth in Section 2.12(b).

          "VGX Options" means any and all options and other compensatory rights to acquire VGX Common Stock, whether issued under the VGX Option Plan or otherwise.

          "VGX Option Plan" means collectively the Viral Genomix, Inc. Equity Compensation Plan and the VGX Animal Health, Inc. Equity Compensation Plan.

          "VGX-Owned Facility" or "VGX-Owned Facilities" has the meaning set forth in Section 2.12(a).

          "VGX Permits" has the meaning set forth in Section 2.8(b).

          "VGX Preferred Stock" means the preferred stock, par value $.0001 per share, of VGX.

          "VGX Products" means all biological and drug products being manufactured, researched or developed by or on behalf of VGX or any of its Subsidiaries.

          "VGX Proxy Statement" has the meaning set forth in Section 5.1.

          "VGX Registered Intellectual Property" has the meaning set forth in Section 2.7(a)(iv).

          "VGX Scheduled Contract" has the meaning set forth in Section 2.14(a).

          "VGX Securities" means securities issued by VGX, including VGX Common Stock, VGX Options, VGX Warrants and VGX Convertible Debt.

          "VGX Solicitation Date" means the date the VGX Soliciting Materials are mailed to the VGX Stockholders.

          "VGX Soliciting Materials" has the meaning set forth in Section 5.3(d).

          "VGX Stockholder" means each Person that is a holder of record of VGX Capital Stock at the time referenced in context, as determined in accordance with the stock transfer records of VGX.

          "VGX Stockholder Approval" shall mean the approval of the VGX Voting Proposal by a vote, or by the written consent, of the requisite holders of the VGX Common Stock under the VGX Certificate of Incorporation, the DGCL and any other applicable laws.

          "VGX Subsidiary Charter Documents" has the meaning set forth in Section 2.1(b).

          "VGX Superior Offer" has the meaning set forth in Section 5.6(b).

          "VGX Support Stockholders" has the meaning set forth in the recitals.

          "VGX Voting Proposal" shall mean the proposal to adopt this Agreement and approve the Merger.

          "VGX Warrants" means warrants to purchase VGX Common Stock.

          "VGX Web Sites" has the meaning set forth in Section 2.7(s).

          "Vest" or "Vesting" means (a) with respect to an option, such option becoming freely exercisable without subsequent risk of forfeiture of shares exercised, and (b) with respect to Merger Shares that are Restricted, such shares becoming released from the applicable risk of forfeiture or divestment or repurchase right; and "Vested" (a) with respect to options, refers to the portion of shares underlying such option which are exercisable, and (b) with respect to Restricted Merger Shares, refers to the number of shares which are released from the applicable risk of forfeiture or divestment or repurchase right.

          "Web" has the meaning set forth in Section 2.7(s).

        9.3    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day or if sent after business hours) of transmission by telecopy, facsimile, or electronic mail, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)   if to Inovio or Submerger, to:

Inovio Biomedical Corporation 11494 Sorrento Valley Road San Diego, California 92121-1318
Attention:	Dr. Avtar Dhillon Peter Kies
Facsimile: (858) 597-0451

      with a copy to:

K&L Gates LLP 10100 Santa Monica Boulevard, 7th Floor Los Angeles, CA 90067
Attention:	Thomas J. Poletti, Esq. Shoshannah Katz, Esq.
Facsimile: (310) 552-5001/(310) 552-5008

          (b)   if to VGX, to:

VGX Pharmaceuticals, Inc. 450 Sentry Parkway Blue Bell, PA 19422
Attention:	Joseph Kim Gene Kim
Facsimile: (267) 440-4242

      with a copy to:

Duane Morris LLP 30 South 17th Street Philadelphia, PA 19103-4196
Attention:	Kathleen Shay, Esq. Sandra G. Stoneman, Esq.
Facsimile: (215) 979-1020

        9.4    Interpretation.    When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

        9.5    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        9.6    Entire Agreement; Third Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the VGX Disclosure Letter and the Inovio Disclosure Letter: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof including, without limitation, that certain Indicative Proposal dated March 14, 2008 addressed to Inovio from VGX; it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement in accordance with its terms; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except the persons specified in Section 5.14. This Agreement amends and restates, and replaces and supersedes in its entirety, the Prior Agreement.

        9.7    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        9.8    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.9    Governing Law; Forum Selection.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          (b)   Each of parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.

        9.10    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.11    Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties and any such attempted assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.12    Waiver of Jury Trial.    TO THE EXTENT PERMISSIBLE BY LAW, EACH OF INOVIO, SUBMERGER AND VGX HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF INOVIO, SUBMERGER OR VGX IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        9.13    Time is of the Essence.    The parties hereby agree that time is of the essence in connection with this Agreement.

        9.14    Legal Representation.    The parties' respective legal rights and obligations and the practical and legal effects of this Agreement have been fully explained to each of the parties by his or her respective counsel, and each party acknowledges that it has sought and obtained independent legal advice from counsel of its own selection; that each fully understands its legal rights and obligations; and that having had such advice and with such knowledge, each party clearly understands and assents to all the provisions hereof and each of them is signing this Agreement freely and voluntarily.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

INOVIO BIOMEDICAL CORPORATION
By:
Name:	Dr. Avtar Dhillon
Title:	Chief Executive Officer
INOVIO ACQUISITION, LLC
By:
Name:	Dr. Avtar Dhillon
Title:	Chief Executive Officer
VGX PHARMACEUTICALS, INC.
By:
Name:	Joseph Kim
Title:	Chief Executive Officer

[Exhibits and schedules to this agreement which do not contain information material to understanding the terms of this agreement, and which are not otherwise required to be disclosed at this time are omitted. The exhibits listed in the table of contents will be included as exhibits pursuant to appropriate items of Item 601 of Regulation S-K in the registrant's registration statement on Form S-4 contemplated by this agreement when filed and other schedules information will be provided supplementally to the SEC upon request.]

Schedule 1.6(d)
Officers of Inovio Post-Closing

J. Joseph Kim	President, Chief Executive Officer
Peter Kies	Chief Financial Officer
C. Jo White	Chief Medical Officer
Niranjan Sardesai	Senior Vice President, Research and Development
Kevin Rassas	Senior Vice President, Business Development
Gene Kim	Vice President, Finance
Punit Dhillon	Vice President, Operations
Ruxandra Draghia-Akli	Vice President, Research
Iacob Mathiesen	Vice President, Research and Development
Michael Fons	Vice President, Corporate Development

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  Exhibit 99.1